      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 2000
                                                           REGISTRATION NO. 333-
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                       -----------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------
                           GIFTCERTIFICATES.COM, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                          7389                          13-3986622
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)       Classification Code Number)     Identification Number)

                       -----------------------------------
                          470 SEVENTH AVENUE, 6TH FLOOR
                               NEW YORK, NY 10018
                                 (212) 465-2112
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)
                       -----------------------------------

                              MICHAEL D. STEPHENSON
              CHIEF FINANCIAL OFFICER AND EXECUTIVE VICE PRESIDENT
                          470 SEVENTH AVENUE, 6TH FLOOR
                               NEW YORK, NY 10018
                                 (212) 465-2112
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                       -----------------------------------

                                   COPIES TO:
        VALERIE FORD JACOB, ESQ.                         LEE MEYERSON, ESQ.
          STUART GELFOND, ESQ.                       SIMPSON THACHER & BARTLETT
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON                425 LEXINGTON AVENUE
           ONE NEW YORK PLAZA                         NEW YORK, NEW YORK 10017
        NEW YORK, NEW YORK 10004                           (212) 455-2000
             (212) 859-8000
                       -----------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                           PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF SECURITIES                      AGGREGATE OFFERING        AMOUNT OF
                           TO BE REGISTERED                                    PRICE(1)          REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share.............................          $50,000,000            $13,200
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                       -----------------------------------

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                     SUBJECT TO COMPLETION -- June 13, 2000


Prospectus
            , 2000

                        [GiftCertificates.com, Inc. Logo]

                             SHARES OF COMMON STOCK


GIFTCERTIFICATES.COM, INC.:

- We are a leading Internet marketplace for gift certificates and a provider of related technologies and services.

-    GiftCertificates.com, Inc. 470 Seventh Avenue, 6th Floor New York, NY 10018
     (212) 465-2112

SYMBOL & MARKET:

-    GCRT/Nasdaq National Market


THE OFFERING:

-    GiftCertificates.com, Inc. is offering shares.

-    The underwriters have an option to purchase an additional      shares from
     us to cover over-allotments.

- This is our initial public offering, and no public market currently exists for our shares.

-    Closing:          , 2000



--------------------------------------------------------------------------------
                                                      PER SHARE       TOTAL
--------------------------------------------------------------------------------
Public offering price:                                $               $
Underwriting fees:                                    $               $
Proceeds to GiftCertificates.com, Inc.:               $               $
--------------------------------------------------------------------------------

     This investment involves risks. See "Risk Factors" beginning on Page 9.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DONALDSON, LUFKIN & JENRETTE
                                CHASE H&Q
                                             ROBERTSON STEPHENS
                                                                      E*OFFERING

We will amend and complete the information in this prospectus. Although we are permitted by U.S. Federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

DESCRIPTION OF INSIDE COVER

Inside front cover

The top two thirds of the page is taken up by excerpts from two screenshots of different parts of the GiftCertificates.com website. Over the screenshots is the text "company overview" in which the word "company" is pale green and "overview" is light blue. The screenshots are directly next to each other with one slightly lower than the other. The first screenshot is of the GiftCertificates.com home page, which is predominantly different shades of green. The second screenshot is of the corporate client portion of our website, which is predominantly shades of purple. Below the screenshots is the following text and bullets:

     GiftCertificates.com is a leading Internet marketplace for physical and emailable gift certificates.

     - Products and services for employee incentives, customer loyalty programs, marketing promotions and consumer gifts

     - Gift certificates from over 500 merchants representing over 600 well-known brands

     - Technology and infrastructure to enable merchants to offer gift certificates on their own websites

The text starts in a large font size and gradually decreases until the first bullet, after which a constant font size is maintained. The text is in blue.

Fold-out pages

Across the top of the entire fold-out is a pale green arc. Directly below the arc, contained in a pale green rectangle with rounded corners is the text "The GiftCertificates.com Marketplace", an arrow pointing to the right, and the text "A Self-Reinforcing Network". This title box also extends across both pages of the fold-out.

There are four boxes arrayed across the fold-out. Three of the boxes are joined in a circle formed by pale green arrows. Within the center of this circle is the fourth box. Associated with each of the three boxes included in the circle is a picture.

On the left hand page of the fold-out, about two-thirds of the way to the top of the page and roughly centered, is a box with the title "Corporate Sales". The box contains two bullets, which read:

     - We offer merchant gift certificates and our own SuperCertificate(TM) for incentive, loyalty and promotional programs

     - Corporate gifts are distributed widely, introducing many individuals to our website, product selection and service

The bullets are written in a darker blue against a pale blue background. Overlapping the lower left hand corner of the box is a picture of business people walking. Below the lower right hand corner of the box are two arrows in pale green, one pointing up, the other point down. A picture of a SuperCertificate(TM), our own branded gift certificate, overlaps with the arrow which points down. The arrow pointing down leads to a box with the title "Consumer Sales". This box, which is in different shades of purple, contains the bullets:

     - We provide one stop shopping with the choice and variety provided by over 600 quality brands

     - Consumer brand builds awareness among potential corporate and merchant enablement clients

A picture of shoppers overlaps the right hand side of the "Consumer Sales" box. To the right of the picture are two arrows in pale green, one pointing towards the picture, the other pointing right, towards a box entitled "Enablement", which is on the right hand page of the fold-out. The "Enablement" box, which is in different shades of pale green, contains the bullets:

     - We enable merchants to offer gift certificates on their own websites using our technology and infrastructure

     - Enablement clients may join our marketplace, expanding the selection of merchants available to our customers

Overlapping the lower right hand corner of this box is a picture of two people exchanging bags. There is an arrow in pale green which points from the upper left hand corner of the "Enablement" box back across the fold towards the "Corporate Sales" box, completing the circle.

Contained in the center of the circle is a box in different shades of orange entitled "Merchants". It contains the text: "Gift certificates from hundreds of the nation's leading retailers, hotels, Internet companies, spas, theatres and restaurants."

In the lower left hand corner of the left page of the fold-out is the GiftCertificates.com logo above three colored bars, one blue, one purple and one green.

Inside back cover

The title "Merchants", written in blue, is at the top of the page contained inside an orange rectangle with rounded corners. Below the title are 100 merchants/merchant brands listed in three columns. All of the merchant names are written in blue. In the lower right hand corner is the text "Plus hundreds more", written in blue and contained inside an orange rectangle with rounded corners. The entire page is contained within a blue rectangle with rounded corners.

                                TABLE OF CONTENTS


                                                                           Page


PROSPECTUS SUMMARY....................................................       1
RISK FACTORS..........................................................       9
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS................      22
USE OF PROCEEDS.......................................................      22
DIVIDEND POLICY.......................................................      22
CAPITALIZATION........................................................      23
DILUTION..............................................................      24
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................      25
SELECTED FINANCIAL DATA...............................................      31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...............................................      33
BUSINESS..............................................................      42
MANAGEMENT............................................................      54
RELATED PARTY TRANSACTIONS............................................      63
PRINCIPAL STOCKHOLDERS................................................      66
DESCRIPTION OF CAPITAL STOCK..........................................      70
SHARES ELIGIBLE FOR FUTURE SALE.......................................      76
UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS...........      78
UNDERWRITING..........................................................      82
LEGAL MATTERS.........................................................      85
EXPERTS...............................................................      85
WHERE YOU CAN FIND MORE INFORMATION...................................      85
INDEX TO FINANCIAL STATEMENTS.........................................     F-1
APPENDIX:  "MEET THE MANAGEMENT" PRESENTATION ........................     A-1

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

     GIFTCERTIFICATES.COM(TM), SUPERCERTIFICATE(TM) AND GIFT CIRCLE(TM) ARE TRADEMARKS OF GIFTCERTIFICATES.COM, INC. WE HAVE FILED APPLICATIONS TO REGISTER THESE TRADEMARKS. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS OWNED BY OTHER PARTIES.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully. The terms we, us, our, our company and GiftCertificates.com as used in this prospectus refer to GiftCertificates.com, Inc. and its subsidiaries as a combined entity, giving effect to the acquisitions of Giftpoint.com, Inc. and GiftSpot.com, Inc., except where the context requires otherwise. The pro forma financial information used in this prospectus gives effect to the acquisitions of Giftpoint.com, Inc. and GiftSpot.com, Inc., the receipt of the net proceeds from this offering and the conversion of all of our outstanding preferred stock into common stock.


                           GIFTCERTIFICATES.COM, INC.


OUR BUSINESS

         We are a leading Internet marketplace for physical and emailable gift certificates used for employee incentives, customer loyalty programs, marketing promotions and consumer gifts. Through our website at www.GiftCertificates.com, we offer gift certificates from over 500 merchants representing over 600 well-known brands. We also sell a gift certificate to our website, the SuperCertificate(TM), which is redeemable for nearly all of the merchant gift certificates we offer. In addition to gift certificates, we offer our corporate clients a range of related value-added products and services for the administration of their employee incentive, customer loyalty and marketing programs. We currently have over 1,000 corporate clients, including over one quarter of the Fortune 100. We also provide a turnkey solution that allows merchants to offer emailable and physical gift certificates on their own websites using our technology and our ordering, fulfillment, security and customer service infrastructure. Our merchant enablement clients include well-known national retailers.

         We buy gift certificates from our merchant partners at a discount and sell them at face value. We also generate revenues by supplying technologies and services to our merchants and corporate clients and through the sale of ancillary products. Our pro forma revenues were $13.9 million in 1999 and $6.8 million for first quarter 2000. Our pro forma cash receipts were $18.3 million in 1999 and $7.4 million in first quarter 2000 and historically have been greater than our revenues since we do not recognize revenue on SuperCertificate sales until redemption. Because of the time differential between the sale and redemption of our SuperCertificates, we generate significant cash float that we can reinvest in our business. Our pro forma deferred revenues, representing SuperCertificates that were sold for cash, but not yet redeemed and therefore not yet included in revenue, net of deferred fulfillment costs, were $5.0 million as of March 31, 2000.

         Gift certificates are well-suited for sale through the Internet since they do not require in-person physical inspection, experience low return rates, do not spoil, do not go out of fashion and can be delivered via email. Gift certificates provide much of the choice and flexibility of cash, while allowing for a more personalized and tailored gift or corporate incentive. In addition, our gift certificates are valuable products for merchants since their use promotes traffic, may result in incremental sales and generates cash float.


OUR STRATEGY

         In order to strengthen our position as a leading Internet marketplace for gift certificates and provider of related technologies and services, we intend to pursue the following strategies:

         - Pursue higher margin and float opportunities: We continue to add new products and services with a particular focus on those that earn higher margins and generate additional float opportunities for us. For example, we are developing variants of our SuperCertificate product, such as The Dining SuperCertificate, The Wedding SuperCertificate, The Entertainment SuperCertificate and The Fashion SuperCertificate, that will promote our higher margin products and provide us with additional cash float. Sales of our Super Certificate products have been growing faster than sales of our other products. We expect this trend to continue since SuperCertificates comprise the majority of our corporate sales, which have been growing faster as a percentage of sales than our consumer sales. As a result, we expect that our float will also continue to grow. Our merchant enablement business also offers a significant opportunity to expand higher margin products and services.

         - Build our network and drive sales: We are increasing the breadth of the merchant brands available on our website in order to increase the conversion of visitors into customers and grow sales. Increasing our merchant network enhances our appeal to individuals, which in turn makes our products and services more valuable to corporate clients.

         - Enhance brand recognition: We continue to build our brand through a broad-based marketing and advertising campaign utilizing both online and offline channels. We have acquired prominent placement in the shopping areas of a number of leading Internet portals to drive traffic and sales to our website. We also believe that our primary domain name, www.GiftCertificates.com, significantly enhances our brand recognition because it is self-explanatory.

         - Build and pursue strategic alliances and acquisition opportunities: We actively seek additional alliances and acquisitions that will provide us with increased brand recognition, revenue growth and margin enhancement opportunities. Our recent strategic acquisitions of Giftpoint.com and GiftSpot.com have enhanced our corporate sales and merchant enablement businesses. We hope to expand our established relationships through increased provision of incentives, loyalty programs and other co-marketing promotional opportunities and distribution partnerships. These programs provide us with significant marketing exposure and a lower cost means of accessing new customers.

         - Invest in technology and operations: We continue to invest in technology in order to enhance our product and service offerings, merchant enablement capabilities, corporate program management tools, overall customer experience and economies of scale. We recently acquired GiftSpot.com primarily to expand our technology offerings. To increase our efficiency and capacity, we are completing a new customer service and fulfillment center.

         - Expand globally: We are planning a focused international effort by targeting countries with high Internet, credit card and gift certificate usage. We believe there may be significant first mover advantages in these countries and have already obtained domain names for this purpose.

         We believe that our critical mass of merchant partners, growing client base and the factors described below will continue to facilitate our growth.

         - Mutually beneficial economic model: We believe that our business model provides attractive economic benefits to our merchant partners and ourselves. Gift certificate use drives traffic to our merchant partners' stores and websites, and may result in sales beyond the face value of the gift certificate. In addition, gift certificates may be redeemed from within one week to many months after the cash payment has been received from the sale, allowing the issuer to reinvest the cash float in its business. These economics enable our merchant partners to sell their gift certificates to us at a discount. Since a high percentage of our pro forma cash receipts, 42% for 1999 and 57% in first quarter 2000, are from our own SuperCertificates, we experience the same economic benefits from gift certificate sales enjoyed by our merchant partners but for a greater percentage of our overall business.

         - Effects of viral marketing: Since our products are typically purchased by individual consumers and corporations for distribution to others, our products and services are promoted to the final recipient without incremental cost. This effect is multiplied in the case of our corporate clients who typically target large numbers of recipients with their employee incentives, customer loyalty programs and marketing promotions. In addition, our SuperCertificates, which have become increasingly popular, provide significant customer acquisition benefits for us since they are required to be redeemed at our website.

         - Extensive merchant network: Our extensive merchant network increases our appeal to individual consumers and, as a result, makes our products and services more valuable to corporate clients seeking to provide incentives, loyalty programs or promotions. We believe that our increasing sales also assist us in retaining existing and recruiting additional merchant partners. Since gift certificates are brand sensitive products and merchants maintain strict control over their brands, we believe our established partnerships with over 500 merchants and our reputation for quality provide us with a competitive advantage.

         On March 6, 2000 we acquired Giftpoint.com, Inc., which significantly enhanced our corporate sales efforts. Giftpoint.com was formerly our closest competitor. On April 17, 2000 we acquired GiftSpot.com, Inc., which provided us with significant technology and developer resources for electronic gift certificate enablement. The revenues generated as a result of enablement services consist of transaction, installation, licensing and processing fees. We also completed a $44 million preferred equity financing in the second quarter of 2000.

         Our headquarters are located at 470 Seventh Avenue, 6th Floor, New York, New York 10018 and our telephone number is (212) 465-2112. The information on our websites is not a part of this prospectus.

                                  THE OFFERING

Common stock offered...............               shares
Common stock to be outstanding
   after this offering.............               shares
Use of proceeds....................    We estimate that the net proceeds from
                                       this offering will be approximately
                                       $    million, or $    million if the
                                       underwriters exercise their overallotment
                                       option. We intend to use the net proceeds
                                       for sales and marketing activities,
                                       capital expenditures and general
                                       corporate purposes, including working
                                       capital. We may use proceeds from this
                                       offering for strategic acquisitions and
                                       alliances.
Nasdaq National Market symbol......    GCRT


     ----------------

         The number of shares of common stock to be outstanding after this
offering is estimated based on the number of shares outstanding as of         ,
2000 and excludes:

         -                shares subject to outstanding options at a weighted
                  average exercise price of     per share,

         -        an aggregate of       shares available for future issuance
                  under our employee stock option plans,

         -             shares subject to outstanding warrants at a weighted
                  average exercise price of            , and

         - shares that may be issued if the underwriters exercise their over-allotment option in full.


                                ----------------

     Unless otherwise indicated or unless the context otherwise requires, the information in this prospectus assumes:

         -        no exercise of the underwriters' over-allotment option,

         -        a       for      reverse stock split occurring immediately
                  prior to the completion of this offering,

         - the amendment and restatement of our amended and restated certificate of incorporation,

         -        the automatic conversion of all outstanding shares of our
                  preferred stock into an aggregate of          shares of common
                  stock upon completion of this offering which we assume to be , and

         - no adjustment to the conversion price for the Series J Preferred Stock that would occur in the event the initial public offering price of the common stock offered by this
                  prospectus is less than $      per share as adjusted for the
                  reverse stock split anticipated to occur immediately prior to completion of this offering. At an assumed public offering
                  price of less than $     per share but greater than $     per
                  share, the conversion price for the Series J Preferred Stock would be adjusted such that an aggregate of up to additional shares of common stock would be issued upon the conversion of the Series J Preferred Stock. At an assumed public offering
                  price of less than $     per share, the conversion price for
                  the Series J Preferred Stock would be adjusted such that an
                  aggregate of up to        additional shares of common stock
                  would be issued upon the conversion of the Series J Preferred Stock.

                        SUMMARY HISTORICAL FINANCIAL DATA

     The following table presents our summary historical financial data at the dates and for the periods indicated. You should read the summary financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included in this prospectus. The historical data for the period from October 16, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from, and are qualified by reference to, the audited financial statements and related notes included in this prospectus. The balance sheet data for December 31, 1997 is derived from our audited financial statements and related notes not included in this prospectus. The statement of operations data for each of the three-month periods ended March 31, 1999 and 2000 and the balance sheet data at March 31, 1999 and 2000 are derived from the unaudited interim financial statements included in this prospectus. Our statement of operations data for the three months ended March 31, 2000 includes the results of operations for Giftpoint.com, Inc. for the period from March 6, 2000, the acquisition date, through March 31, 2000. Our balance sheet data as of March 31, 2000 includes Giftpoint.com, Inc. which was acquired prior to the end of the period. We prepared the unaudited financial statements on substantially the same basis as the audited financial statements and, in our opinion, they include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for the quarters ended March 31, 1999 and 2000. Historical results are not necessarily indicative of results that may be expected for any future period.

                                                         OCTOBER 16,
                                                             1997
                                                         (INCEPTION)
                                                           THROUGH                YEAR ENDED                  THREE MONTHS ENDED
                                                         DECEMBER 31,            DECEMBER 31,                      MARCH 31,
                                                         ------------      ------------------------        -------------------------
                                                             1997            1998            1999            1999            2000
                                                           --------        --------        --------        --------        ---------
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues, net (1) ..................................       $    179        $  2,627        $  9,905        $    740        $  4,804
Cost of revenues ...................................            176           2,425           9,568             714           4,691
                                                           --------        --------        --------        --------        --------
   Gross profit ....................................              3             202             337              26             113
Marketing and sales expenses .......................            558             737          12,927             341           5,697
Technology and systems development expenses ........             --              --           1,039             100             407
General and administrative expenses ................            150             864           4,924             220           2,603
Non-cash consulting and
   compensation expense ............................             --              --             276              40              38
Amortization of goodwill ...........................             --              --              --              --             544
                                                           --------        --------        --------        --------        --------
   Loss from operations ............................           (705)         (1,399)        (18,829)           (675)         (9,176)
Other income (expense) .............................             --             (13)           (340)             --               2
                                                           --------        --------        --------        --------        --------
   Net loss ........................................       $   (705)       $ (1,412)       $(19,169)       $   (675)       $ (9,174)
                                                           ========        ========        ========        ========        ========
   Net loss available to common stockholders .......       $   (726)       $ (1,569)       $(20,398)       $   (729)       $ (9,924)
                                                           ========        ========        ========        ========        ========
Basic and diluted net loss per share (2) ...........       $  (0.07)       $  (0.15)       $  (1.68)       $  (0.06)       $  (0.44)
                                                           ========        ========        ========        ========        ========
Weighted average common shares outstanding
   basic and diluted (2) ...........................         10,555          10,555          12,110          11,786          22,375
                                                           ========        ========        ========        ========        ========
BALANCE SHEET DATA (AT END OF PERIOD):
Current assets .....................................       $    426        $    509        $ 10,239        $    138        $  5,822
Working capital ....................................            318            (176)          2,658            (861)         (3,405)
Total assets .......................................            429             564          13,009             306          42,922
Deferred revenue, net (3) ..........................             --              --           1,986              --           4,957
Total stockholders' (deficit) equity ...............           (699)         (2,264)        (21,575)         (2,890)          1,901
ADDITIONAL OPERATING  DATA:
Cash receipts (1) ..................................            179           2,627          12,035             740           5,637

-----------------------------------
(1) Our cash receipts historically have been greater than our revenues since we do not recognize revenue on SuperCertificate sales until redemption. Prior to 1999, our cash receipts equaled our revenue since we did not sell
SuperCertificates. The following table reconciles cash receipts to revenues, net:


                                          Year Ended         Three Months Ended
                                       December 31, 1999       March 31, 2000
                                       -----------------     ------------------
Cash receipts......................        $ 12,035              $  5,637

SuperCertificates issued...........          (3,002)               (2,974)
SuperCertificates redeemed.........             872                 2,141
                                           --------              --------
Revenues, net......................        $  9,905              $  4,804
                                           ========              ========

30

(2) Basic loss per share is calculated by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share is equal to basic loss per share because the effect of all common equivalent shares is anti-dilutive. The share and per share information does not reflect the reverse stock split anticipated to occur immediately prior to this offering.

(3) Giftpoint Certificates contained in the chart below consist of gift certificates issued by Giftpoint.com, Inc. prior to our acquisition which are similar to SuperCertificates and were converted to SuperCertificates upon our acquisition of Giftpoint. Deferred revenue, net represents the value of unredeemed SuperCertificates at the end of each period as follows:

                                                             Year Ended             Three Months Ended
                                                          December 31, 1999           March 31, 2000
                                                          -----------------         ------------------
Deferred revenue, net
   Beginning balance                                          $     0                    $  1,986
   SuperCertificates issued.........................            3,002                       2,974
   Giftpoint Certificates issued....................                0                       2,245
   SuperCertificates redeemed.......................             (872)                     (2,141)
   Change in deferred fulfillment costs.............             (144)                        (20)
   Giftpoint deferred fulfillment costs acquired....                0                         (87)
                                                              -------                    --------
   Ending balance...................................          $ 1,986                    $  4,957
                                                              =======                    ========

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA


     The following table presents our summary unaudited pro forma financial data at the dates and for the periods indicated. You should read the summary unaudited pro forma financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes and pro forma financial statements and related notes included in this prospectus. The unaudited pro forma financial data have been derived from the application of pro forma adjustments giving effect to the acquisitions of Giftpoint.com, Inc. and GiftSpot.com, Inc. and this offering, including our receipt of proceeds and the conversion of our preferred stock, to our historical financial statements. The unaudited pro forma statement of operations information for the year ended December 31, 1999 gives effect to these transactions as if they had each occurred on January 1, 1999 and the unaudited pro forma statement of operations data for the three-month period ended March 31, 2000 gives effect to these transactions as if they had each occurred on January 1, 2000. The unaudited pro forma balance sheet data at March 31, 2000 gives effect to the GiftSpot.com, Inc. acquisition and this offering as if they had each occurred on March 31, 2000. Each of the acquisitions was accounted for under the purchase method of accounting. Amortization of goodwill in the table below represents the amortization of the excess of the purchase price over the net assets acquired of each of Giftpoint.com, Inc. and GiftSpot.com, Inc. The summary unaudited pro forma financial data are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the above referenced events been completed on the dates indicated or that may be expected to occur in the future. You should read the summary unaudited pro forma financial data set forth below in conjunction with the unaudited pro forma information included in this prospectus.

                                                                                             PRO FORMA
                                                                                  ---------------------------------
                                                                                    YEAR ENDED        THREE MONTHS
                                                                                   DECEMBER 31,          ENDED
                                                                                       1999          MARCH 31, 2000
                                                                                  --------------     --------------
                                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Revenues, net (1)..........................................................     $       13,941     $       6,775
  Cost of revenues...........................................................             12,979             6,670
                                                                                  --------------     -------------
    Gross profit.............................................................                962               105
  Marketing and sales expenses...............................................             19,322             6,596
  Technology and systems development expenses................................              2,844             1,102
  General and administrative expenses........................................              6,108             3,223
  Non-cash consulting
    and compensation expense.................................................                276                38
  Amortization of goodwill...................................................              7,713             1,999
                                                                                  --------------     -------------
    Loss from operations.....................................................            (35,301)          (12,853)
  Other income (expense).....................................................            (1,238)              (861)
                                                                                  --------------     -------------
    Net loss.................................................................     $      (36,539)    $     (13,714)
                                                                                  ==============     =============
    Net loss available to common stockholders................................     $      (37,768)    $     (14,464)
                                                                                  ==============     =============
Basic and diluted net loss per share (2).....................................     $        (0.74)    $       (0.28)
                                                                                  ==============     =============
Weighted average common shares outstanding
    basic and diluted (2)....................................................             51,379             52,494
ADDITIONAL OPERATING DATA:
Cash Receipts(1).............................................................             18,372              7,420
                                                                                  ==============     =============
BALANCE SHEET DATA (AT END OF PERIOD):
Current assets.................................................................................      $
Working capital................................................................................
Total assets...................................................................................
Deferred revenue, net..........................................................................
Total stockholders' equity.....................................................................

-----------------------------
(1) We do not recognize revenue on SuperCertificates sales until redemption. Similarly, Giftpoint.com, Inc. did not recognize revenue on Giftpoint Certificates sales until redemption. As a result, our pro forma cash receipts would be greater than our pro forma revenues. The following table reconciles cash receipts to net revenues on a pro forma basis:

                                         Year Ended       Three Months Ended
                                      December 31, 1999     March 31, 2000
                                      -----------------   ------------------
Cash receipts                             $ 18,372             $  7,420
SuperCertificates issued                    (3,002)              (2,974)
Giftpoint Certificates issued               (4,769)              (1,222)
SuperCertificates redeemed                     872                2,141
Giftpoint Certificates redeemed              2,468                1,410
                                          --------             --------
Revenues, net                             $ 13,941             $  6,775
                                          ========             ========

(2) Basic loss per share is calculated by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share is equal to basic loss per share because the effect of all common equivalent shares is anti-dilutive. The share and per share information does not reflect the reverse stock split anticipated to occur immediately prior to this offering.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the related notes, before you purchase any shares of our common stock.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED SIGNIFICANT LOSSES AND EXPECT TO INCUR INCREASING LOSSES IN THE FUTURE.

         We have incurred net losses to date, and at March 31, 2000, on a pro forma basis, we had an accumulated deficit of $33.4 million. We anticipate that we will incur substantial net losses for the foreseeable future. The extent of our losses will depend upon a variety of factors including the growth in our revenue and the expense levels required to market and sell our products and services. We expect to have significantly increased marketing and technology expenditures in 2000 and 2001. There may not be a corresponding increase in revenues to offset these increased expenses. We may not become profitable in the future and, if we continue to incur net losses, the value of our common stock may decline sharply.


WE HAVE A LIMITED OPERATING HISTORY, OUR BUSINESS IS RAPIDLY CHANGING AND OUR BUSINESS MODEL IS UNPROVEN, SO IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

         Prior to our reorganization as a corporation in October 1997, we had no material operations. In 1999, we changed our business model from being primarily a telemarketing company to being an Internet-based ordering and fulfillment business. With our March 2000 acquisition of Giftpoint.com, Inc., which was formed in August 1998, and our April 2000 acquisition of GiftSpot.com, Inc., which was formed in April 1999, we have sought to expand our business significantly. We and each of these companies have limited operating histories. We have only been operating as a combined company since mid-April 2000. Since we are in an early stage of development and our business model is new and unproven, our prospects are difficult to predict and may change rapidly. If we fail to execute our business strategy and achieve our business model, including our increased focus on corporate sales, our stock price may decrease significantly. Furthermore, even if our business is successful, we may change our business to enter into new business areas. Before investing you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of development and that are entering new and rapidly changing markets such as the Internet. We may not successfully address these risks and uncertainties.


OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS AND SEASONALITY, THAT COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO FLUCTUATE SIGNIFICANTLY.

         Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. We believe that quarter-to-quarter comparisons of our revenue and operating results are not necessarily meaningful, particularly due to the early stage of our business and our recent acquisitions, and that such comparisons may not be accurate indicators of future performance.

         We anticipate that the fourth quarter of any fiscal year should generally contain a higher percentage of annualized sales than any other quarter due to the generally higher level of gift certificate sales during the holiday season. Accordingly, if our fourth quarter falls short of our expectations, our annual results will likely fall short of our expectations. Because of the increased amount of shopping during the holiday season, awards from corporate loyalty programs may also increase. At any given time, a limited number of our corporate clients conducting large corporate programs may account for a large portion of our revenues. To the extent a large corporate program begins or ends in a given quarter, our results for that quarter could be disproportionately affected. Our quarterly results will also be affected by redemption and expiration patterns and changes in our product and service offerings and pricing policies that cannot be predicted. In addition, the timing of acquisitions, ventures, and other alliances may significantly impact our quarterly results. In the past, the operating results of companies in the electronic commerce industry have experienced significant quarter-to-quarter fluctuations. To the extent our revenues and operating results fall below the expectations of investors and security analysts, the trading price of our common stock may fall significantly.

IF REDEMPTIONS OF OUR GIFT CERTIFICATE PRODUCTS ARE HIGHER THAN WE ANTICIPATE, OUR AVAILABLE CASH RESOURCES COULD BE DEPLETED AND OUR OPERATING RESULTS COULD FLUCTUATE.

         A significant element of our business model is based on the effective management of the potential financial liabilities associated with our SuperCertificate products. Typically, we receive cash upon the sale of a SuperCertificate, but we only incur an expense for the gift certificate sold when the recipient redeems the SuperCertificate for a merchant gift certificate. We cannot control when the recipient will redeem the SuperCertificate and, as a result, when we will need to replenish our inventory and incur a cash expenditure. As a result, over time, as the number of issued and unredeemed SuperCertificates grows, we will have an increasing liability for which we will need to maintain adequate inventory and cash balances. We have limited historical data with respect to recipients' redemption behavior, so we cannot assure you that SuperCertificates will be redeemed in predictable patterns or that any patterns will not change rapidly and significantly. If the timing of redemptions is inconsistent with our expectations, or redemptions exceed our available inventory and cash resources, our financial condition would be materially harmed. We also may need to spend additional cash to replenish our inventory. We do not currently have sources of available borrowings in the form of lines of credit or otherwise that could be used to fund any shortfall. We will need to maintain significant liquid assets to control this risk. If we do not maintain adequate liquid assets, we will be obligated to raise additional funds on short notice. Funds may not be available on favorable terms or at all. In addition, because we recognize revenues upon redemption of SuperCertificates, and SuperCertificates represent a substantial portion of our cash receipts, unexpected redemption levels could cause fluctuations in our operating results and cause our stock price to fluctuate.


A SMALL NUMBER OF OUR MERCHANT PARTNERS AND BUSINESS CLIENTS ACCOUNT FOR A SIGNIFICANT PORTION OF OUR SALES.

         Historically, we have derived a significant portion of our revenues from sales of a limited number of our merchant partners' brands. For the year ended December 31, 1999, on a pro forma basis, 32.8% of our revenues were attributable to sales of gift certificate products issued by American Express and 50.0% were attributable to sales of gift certificates by our top five merchant partners. For the quarter ended March 31, 2000, on a pro forma basis, 22.0% and 44.8% of our revenues were attributable to sales of gift certificate products issued by American Express and our top five merchant partners. We expect that a small number of merchant partners will continue to account for a high percentage of our sales for at least the next twelve months. In addition, for the year ended December 31, 1999 and the quarter ended March 31, 2000, on a pro forma basis, our cash receipts from our corporate client, Integer, represented approximately 12.5% and 11.8% of our total cash receipts.


IF WE ARE UNABLE TO RETAIN OUR MERCHANT PARTNERS AND ATTRACT ADDITIONAL MERCHANTS, IT WILL REDUCE OUR ABILITY TO ATTRACT CUSTOMERS AND MAY HARM OUR BUSINESS MATERIALLY.

         Our success depends on maintaining and expanding our network of merchant partners, expanding our list of corporate clients and the services we provide to them and attracting individual consumers. Our ability to attract corporate clients is dependent on our ability to appeal to individual consumers. This, in turn, is dependent on our ability to retain and expand our merchant network. Many of the agreements we have with our merchant partners are not exclusive and may be terminated by the merchant upon 30 days' notice. As a result, bad publicity, other problems with our website or other factors could result in our merchant partners terminating their relationships with us on relatively short notice. Actual or perceived misuse of merchant brands by our corporate clients could result in the loss of key merchants. As the number of our corporate clients increases we may be less able to control successfully our clients' use of our merchants' brands. If we are unable to retain merchant partners, we may be required to incur significantly higher and more sustained advertising and promotional expenditures than we currently anticipate to recruit online customers and corporate clients. As a result, our business may be harmed materially and we may not be able to achieve profitability when we expect, or at all.


IF WE ARE NOT SUCCESSFUL IN MAINTAINING AND FURTHER DEVELOPING OUR BRAND, OUR RESULTS OF OPERATIONS WILL SUFFER.

         We believe that establishing and maintaining awareness of our brand name is critical to attracting and expanding the traffic on our primary website and merchant and customer acceptance of our Internet marketplace. The importance of brand identification is crucial to Internet businesses generally because low barriers to entry continue to result in an increased number of websites. To promote our brand, we incur significant marketing expenses that will increase substantially in 2000. We may be required to continue to increase our financial commitment to creating and maintaining brand awareness. We may not generate a corresponding increase in revenues to justify these costs. Additionally, if Internet users, advertisers and customers do not perceive our service to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by these parties, the value of our brand might be diluted. Many of our upscale merchant partners and corporate clients might cancel their relationships with us if our brand value were diluted.


WE MUST BE ABLE TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH OPERATORS OF WEBSITES TO ATTRACT NEW CUSTOMERS.

         We advertise on third party websites using banner advertisements and sponsorships to attract potential new customers. We have also acquired prominent placement in the shopping areas of a number of leading Internet portals. A significant number of our new customers were referred to, or learned about, our website through these methods. Competition for placement on the highest traffic websites is intense and we may not be able to enter into new or continue existing relationships on commercially reasonable terms, or at all. Moreover, we have in the past, and likely will in the future, have to pay significant fees to establish these relationships. Even if we enter into or maintain these relationships, these websites may not attract sufficient customers to our website to justify our investments. Some key websites may develop competitive products or enter into relationships with our competitors or may otherwise be reluctant to enter into relationships with us.


RETAINING AND INTEGRATING OUR MANAGEMENT TEAM IS CRITICAL TO OUR BUSINESS; OUR MANAGEMENT TEAM IS RELATIVELY NEW AND WITHOUT PUBLIC COMPANY MANAGEMENT EXPERIENCE.

         Our continued success is highly dependent on the retention of our existing management. The loss of any member of our executive management team could impede substantially our ability to execute our business plan. If we were forced to search for a key executive replacement, relationships with existing customers and prospective clients could be seriously jeopardized and day-to-day operations could be delayed. All of the members of our management team are at-will employees. We do not currently maintain key person life insurance policies for any of our executive officers. In addition, our management team is relatively new, has never operated a public company and is comprised of some members who have joined us through our recent acquisitions. Our success depends on our management team's ability to work together.


IF WE ARE UNABLE TO RECRUIT AND RETAIN QUALIFIED EMPLOYEES COST-EFFECTIVELY, WE MAY NOT BE ABLE TO GROW OUR BUSINESS OR SUCCESSFULLY EXECUTE OUR STRATEGY.

         Our success depends on identifying, hiring, training and retaining experienced and knowledgeable employees. In particular, we rely on our sales force, merchant development team, technical personnel and programming department. Competition for qualified experienced personnel is intense. As a result, compensation is increasing and the industry turnover rate is high. Acquiring and adequately compensating new employees might create expenditures that could materially adversely affect our operating margins. The Internet industry currently faces a shortage of qualified personnel, which is expected to continue, particularly in the areas of technical support and design. If a significant number of our current employees leave or we are unable to recruit additional permanent and seasonal employees, we may be unable to grow our business and execute our business strategy. In addition, former employees may compete with us.

         Even if we are able to expand our employee base, the expense and resources required to attract and retain employees might materially adversely affect our operating margins. Competitors and others may attempt to recruit our employees by, among other things, offering larger cash or equity compensation packages. We may need to increase the number of options we provide to employees which could be significantly dilutive to equity holders. In addition, some companies have adopted a strategy of suing or threatening to sue former employees and their new employers for breach of confidentiality or non-compete agreements. Any future litigation against us or our employees, regardless of the outcome, may result in substantial costs and expenses to us and may divert management's attention away from the operation of our business.

IF WE FAIL TO PROVIDE TIMELY AND ACCURATE ORDER FULFILLMENT, OUR BUSINESS COULD BE SERIOUSLY HARMED.

         Our success is highly dependent on our ability to provide timely and accurate order fulfillment. This could become increasingly difficult as we increase our sales. We strive to deliver our gift certificates to each recipient within a specified, short period of time. We currently purchase all of our merchant gift certificates for our own inventory and must manage our inventory levels to be able to fulfill orders timely without expending too much of our funds in working capital to purchase this inventory. The effectiveness of the employee incentives, corporate loyalty programs and marketing promotions we provide to our corporate clients could be harmed significantly by our failure to provide timely and accurate delivery. Since many of our consumer sales are gifts related to a specific occasion, a failure to timely or accurately deliver could materially harm our reputation and, as a result, our business. In addition, we sell gift certificates of many high quality merchants and our failure to properly fulfill customer orders could result in a loss of these merchants, which could substantially and permanently harm our business.


WE FACE GROWING COMPETITION IN THE MARKET FOR SELLING GIFT CERTIFICATES AND FOR OUR OTHER PRODUCT AND SERVICE OFFERINGS; OUR FAILURE TO COMPETE SUCCESSFULLY COULD DECREASE OUR REVENUES.

         The market for selling gift certificates is highly competitive. Since gift certificates are sold at face value, competition in the industry has been primarily based on convenience, service and brand recognition. Coupons and other promotional incentives have been offered in the sale of gift certificates. The amount of this activity could increase. The market for selling products and services over the Internet is rapidly evolving and intensely competitive. Existing offline and new competitors can launch websites selling gift certificates at comparatively low cost. Some of our competitors have longer operating histories, larger customer bases, stronger brand names and significantly greater financial, technical, marketing and other resources than we have. New competitors continue to enter our markets.

         We compete with traditional sellers and online gift certificate and technology providers, including retailers and consumer service providers, Internet gift certificate marketplaces and/or technology providers, offline gift certificate companies, such as Gift Certificate Center Co., which has entered into a definitive agreement to be acquired by Hallmark Cards, Inc., The Gift Certificate Company (a subsidiary of Neighborhood Box Office, Inc.) and WebCertificates. We also may compete with our merchant enablement customers as their own gift certificate businesses expand and other gift certificate technology and service providers. We also compete with traditional and online companies that provide employee incentives, customer loyalty programs or marketing promotions, such as BI Performance Services, Carlson Marketing Group and Maritz Marketing Research. In addition, we compete for a portion of the corporate budget with in-house programs and programs that utilize other kinds of products as well as alternatives to these kinds of programs, such as direct marketing and advertising. We also compete with programs operated by or for portals and other large e-commerce sites, stand-alone programs and promotional tools developed by and/or for e-commerce sites. In addition, the customized solutions that we provide to clients may be competitive with our website. In addition, we compete with providers of proprietary stored value products that may be used as alternatives to some of our products and services, such as American Express, which is a significant supplier of ours, Cybersource and Flooz, as well as online communities that offer gift certificate products, printers of gift certificates and gift cards, specialized transaction processors of gift cards and other vendors.

         We expect competition to intensify as more competitors enter our business and as traditional offline providers of these services establish online capabilities. In addition, many companies may have existing relationships with our merchant partners and potential customers and may be able to respond to changes in market dynamics and technology faster than we can. As participants in the industry consolidate, even stronger competitors may be created. We may not be able to compete successfully against current and future competitors, and competitive pressures may result in reduced margins and fees that could materially impact our revenues.


OUR SUCCESS IS HIGHLY DEPENDENT ON GENERAL ECONOMIC CONDITIONS SINCE CONSUMER GIFTS ARE HIGHLY DISCRETIONARY.

         Our business is subject to changes in general economic conditions. Because the purchase of gift certificates is discretionary, purchases of gift certificates may decline significantly more than other products during recessionary periods. If there is significant inflation, gift certificate purchasers may be required to purchase gift certificates in greater denominations to achieve the desired effect or to have the same flexibility in creating a gift experience for the recipient. This may discourage use of gift certificates. Uncertainties regarding future economic prospects could affect consumer spending habits. As a result of these factors, we may not be able to maintain our historical rate of growth in revenues, or become profitable in the future.


WE MAY NEED TO RAISE ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE.

         We currently anticipate that the net proceeds of this offering, together with available funds and cash flows, will be sufficient to conduct our business plan for the foreseeable future. In the past, we have incurred negative cash flows and sustained net losses and a net capital deficiency. We may need to raise more funds than are budgeted in our capital plan. These funds may be required in order to fund a more rapid expansion plan, as a result of acquisitions, alliances, international expansion, failure to meet our budgets or otherwise, respond to competitive pressures or changes in the business plan and develop new products and services. In addition, if we experience redemptions of significant amounts of SuperCertificates sooner than anticipated or are required to retain higher than anticipated cash levels or are otherwise unable to manage our cash flows adequately, we may need additional operating funds. We may not be able to obtain such financing on terms favorable to us, or at all. Any additional capital raised through the sale of equity or convertible debt securities will dilute your ownership percentage. Any additional capital raised through debt financing will result in interest expense and may subject us to negative and financial covenants that restrict our ability to operate our business or require us to deliver equity securities to the lender which would dilute your ownership percentage. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our current product line, marketing efforts or operational infrastructure. In addition, we may be unable to take advantage of business opportunities or to respond to competitive pressures. Any of these events would harm our business and financial condition.

IF WE FAIL TO ACHIEVE ANTICIPATED REVENUES, OUR FIXED OPERATING EXPENSES COULD CAUSE US TO HAVE SUBSTANTIAL ADDITIONAL OPERATING LOSSES.

         As with other companies in our industry, our operating expenses, which include marketing and sales, technology and systems development and general and administrative expenses, are based on our expectations of future revenue growth and are relatively fixed for the short term. We intend to increase spending significantly in the near future. If our revenue for a quarter falls below our expectations and we are not able to quickly reduce, or choose not to reduce, our spending in response, our operating margins for that quarter would be harmed significantly. Our limited operating history makes it difficult for us to identify accurately all the possible factors that could affect our operating results and plan accordingly.


IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS COULD BE HARMED SIGNIFICANTLY.

         We have grown rapidly and expect to continue to grow rapidly through expanded product and service offerings and operations, by serving new clients and geographic markets and through acquisitions. Our total revenues increased from $2.6 million for the year ended December 31, 1998 to $9.9 million, or $13.9 million on a pro forma basis, for the year ended December 31, 1999. Our total revenues increased from $740,000 for the first three months of 1999, to $4.8 million, or $6.8 million on a pro forma basis for the same period in 2000. Our cash receipts increased from $2.6 million in 1998 to $12.0 million, or $18.3 million on a pro forma basis, for the year ended December 31, 1999. Our cash receipts for the first three months of 2000 were $5.6 million, or $7.4 million on a pro forma basis, compared to $740,000 for the same period in 1999. Our rapid growth has placed, and will continue to place, a significant strain on our management, personnel and our operating and financial systems, procedures and controls. We will need to improve our financial and management controls and reporting and operating systems. While historically we have operated our business in one facility, we are currently operating out of several facilities which makes coordinating our operations more difficult. If we are unable to manage our growth and operations effectively, the quality of our products and services, our ability to retain key personnel, our reputation and our business, financial condition and results of operations may be materially adversely affected.

OUR FAILURE TO SUCCESSFULLY INTEGRATE GIFTPOINT.COM, INC. AND GIFTSPOT.COM, INC. AND ANY FUTURE ACQUISITIONS COULD HAVE A NEGATIVE IMPACT ON OUR OPERATIONS. FUTURE ACQUISITIONS COULD BE DILUTIVE TO STOCKHOLDERS.

         Acquisitions, including the acquisitions of Giftpoint.com, Inc. and GiftSpot.com, Inc. and any potential future acquisitions, involve a number of risks and present financial, managerial and operational challenges, including:

         - adverse effects on our reported operating results due to the amortization of goodwill associated with acquisitions;

         - diversion of management attention from running our existing business;

         - difficulty with integration of personnel, financial and other systems;

         -        increased difficulty in projecting redemption patterns;

         - increased expenses, including compensation expenses resulting from newly-hired employees; and

         - potential disputes with the sellers of acquired businesses, technologies, services or products.

         We are currently in the process of integrating our operations and technology with those of Giftpoint.com, Inc. and GiftSpot.com, Inc. Our integration effort may result in substantial costs and unanticipated system downtime. We had some downtime when the Giftpoint.com website was integrated into our website. We may not be able to integrate successfully the technology, operations and personnel of any acquired business. Client dissatisfaction or performance problems with an acquired business, technology, service or product could also have a material adverse effect on our reputation and business. In addition, any acquired business, technology, service or product could underperform significantly relative to our expectations. We could also experience financial or other setbacks if any of the businesses that we have acquired or may acquire in the future have problems of which we are not aware. In addition, as a result of future acquisitions, we may increase our debt or, if we issue equity securities to pay for the acquisitions, dilute our existing stockholders.

         We regularly engage in negotiations with respect to potential acquisitions and joint ventures, some of which may be material. We cannot assure you that we will be able to consummate any transactions under negotiation or identify, acquire or make investments in any promising acquisition candidates on acceptable terms. Competition for acquisition or investment targets could result in increased acquisition or investment prices and a diminished pool of businesses, technologies, services or products available for acquisition or investment.


WE FACE THE RISK OF SYSTEMS INTERRUPTIONS AND CAPACITY CONSTRAINTS, POSSIBLY RESULTING IN ADVERSE PUBLICITY, REVENUE LOSS AND EROSION OF CUSTOMER TRUST.

         The satisfactory performance, reliability and availability of our Internet marketplace, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain merchants and customers and to maintain adequate customer service levels. This is particularly true for our merchant enablement clients who would be unable to sell or redeem electronic gift certificates if our servers were down. Any future systems interruption that results in the unavailability of our Internet marketplace or in reduced order fulfillment performance could result in negative publicity and reduce the volume of product sales and the attractiveness of our Internet marketplace, which would negatively affect our revenues. We have in the past and may in the future experience temporary system interruptions for a variety of reasons, including power failures and software bugs. In the future, we may experience interruptions due to these and other factors such as an overwhelming number of visitors trying to reach our Internet marketplace during sales or other promotions. We may not be able to correct a problem in a timely manner. Because we are dependent in part on outside consultants for the implementation of certain aspects of our system and because some of the reasons for a systems interruption may be outside of our control, it is possible that we will not be able to remedy the problem quickly or at all.

         Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of order fulfillment, or delays in reporting accurate financial information.

We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our Internet marketplace accurately or in a timely manner to permit us to upgrade and expand our transaction processing systems effectively or to integrate smoothly any newly developed or purchased modules with our existing systems.


WE DEPEND ON THIRD PARTIES FOR WEB SERVICES.

         In the third quarter of 1999, we moved our principal servers to the Globix facility in New York City. Frontier Global Crossing houses the servers for Giftpoint.com, Inc. and Exodus Communications houses the servers for GiftSpot.com, Inc. Globix, Frontier Global Crossing and Exodus Communications provide comprehensive facilities and management services, including human and technical monitoring of all production servers 24 hours-per-day, seven days-per-week. Globix, Frontier Global Crossing and Exodus Communications do not guarantee that our Internet access will be uninterrupted, error-free or secure. Our operations depend on the ability to protect our systems against damage from unexpected events, including fire, power loss, water damage, telecommunications failures, online or physical sabotage and vandalism, as well as human error. Any disruption in our Internet access could have a material adverse effect on us. Our reputation and our brand could be materially and adversely affected by any problems with our Internet marketplace. Our insurance policies may not adequately compensate us for any losses, including loss in revenue, that may occur due to any failures or interruptions in our systems. We do not presently have any secondary off-site systems or a formal disaster recovery plan.


IF WE ARE NOT ABLE TO PROTECT OUR INTERNET DOMAIN NAMES, WHICH ARE ESSENTIAL TO OUR BUSINESS, AND OUR OTHER INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         Internet domain names are critical to our brand recognition and our overall success. We currently hold approximately 200 domain names relating to our brands and this number may increase. If we are unable to protect these domain names, our competitors could capitalize on our brand recognition. The regulation of domain names in the United States and in foreign countries has changed in the recent past and there continues to be discussion of further change in the near future. As a result, we may be unable to acquire or maintain relevant domain names in the United States and in other countries where we conduct business. This could materially impact our competitive position. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to protect our own domain names or prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our domain names, trademarks and other intellectual property rights.

         We currently rely on a combination of copyright, trademark, patent and trade secret law and contractual restrictions to establish and protect our technology and proprietary rights and information. Although these rights are currently not material, we anticipate that they may become material to us in the future. Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving. We cannot give any assurance as to the future viability or value of any of our proprietary rights. In addition, we may not be able to deter misappropriation of our proprietary information and materials due to risks of nonrecognition or inadequate protection of our proprietary rights in certain foreign countries, undetected misappropriation of our proprietary information or materials, and unenforceability of confidentiality agreements entered into by our employees and consultants. In addition, enforcement of trademark rights against unauthorized use, particularly over the Internet and in other countries, may be impractical or impossible and could generate confusion and diminish the value of the trademark. We have licensed, and may license in the future, elements of our trademarks, trade dress and similar proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by our business partners, they may take actions that could materially and adversely affect the value of our proprietary rights or reputation. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Any litigation could result in substantial costs and diversion of our resources and could seriously harm our business and operating results. In addition, our inability to protect our intellectual property may harm our business and financial prospects.

         We also seek to limit access to our proprietary information and our third-party licensors' proprietary information. If we are unable to protect our trademarks and other proprietary rights against unauthorized use by others, our reputation and brand name would be damaged and our competitive position would be significantly harmed.

IF THIRD PARTIES SUCCESSFULLY CLAIM THAT WE INFRINGE UPON THEIR INTELLECTUAL PROPERTY, OUR ABILITY TO USE CERTAIN TECHNOLOGIES, PRODUCTS, AND BRAND NAMES COULD BE LIMITED AND WE MAY INCUR SIGNIFICANT COSTS TO RESOLVE THESE CLAIMS.

         Litigation regarding intellectual property rights is common in the Internet and software industries. There have been an increasing number of patent claims and threatened patent claims regarding the Internet, some of which relate to e-commerce processes. We have been contacted regarding some patents but do not believe that any of these patent issues will be material. We expect that third-party infringement claims involving Internet technologies and software products and services may continue to increase. If an infringement claim is filed against us, we may be prevented from using certain technologies and may incur significant costs to resolve the claim. We may from time to time encounter disputes over rights and obligations concerning intellectual property. We have agreed and may agree in the future to indemnify certain of our business partners against claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We cannot assure you that we or our customers could obtain necessary licenses from third parties at a reasonable cost or at all.

         We are currently in litigation with 1-800-Gift Certificate, one of our competitors, with respect to the use of certain domain names, including 1-800-giftcertificates.com, 1-800-giftcertificate.com, 800giftcertificates.com and other similar domain names that we own. Although 1-800-Gift Certificate does not hold a registered trademark to 1-800-Gift Certificate or the other domain names in question, it is suing GiftCertificates.com, Jonas Lee, our chief executive officer, and other affiliated individuals for use of these domain names, claiming, among other causes of action, unfair trade practices and trademark infringement. In March 2000, we filed a motion for summary judgment in this matter. If we are unsuccessful in this motion or ultimately in this litigation or unable to resolve this matter otherwise, we could be required to relinquish our ownership of the aforementioned domain names which may enhance 1-800-Gift Certificate's competitive position. We also may be required to pay monetary damages. We do not expect that any monetary damages would be material.

         Any litigation could subject us to significant liability for damages or invalidation of our proprietary rights. Lawsuits, regardless of their success, would likely be time consuming and expensive to resolve and would divert management's time and attention from our business. The resolution of any litigation could be costly and time consuming, and may not be possible. Accordingly, an adverse determination in any litigation that we are a party to could have a material adverse effect on our business, results of operations and financial condition.

         Although we believe that our intellectual property rights are sufficient to allow us to market our existing products without incurring liability to third parties, we cannot assure you that our products and services may not infringe on the intellectual property rights of third parties.


OUR OPERATING RESULTS COULD BE IMPAIRED AS A RESULT OF GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES.

         Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, including with respect to:

-        user privacy;

-        consumer protection;

-        pricing, usage fees and taxes;

-        distribution;

-        characteristics and quality of products and services; and

-        online advertising and marketing.

         The adoption of any additional laws or regulations may decrease the popularity or impede the expansion of the Internet and could seriously harm our business. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could also materially harm our business. One or more states may seek to impose additional income taxes or sales and use tax collection obligations on out-of-state companies such as ours that engage in or facilitate Internet-based commerce. Imposition of sales and use taxes could affect our ancillary product revenues significantly. The applicability of existing laws to the Internet is uncertain with regard to many important issues, including property ownership, sales and other taxes, intellectual property, export of encryption technology, libel and personal privacy. If we were alleged to have violated federal, state or foreign civil and/or criminal law, even if we could successfully defend such claims, it could occupy significant amounts of management's time, harm our business reputation and negatively affect our operating results and financial condition.

         The escheat, abandoned or unclaimed property laws of the various states generally contain provisions that may require all or some portion of unused gift certificates to be turned over if unredeemed for a period of time. If unclaimed property laws applicable to our SuperCertificate products change, we may be required to turn over the unredeemed amounts sooner than currently projected or to remit a higher percentage of the outstanding unredeemed amount, either of which could materially and adversely affect our business.

         We are also subject to other laws and regulations that may affect our business. For example, to the extent we offer products subject to regulation under the money services business laws of the various states we would be required to comply with applicable state laws, including compliance with licensing requirements, net worth and bonding requirements and change of control provisions as well as maintenance of adequate reserves in specified permitted investments with respect to the products subject to these laws. Changes in these laws or regulations or the interpretation of existing laws or regulations to apply to our business could materially affect our business, increase our costs of doing business or limit the services or products we offer.


DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING AND BUSINESS FACTORS COULD NEGATIVELY AFFECT OUR INTERNATIONAL BUSINESS EFFORT.

         Our business strategy includes seeking to grow our international sales. We may expand our presence in international markets either through joint ventures or our own operations. The following risks, among others, are inherent in doing business internationally:

         - costs of complying with a wide variety of foreign laws and regulations and unexpected changes in regulatory requirements, which laws may place significant operating restrictions on our business;

         - technology export and import restrictions or prohibitions and tariffs and other trade barriers;

         - difficulties in staffing and managing international operations;

         - international currency issues, including fluctuations in currency exchange rates, long payment cycles and problems in collecting accounts receivable;

         -        political and economic instability;

         -        cultural and language differences;

         - seasonal reductions in business activity, especially during the summer months in Europe and some other parts of the world;

         - international escheat laws may be more onerous than domestic laws; and

         -        potentially adverse tax consequences.

         In addition, as we expand internationally, we will become subject to the laws and court systems of multiple jurisdictions. We may become subject to claims in foreign jurisdictions for violations of their laws. International litigation is often expensive, time-consuming and distracting and could have a material adverse effect on our business, financial condition and results of operations.

                          RISKS RELATED TO THE INTERNET

OUR SUCCESS DEPENDS ON THE INCREASED USE OF THE INTERNET AS A MEANS FOR
COMMERCE.

         Our future success depends heavily on the continued and increasing use of the Internet as a means for commerce by corporations, merchants and individual consumers. If commerce on the Internet does not continue to grow, or grows more slowly than expected, our revenue growth will not meet expectations. Many of our current or potential customers do not have experience with the Internet and may determine that the Internet is not an effective method for expanding their businesses. The Internet may not be used by merchants or our potential corporate or individual customers for a variety of reasons, including:

         - investment by merchants in existing distribution channels, investment by corporations in alternate forms of incentives, loyalty and promotional programs and comfort of individuals with offline solutions;

         - reluctance by corporations, merchants and individuals to purchase the technology and equipment to engage in online transactions;

         - inadequate infrastructure, unavailability of low cost access, and delays in the development of Internet enabling technologies and performance improvements, such as high speed modems and high speed communication lines;

         - failure of companies to meet their customers' expectations in delivering goods and services over the Internet; and

         - concerns with the security, confidentiality and reliability of e-commerce.


A BREACH OF OUR ELECTRONIC SECURITY MEASURES COULD REDUCE DEMAND FOR OUR PRODUCTS AND SERVICES.

         A significant barrier to online commerce is the secure transmission of confidential information over public networks. Our individual consumers authorize us to bill their credit cards directly for orders placed via our website. We utilize outside services to process our credit card transactions from orders placed on our website. If any compromise of the security provided in processing credit card orders were to occur, our reputation and business could be materially adversely affected. This could also severely impact our merchant enablement business that relies on our ability to limit fraud. Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. Experienced programmers or "hackers" have made attempts to penetrate our system and we expect these attempts will continue to occur from time to time. Our business may be subject to greater risks of fraud attempts than other Internet businesses since our products are closer to cash than most. We assume the risk of fraud in our business and any increase in successful fraud attempts could materially adversely affect our business and financial condition. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our buying communities and could have an adverse effect on such communities' operations. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Remedies for any breaches may not be timely. To the extent that our activities may involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. Our security measures may be inadequate to prevent security breaches, and our reputation and our business would be harmed if we do not prevent them. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches.

WE MUST BE ABLE TO ADAPT TO THE RAPID CHANGES IN TECHNOLOGY OR WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE.

         E-commerce businesses, including our gift certificate business, are characterized by rapidly changing technology, evolving industry standards, and changing customer demands. Our future success will depend on our ability to adapt to changing technologies and to continually improve the performance, features and reliability of our website and our technology products and services in response to changing demands of the marketplace. The success of our business will depend upon the continued development and maintenance of the Web infrastructure as a reliable network with the necessary speed, capacity and security for providing reliable Web access and services. Because online commerce is new and evolving, it is difficult to predict whether the Web will prove to be a viable commercial marketplace in the long term. To the extent that the Web continues to experience an increase in number and frequency of users, there can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it by this continued growth.


WE MAY BE SUBJECT TO CLAIMS AS A RESULT OF OUR DATABASE MARKETING EFFORTS THAT COULD RESULT IN A LOSS OF CUSTOMERS AND REVENUES.

         A component of our strategy is to utilize our database marketing technologies. We have designed our technology infrastructure and services to allow us to aggregate data regarding specific customer behavior. We have a strict privacy policy that governs how we use information about our customers. Although we may provide our merchant partners with information regarding the purchasers or recipients of products issued by the merchant partner, we currently do not otherwise sell this information to third parties. Furthermore, our communications are not sent to customers who have declined to be contacted. However, we cannot assure you that persons who receive promotional materials from us will not be dissatisfied with being contacted. There has been substantial publicity regarding privacy issues surrounding the Internet, and to the extent that our database marketing efforts may conflict with any privacy protection laws or initiatives, or if any private information is inadvertently made public, we may be subject to legal claims. If customers become dissatisfied as a result of our database marketing efforts, or if we become the subject of legal proceedings in this regard, our business and results of operations would suffer.


                         RISKS RELATED TO THIS OFFERING

OUR PRINCIPAL STOCKHOLDERS WILL RETAIN A CONTROLLING INFLUENCE OVER OUR BUSINESS AND AFFAIRS AFTER THIS OFFERING.

         Immediately following this offering, Gotham Partners, L.P. and its
affiliates may be deemed to beneficially own approximately    % of the
outstanding shares of our common stock and our executive officers and current
directors also may be deemed to beneficially own   % of the outstanding shares
of our common stock (excluding the shares held by Gotham Partners, L.P. and its affiliates). As a result, these stockholders will be able to control matters requiring stockholder approval, including the election of directors, amendment of our amended and restated certificate of incorporation and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company, which might otherwise be beneficial to stockholders.


WE MAY HAVE POTENTIAL CONFLICTS OF INTEREST WITH OUR PRINCIPAL STOCKHOLDERS THAT COULD BE RESOLVED IN A MANNER THAT IS INCONSISTENT WITH OTHER STOCKHOLDERS' INTERESTS.

         Conflicts of interest may arise between us and our principal stockholders in a number of areas relating to our present and ongoing relationships that could be resolved in a manner inconsistent with our other stockholders' interests. Conflicts of interests that may arise include:

         -        potential competitive business activities;

         -        potential acquisitions or financing transactions; and

         - sales or other dispositions by these principal stockholders of shares of our common stock, including through the exercise of their registration rights.

         We have not established any formal policy for resolving potential conflicts of interest and intend to address any such issues on a case by case basis.


SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.

         Our current securityholders hold a substantial number of shares of our common stock that they will be able to sell in the public market in the future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares or the perception that these sales could occur could impair our ability to raise capital through the sale of additional stock. Substantially all of our existing stockholders have registration rights for their shares. You should read "Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.


OUR STOCK PRICE MAY BE VOLATILE, WHICH MAY LEAD TO LOSSES BY INVESTORS.

         Prior to this offering, there has not been a public market for our common stock and we cannot assure you that an active trading market will develop or be sustained after this offering. The initial public offering price for our shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The trading prices of many Internet-related companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many comparable technology companies' stocks are substantially above historic levels and may not be sustained. Broad market and industry factors may seriously impact the market price of our common stock, regardless of our actual operating performance.


WE COULD BE SUBJECT TO SECURITIES CLASS ACTION LITIGATION IF OUR STOCK PRICE IS VOLATILE THAT COULD BE COSTLY AND TIME-CONSUMING TO DEFEND AND COULD DAMAGE OUR REPUTATION.

         In the past, there have been class action lawsuits filed against companies after periods of fluctuations in the market price of their securities. If we were subject to this type of litigation, it would be a strain on our personnel and financial resources and divert management's attention from running our company and could negatively affect our public image and reputation.


WE HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING AND MAY SPEND THE PROCEEDS IN WAYS WITH WHICH OUR STOCKHOLDERS DISAGREE.

         Our management has broad discretion on the allocation of the proceeds we receive in this offering. We cannot assure you that such uses will not vary substantially from our current intentions. Stockholders may not agree with the uses we have chosen. We may fail to maximize our return on the proceeds from this offering.


NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

         If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result you will experience immediate and substantial dilution of approximately
$      per share, representing the difference between our net tangible book value per share as of March 31, 2000, after giving effect to this offering, and
the assumed public offering price of $    per share. In addition, you may
experience further dilution to the extent that shares of our common stock are issued upon the exercise of stock options or warrants. Our outstanding options and warrants were issued at a purchase price less than the public offering price per share in this offering.

OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US AND DISCOURAGE A TAKEOVER.

         Our certificate of incorporation and bylaws are designed to make it difficult for a third party to acquire control of our company, even if a change in control could be deemed to be beneficial by some of our stockholders. For example, our amended and restated certificate of incorporation will, subject to appropriate corporate action, authorize our board of directors to issue up to shares of preferred stock without previously designated rights and privileges. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, the board of directors could implement a stockholder rights plan or otherwise make it more difficult for a third party to acquire our company, including takeover attempts that might result in a premium over the market price for shares of our common stock.

         Our charter documents will, subject to appropriate corporate action, divide our board of directors into three classes with three-year staggered terms, impose advance notice requirements for stockholder action, eliminate the right of stockholders to call a special meeting of stockholders and eliminate the ability of stockholders to take action by written consent. As a Delaware corporation, we are also subject to the Delaware anti-takeover statute contained in Section 203 of the Delaware General Corporation Law. See "Description of Capital Stock -- Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions" for a more complete description of Section 203 of the Delaware General Corporation Law.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to our strategy, expectations for our industry, our capital requirements, budgets, plans and objectives of management, future events, our future financial performance and other statements that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans", "anticipates," "believes," "estimates," "predicts," "intends," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements include, but are not limited to, statements under the captions "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These statements are only predications. We cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. You should carefully review the information under "Risk Factors" and "Business" for a discussion of factors that may cause our results to differ from such forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                 USE OF PROCEEDS

         We will receive net proceeds of approximately $     million, or
approximately $     million if the underwriters' over-allotment option is
exercised in full, from the sale of the shares of common stock offered by this
prospectus, at an assumed initial public offering price of $     per share and
after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

         As of the date of this prospectus, we have not made any specific plans with respect to the proceeds of this offering. We will retain broad discretion in the allocation of the net proceeds of this offering. We intend to use the net proceeds to be received upon completion of this offering for sales and marketing activities, capital expenditures and general corporate purposes, including working capital needs. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies or establish joint ventures that we believe will complement our business. We regularly engage in negotiations with respect to potential acquisitions and joint ventures.

         Our expenditures of the net proceeds will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. The actual uses may vary from our current intentions. See "Risk Factors - We have broad discretion over the use of proceeds from this offering and may spend the proceeds in ways with which our stockholders disagree" for a discussion of this risk. Pending these uses, we intend to invest the net proceeds from this offering in U.S. government securities or other investment grade interest-bearing instruments.

                                 DIVIDEND POLICY

         We have never declared or paid a cash dividend on our common stock and do not anticipate declaring or paying any cash dividends on shares of our common stock in the foreseeable future. We currently intend to retain any earnings to finance the expansion and development of our business. Any determination to declare and pay dividends will be made by our board of directors based on conditions then existing, including our earnings, financial condition and capital requirements, contractual and other legal restrictions and such economic and other conditions as the board of directors may deem relevant. In addition, the payment of dividends may be limited or prohibited by financing agreements that we may enter into in the future.

                                 CAPITALIZATION

         The following table should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The share information does not reflect the reverse stock split anticipated to occur prior to this offering. The table below sets forth the following information as of March 31, 2000:

         -        our actual capitalization as of March 31, 2000;

         - our pro forma capitalization assuming the acquisition of GiftSpot.com, Inc. had occurred on March 31, 2000; and

         - our pro forma capitalization also assuming the issuance of Series J Preferred Stock had occurred on March 31, 2000; and

         -        our pro forma capitalization as of March 31, 2000 as adjusted
                  to reflect the sale of   shares of common stock in this
                  offering at an assumed initial public offering price of per share, less underwriting discounts and commissions and estimated offering expenses, and the conversion of all of our outstanding shares of preferred stock into common stock upon consummation of this offering.


                                                                               AS OF MARCH 31, 2000
                                                                               --------------------
                                                                                              PRO FORMA
                                                                             PRO FORMA FOR   FOR SERIES J     PRO FORMA
                                                                ACTUAL        ACQUISITION     FINANCING      AS ADJUSTED
                                                                ------        -----------     ---------      -----------
                                                                               (DOLLARS IN THOUSANDS)
       Cash and cash equivalents......................        $      101       $     156      $  40,660        $
                                                              ==========       =========      =========        =========
       Long-term liabilities (including capital leases)(1)    $    3,810       $   4,173      $   1,173        $

       Mandatorily redeemable preferred stock (2).....            27,984          27,984         71,488               --

       Stockholders' deficit:

         Common stock (3).............................                49              54             54

         Additional paid-in capital...................            35,384          42,924         42,924

         Deferred compensation........................              (914)           (914)          (914)

         Accumulated deficit .........................           (32,618)        (33,412)       (33,412)
                                                              ----------       ---------      ---------        ---------
                Total stockholders' equity............             1,901           8,652          8,652
                                                              ----------       ---------      ---------        ---------
                    Total capitalization..............        $   33,695       $  40,809      $  81,313        $
                                                              ==========       =========      =========        =========

         (1) Long-term liabilities as of March 31, 2000 are comprised of the following:

                    Bridge financing (subsequently exchanged
                    for Series J convertible preferred stock)     $  3,000
                    Equipment financing......................          810
                                                                 ----------
                                                                  $  3,810
                                                                 ==========

         (2) 60,000,000 shares authorized, 29,177,175 shares issued and outstanding on March 31, 2000; pro forma as adjusted reflects no shares issued and outstanding after giving effect to the conversion of the preferred stock immediately prior to the consummation of this offering.
         (3)      215,000,000 shares authorized, 49,413,182 shares outstanding, shares on a pro forma basis reflecting shares
                  issued in connection with the acquisition of GiftSpot.com,
                  Inc.; the issuance of Series J Preferred Stock; and    shares
                  as adjusted for the conversion of the preferred stock immediately prior to consummation of this offering.

                                    DILUTION

         Our pro forma net tangible book value as of March 31, 2000 was
approximately $    million, or $    per share. Net tangible book value per share
is equal to our total tangible assets minus our total liabilities divided by the number of shares of our common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering. Assuming we had sold the shares of common stock offered by this prospectus at an initial
public offering price of $    per share and after deducting underwriting
discounts and commissions and estimated offering expenses payable by us, our net
tangible value at March 31, 2000 would have been approximately $     million, or
$       per share. This represents an immediate increase in net tangible book
value of $    per share to existing stockholders and an immediate dilution of
$       per share to new investors.

     Assumed initial public offering price.................................................                $
         Pro forma net tangible book value as of March 31, 2000............................    $
         Increase attributable to new investors............................................    --------

     Pro forma net tangible book value after this offering.................................                 --------

     Dilution per share to new investors...................................................                 $
                                                                                                            ========

         The following table summarizes, on the pro forma basis described above, as of March 31, 2000 the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors at an assumed offering price of $ per share and without giving effect to the underwriting discount and assumed offering expenses:

                                              SHARES OF COMMON STOCK             TOTAL CASH              AVERAGE PRICE
                                                    PURCHASED                   CONSIDERATION              PER SHARE
                                                    ---------                   -------------              ---------
                                             NUMBER        PERCENT          AMOUNT         PERCENT
                                             ------        -------          ------         -------
Existing stockholders...................                            %      $                     %        $
New investors...........................
                                            ---------      --------        --------       --------

Total...................................                        100%        $               100  %
                                            =========      ========        ========       =========

         If the underwriters exercise their over-allotment option in full, the net tangible book value per share of common stock as of March 31, 2000 would
have been $    per share, which would result in dilution to the new investors of
$    per share, and the number of shares held by the new investors will increase
to    , or   % of the total number of shares to be outstanding after this offering, and the number of shares held by the existing stockholders will be
shares, or    % of the total number of shares to be outstanding after this offering.

         The foregoing tables assume no exercise of any outstanding stock options or warrants to purchase common stock. As of March 31, 2000, there were
outstanding options to purchase an aggregate of     shares of common stock at a
weighted average exercise price of $    per share and outstanding warrants to
purchase        an aggregate of     shares of common stock at a weighted average
exercise price of $     per share. After March 31, 2000, we issued options to
purchase     shares of common stock at a weighted average exercise price of $
per share and warrants to purchase     shares of common stock at a weighted
average exercise price of $     per share. If all of these options had been
exercised on March 31, 2000, our net tangible book value on March 31, 2000 would
have been $    , or $     per share, the increase in net tangible book value
attributable to new investors would have been $      per share and the dilution
in net tangible book value to new investors would have been $      per share. To
the extent that these outstanding options and warrants are exercised, there will be further dilution to new investors.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The unaudited pro forma consolidated financial information has been derived from the application of pro forma adjustments to our historical financial statements for the year ended December 31, 1999 and as of and for the quarter ended March 31, 2000.

         The unaudited consolidated pro forma statement of operations for the year ended December 31, 1999 gives effect to the following transactions as if they had occurred on January 1, 1999 and the unaudited consolidated pro forma statement of operations for the quarter ended March 31, 2000 gives effect to the following transactions as if they had occurred on January 1, 2000:

         - the acquisition of Giftpoint.com, Inc., which occurred on March 6, 2000;

         - the acquisition of GiftSpot.com, Inc., which occurred on April 17, 2000; and

         -        the issuance and sale of       shares of common stock in this
                  offering at an estimated initial public offering price of
                  $           per share, including the receipt of the net
                  proceeds from this offering and the conversion of all series
                  of our preferred stock into       shares of common stock that
                  will occur immediately prior to consummation of this offering.

         The unaudited pro forma consolidated balance sheet gives effect to following transactions as if they had occurred on March 31, 2000:

         - the acquisition of GiftSpot.com, Inc. which occurred on April 17, 2000; and

         -        the issuance and sale of       shares of common stock in this
                  offering at an estimated initial public offering price of
                  $           per share, including the receipt of the net
                  proceeds from this offering and the conversion of all series
                  of our preferred stock into       shares of common stock that
                  will occur immediately prior to consummation of this offering.

         The unaudited pro forma consolidated financial information does not necessarily reflect what our actual financial results would have been had these transactions been completed on the dates indicated, nor does it purport to be indicative of future results.

         The acquisitions of Giftpoint.com, Inc. and GiftSpot.com, Inc. have been accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess of the purchase price over the fair value of the net assets acquired is approximately $40.7 million.

          UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF
                           GIFTCERTIFICATES.COM, INC.

                      FOR THE QUARTER ENDED MARCH 31, 2000

                                                            GIFTPOINT.COM

                                                           TWO MONTHS ENDED                              ACQUISITION

                                 GIFTCERTIFICATES.COM    FEBRUARY 29, 2000(a)     GIFTSPOT.COM           ADJUSTMENTS
                                 --------------------    --------------------     ------------           -----------

                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues, net (b) ............          $  4,804             $  1,969               $      2

Cost of revenues .............             4,691                1,970                      9
                                        --------             --------               --------               --------
   Gross profit ..............               113                   (1)                    (7)


Marketing and sales expenses .             5,697                  679                    220

Technology and systems

   development expenses ......               407                  115                    580

 General and administrative

 expenses ....................             2,603                  436                    184

 Non-cash consulting and

   compensation expense ......                38                 --                     --

Amortization of goodwill .....               544                 --                     --                    1,455(c)
                                        --------             --------               --------               --------
   Loss from operations ......            (9,176)              (1,231)                  (991)                (1,455)

Other income (expense) .......                 2                   16                    (85)                  (794)(e)
                                        --------             --------               --------               --------
   Net loss ..................          $ (9,174)            $ (1,215)              $ (1,076)              $ (2,249)
                                        ========             ========               ========               ========
   Net loss available to

      common stockholders ....          $ (9,924)            $ (1,215)              $ (1,076)              $ (2,249)
                                        ========             ========               ========               ========

Basic and diluted net
    loss per share (h) .......          $  (0.44)
                                        ========
   Weighted average
   common shares
   outstanding basic
   and diluted (h) ...........            22,375
                                        ========



                                      PRO FORMA FOR          OFFERING

                                      ACQUISITIONS          ADJUSTMENTS          PRO FORMA
                                      ------------          -----------          ---------

                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues, net (b) ............          $  6,775

Cost of revenues .............             6,670
                                        --------
   Gross profit ..............               105


Marketing and sales expenses .             6,596

Technology and systems

   development expenses ......             1,102

 General and administrative

 expenses ....................             3,223

 Non-cash consulting and

   compensation expense ......                38

Amortization of goodwill .....             1,999
                                        --------
   Loss from operations ......           (12,853)

Other income (expense) .......              (861)
                                        --------
   Net loss ..................          $(13,714)
                                        ========
   Net loss available to

      common stockholders ....          $(14,464)
                                        ========

Basic and diluted net
    loss per share (h) .......          $  (0.28)
                                        ========
   Weighted average
   common shares
   outstanding basic
   and diluted (h) ...........            52,494
                                        ========

          UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF
                           GIFTCERTIFICATES.COM, INC.

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                          GIFTSPOT.COM

                                                                                          PERIOD FROM

                                                                                           INCEPTION

                                                                                       (APRIL 21, 1999)

                                                                                            THROUGH

                                             GIFTCERTIFICATES.COM    GIFTPOINT.COM     DECEMBER 31, 1999
                                             --------------------    -------------     -----------------

                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues, net (b) ......................          $  9,905             $  4,035             $      1

Cost of revenues .......................             9,568                3,403                    8
                                                  --------             --------             --------
   Gross profit ........................               337                  632                   (7)

 Marketing and sales

 expenses ..............................            12,927                4,524                1,871

 Technology and systems

   development expenses ................             1,039                  327                1,478

 General and administrative expenses ...             4,924                  647                  537

 Non-cash consulting and compensation

   expense .............................               276                 --                   --

Amortization of goodwill ...............                --                 --                   --
                                                  --------             --------             --------

  Loss from operations .................           (18,829)              (4,866)              (3,893)

Other income (expense) .................              (340)                  48                 (152)
                                                  --------             --------             --------
   Net loss ............................          $(19,169)            $ (4,818)            $ (4,045)
                                                  ========             ========             ========
   Net loss available to common

   stockholders ........................          $(20,398)            $ (4,818)            $ (4,045)
                                                  ========             ========             ========
 Basic and diluted net loss per
   share (h) ...........................          $  (1.68)
                                                  ========

Weighted average common
shares outstanding basic
   and diluted (h) .....................            12,110
                                                  ========

                                                          ACQUISITION         PRO FORMA FOR         OFFERING

                                                          ADJUSTMENTS         ACQUISITIONS         ADJUSTMENTS        PRO FORMA
                                                          -----------         ------------         -----------        ---------

                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues, net (b) ......................                   $                     $ 13,941

Cost of revenues .......................                                           12,979
                                                           --------              --------
   Gross profit ........................                                              962

 Marketing and sales

 expenses ..............................                                           19,322

 Technology and systems

   development expenses ................                                            2,844

 General and administrative expenses ...                                            6,108

 Non-cash consulting and compensation

   expense .............................                                              276

Amortization of goodwill ...............                      7,713(c)              7,713
                                                           --------              --------

  Loss from operations .................                     (7,713)              (35,301)

Other income (expense) .................                       (794)(e)            (1,238)
                                                           --------              --------
   Net loss ............................                   $ (8,507)             $(36,539)
                                                           ========              ========
   Net loss available to common

   stockholders ........................                   $ (8,507)             $(37,768)
                                                           ========              ========
 Basic and diluted net loss per

   share (h) ...........................                                         $  (0.74)
                                                                                  ========                            ========

Weighted average common
shares outstanding basic
   and diluted (h) .....................                                           51,379
                                                                                  ========                            ========

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET OF GIFTCERTIFICATES.COM, INC.
                              AS OF MARCH 31, 2000

                                                                         ACQUISITION
                              GIFTCERTIFICATES.COM      GIFTSPOT.COM      ADJUSTMENTS
                              --------------------      ------------      -----------
                                                  (DOLLARS IN THOUSANDS)
ASSETS
    Cash and cash
    equivalents ............          $    101           $     55           $

    Marketable securities ..                --                259

    Accounts receivable ....             2,048                 --

    Inventory ..............             2,765                 19

    Prepaid expenses .......               753                 27

    Other current assets ...               155                  0
                                      --------           --------           --------
       Total current assets              5,822                360

    Fixed assets, net ......             3,040                456

    Capitalized software,
    net.....................               975                 --

    Goodwill, net ..........            32,234                 --              8,224(d)

    Other assets ...........               851                 48
                                      --------           --------           --------
       Total assets ........          $ 42,922           $    864           $  8,224
                                      ========           ========           ========
LIABILITIES AND
STOCKHOLDERS' DEFICIT EQUITY
   Accounts payable ........          $  2,847           $  1,602           $    250(g)

   Accrued expenses ........             1,423                 70

   Note payable ............              --                  363

   Deferred revenue ........             4,957                 52
                                      --------           --------           --------

         Total current
         liabilities .......             9,227              2,087                250

   Long term liabilities ...             3,810              2,817             (2,817)(f)

   Redeemable preferred
   stock ...................            27,984                 --

   Common stock ............                49                  6                 (1)(e)

   Preferred stock .........                --              1,076             (1,076)(e)

   Additional paid-in
   capital .................            35,384                 69               7,471(e)

   Other comprehensive
   income ..................                --                  9                 (9)(e)

   Deferred compensation ...              (914)                --

   Treasury stock ..........                --                (75)                75(e)

   Stock subscription
   receivable ..............                --                 (4)                 4(e)

   Accumulated deficit .....           (32,618)            (5,121)             4,327(e)
                                      --------           --------           --------
      Total stockholders'
      (deficit) equity .....             1,901             (4,040)            10,791
                                      --------           --------           --------
      Total liabilities and
      stockholders'
      (deficit) equity .....          $ 42,922           $    864           $  8,224
                                      ========           ========           ========

                                  PRO FORMA FOR      OFFERING
                                  ACQUISITION       ADJUSTMENTS       PRO FORMA
                                  -----------       -----------       ---------
                                                  (DOLLARS IN THOUSANDS)
ASSETS
    Cash and cash
    equivalents ............       $    156

    Marketable securities ..            259

    Accounts receivable ....          2,048

    Inventory ..............          2,784

    Prepaid expenses .......            780

    Other current assets ...            155
                                    --------           --------        --------
       Total current assets           6,182

    Fixed assets, net ......          3,496

    Capitalized software,
    net.....................            975

    Goodwill, net ..........         40,458

    Other assets ...........            899
                                    --------           --------        --------
       Total assets ........        $ 52,010
                                    ========           ========        ========
LIABILITIES AND
STOCKHOLDERS' DEFICIT EQUITY
   Accounts payable ........        $  4,699

   Accrued expenses ........           1,493

   Note payable ............             363

   Deferred revenue ........           5,009
                                    --------           --------        --------

         Total current
         liabilities .......          11,564

   Long term liabilities ...           3,810

   Redeemable preferred
   stock ...................          27,984

   Common stock ............              54

   Preferred stock .........              --

   Additional paid-in
   capital .................          42,924

   Other comprehensive
   income ..................               0

   Deferred compensation ...            (914)

   Treasury stock ..........              --

   Stock subscription
   receivable ..............              --

   Accumulated deficit .....         (33,412)
                                    --------           --------        --------
      Total stockholders'
      (deficit) equity .....           8,652
                                    --------           --------        --------
      Total liabilities and
      stockholders'
      (deficit) equity .....        $ 52,010
                                    ========           ========        ========

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

(a) Giftpoint.com, Inc. was acquired on March 6, 2000. The period from March 1 through March 6, 2000 would not have a material effect on the Unaudited Pro Forma Consolidated Statement of Operations presented above.

(b) We do not recognize revenue on SuperCertificates sales until redemption. Similarly, Giftpoint.com, Inc. did not recognize revenue on Giftpoint Certificates sales until redemption. As a result, our pro forma cash receipts would be greater than our pro forma revenues. The following table recognizes cash receipts to net revenues on a pro forma basis:

                                 Year Ended       Three Months Ended
                              December 31, 1999     March 31, 2000
                              -----------------     --------------
     Cash receipts                     $ 18,372             $  7,420
     SuperCertificates issued            (3,002)              (2,974)
     Giftpoint Certificates
     issued                              (4,769)              (1,222)
     SuperCertificates redeemed             872                2,141
     Giftpoint Certificates
     redeemed                             2,468                1,410
                                       --------             --------
     Revenues, net                     $ 13,941             $  6,775
                                       ========             ========
(c) With respect to the Unaudited Pro Forma Consolidated Statement of Operations of GiftCertificates.com, Inc. for the three months ended March 31, 2000, the adjustments represent the amortization of the excess of the purchase price over the net assets of Giftpoint.com, Inc. acquired for the period from January 1 to February 29, 2000 which was $1,093 and the amortization of the excess of the purchase price over the net assets of GiftSpot.com, Inc. acquired for the three month period ended March 31, 2000, which was $362. With respect to the Unaudited Pro Forma Consolidated Statement of Operations of GiftCertificates.com, Inc. for the year ended December 31, 1999, the adjustments represent the amortization of the excess of the purchase price over the net assets of Giftpoint.com, Inc. acquired for the year ended December 31, 1999 which was $6,313 and the amortization of the excess of the purchase price over the net assets of GiftSpot.com, Inc. acquired for the year ended December 31, 1999, which was $1,400.

(d) Represents the preliminary estimates of the excess purchase price over the net assets acquired for the GiftSpot.com acquisition as follows:



         Purchase price (including professional fees) .....................        $7,001
         Net tangible assets acquired......................................        (1,223)
                                                                                   ------
         Excess of purchase price over net tangible assets acquired........        $8,224
                                                                                   ======

         We believe that all significant assets and liabilities have been identified and, accordingly, that the final determination of the allocation of GiftSpot.com, Inc. purchase price should not vary materially from the preliminary estimate. We anticipate finalizing the purchase price allocation upon completing the preparation and review of the April 17, 2000 (acquisition date) financial statements of GiftSpot.com, Inc.

         The identifiable assets are being amortized over their estimated useful lives. Intangible assets resulting from the excess of the purchase price over the fair value of the net assets acquired are being amortized over a period of 5 years.

         We are reviewing the carrying values assigned to the intangible assets to determine whether later events or circumstances have occurred that indicate that the balance of the intangible assets may be impaired. Our principal considerations in determining the impairment of the intangible assets will include the strategic benefit to us of the particular business as measured by expected undiscounted future cash flows.

(e) Reflects the adjustments to stockholders' equity attributable to the acquisition of GiftSpot.com as follows:

         Common Stock:
             Elimination of GiftSpot.com, Inc. common stock..........     $(6)
             Issuance of common stock................................      $5
         Preferred Stock:

  Elimination of GiftSpot.com, Inc. preferred stock................... $(1,076)
Additional paid-in capital:
  Elimination of GiftSpot.com, Inc. additional paid-in capital........    $(69)
  Additional paid-in capital in connection with issuance of
  common stock........................................................  $6,746
  Amortization of debt discount created by fair value of warrants
  issued immediately prior to acquisition.............................    $794
Elimination of other comprehensive income of GiftSpot.com, Inc........     $(9)
Elimination of GiftSpot.com, Inc. treasury stock......................     $75
Elimination of stock-subscription receivable..........................      $4
Retained earnings:
  Elimination of GiftSpot.com, Inc. accumulated deficit...............  $5,121
  Amortization of debt discount created by fair value of warrants
  issued immediately prior to acquisition.............................   $(794)


(f)   Conversion of long-term debt to equity upon acquisition           $2,817


(g)   Reflects estimated professional fees incurred to complete
      the transaction                                                     $250


(h) The basic and diluted share and per share information does not reflect the reverse stock split anticipated to occur immediately prior to this offering.

                             SELECTED FINANCIAL DATA

         The following table presents our summary historical financial data at the dates and for the periods indicated. You should read the summary financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included in this prospectus. The historical data for the period from October 16, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999 and the selected balance sheet data at December 31, 1998 and 1999 are derived from, and are qualified by reference to, the audited financial statements and related notes included in this prospectus. The balance sheet data for December 31, 1997 is derived from our audited financial statements and related notes not included in this prospectus. The statement of operations data for each of the three-month periods ended March 31, 1999 and 2000 and the balance sheet data at March 31, 1999 and 2000 are derived from the unaudited interim financial statements included in this prospectus. Our statement of operations data for the three months ended March 31, 2000 includes the results of operations for Giftpoint.com, Inc. for the period from March 6, 2000, the acquisition date, through March 31, 2000. Our balance sheet data as of March 31, 2000 includes Giftpoint.com, Inc. which was acquired prior to the end of the period. We prepared the unaudited financial statements on substantially the same basis as the audited financial statements and, in our opinion, they include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for the quarters ended March 31, 1999 and 2000. Historical results are not necessarily indicative of results that may be expected for any future period.


                                               OCTOBER 16,
                                              1997 (INCEPTION)
                                                 THROUGH
                                               DECEMBER 31,
                                              ----------------      YEAR ENDED              THREE MONTHS ENDED
                                                                     DECEMBER 31,                  MARCH 31,
                                                               -----------------------     ---------------------
                                                  1997           1998          1999          1999          2000
                                                  ----           ----          ----          ----          ----
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues, net (1).........................             $179        $2,627        $9,905          $740        $4,804
Cost of revenues..........................              176         2,425         9,568           714         4,691
                                                        ---         -----         -----           ---         -----
   Gross profit...........................                3           202           337            26           113
Marketing and sales expenses..............              558           737        12,927           341         5,697
Technology and systems development expenses               -             -         1,039           100           407
General and administrative expenses.......              150           864         4,924           220         2,603
Non-cash consulting and
   compensation expense...................                -             -           276            40            38
Amortization of goodwill..................                -             -             -             -           544
                                                     ------      --------     ---------        ------      --------
   Loss from operations...................            (705)       (1,399)      (18,829)         (675)       (9,176)
Other income (expense)....................                -          (13)         (340)             -             2
                                                     ------      --------     ---------        ------      --------
   Net loss...............................           $(705)      $(1,412)     $(19,169)        $(675)      $(9,174)
                                                     ======      ========     =========        ======      ========
   Net loss available to common stockholders         $(726)      $(1,569)     $(20,398)        $(729)      $(9,924)
                                                     ======      ========     =========        ======      ========
Basic and diluted net loss per share (2)..          $(0.07)       $(0.15)       $(1.68)       $(0.06)       $(0.44)
                                                    ======        ======        ======        ======        ======
Weighted average common shares outstanding
   basic and diluted (2)..................           10,555        10,555        12,110        11,786        22,375
                                                     ======        ======        ======        ======        ======
BALANCE SHEET DATA (AT END OF PERIOD):
Current assets............................             $426         $509        $10,239         $138         $5,822
Working capital...........................              318        (176)          2,658        (861)        (3,405)
Total assets..............................              429          564         13,009          306         42,922
Deferred revenue, net (3).................                -            -          1,986            -          4,957
Total stockholders' (deficit) equity......            (699)      (2,264)       (21,575)      (2,890)          1,901

ADDITIONAL OPERATING  DATA:
Cash receipts (1).........................              179        2,627         12,035          740          5,637

-----------------------------

(1) Our cash receipts historically have been greater than our revenues since we do not recognize revenue on SuperCertificate sales until redemption. Prior to 1999, our cash receipts equaled our revenue since we did not sell
SuperCertificates. The following reconciles cash receipts to revenues, net:

                                                                     Year Ended             Three Months Ended
                                                                  December 31, 1999           March 31, 2000
                                                                  -----------------           --------------
Cash receipts..........................................                $12,035                    $5,637

SuperCertificates issued...............................                 (3,002)                   (2,974)
SuperCertificates redeemed.............................                    872                     2,141
                                                                  -----------------         -------------------
Revenues, net..........................................                 $9,905                    $4,804
                                                                  =================         ===================

(2) Basic loss per share is calculated by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share is equal to basic loss per share because the effect of all common equivalent shares is anti-dilutive. The share and per share information does not reflect the reverse stock split anticipated to occur immediately prior to this offering.

(3) Giftpoint Certificates contained in the chart below consist of gift certificates issued by Giftpoint.com, Inc. prior to our acquisition which are similar to SuperCertificates and were converted to SuperCertificates upon our acquisition of Giftpoint. Deferred revenue, net represents the value of unredeemed SuperCertificates at the end of each period as follows:

                                                                     Year Ended             Three Months Ended
                                                                  December 31, 1999           March 31, 2000
                                                                  -----------------           --------------
Deferred revenue, net
   Beginning balance                                                 $    0                    $  1,986
   SuperCertificates issued.........................                  3,002                       2,974
   Giftpoint Certificates issued....................                      0                       2,245
   SuperCertificates redeemed.......................                  (872)                     (2,141)
   Change in deferred fulfillment costs.............                  (144)                        (20)
   Giftpoint deferred fulfillment costs acquired....                      0                        (87)
                                                                  -----------------         -------------------
   Ending balance...................................                 $1,986                    $  4,957
                                                                  =================         ===================


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis along with the selected financial data, financial statements and related notes included in this prospectus.

OVERVIEW

         We are a leading Internet marketplace for physical and emailable gift certificates used for employee incentives, customer loyalty programs, marketing promotions and consumer gifts. In addition to gift certificates, we offer our corporate clients a range of related value-added products and services for the administration of their employee incentive, customer loyalty and marketing programs. We also provide a turnkey solution that allows merchants to offer physical and emailable gift certificates on their own websites using our technology and our ordering, fulfillment, security and customer service infrastructure.

         We had no material operations prior to October 1997 when we were reorganized as a corporation. After October 1997, we operated as a telemarketing company under the name 1-800-PRESENT, with telemarketing, customer service and fulfillment functions outsourced to third party providers. We changed our business model in 1999, from primarily a telemarketing company to an Internet-based ordering and fulfillment business. Operating under the name GiftCertificates.com, we established our primary website in January 1999. Shortly thereafter, we began performing telemarketing, customer service and fulfillment activities in house.

         We have incurred significant losses since our inception and our cost of revenues and operating expenses have increased dramatically. This trend reflects the costs associated with the formation of our company, as well as our increased efforts to promote the GiftCertificates.com brand, build market awareness, attract new customers, recruit personnel, build operating infrastructure, and develop and expand our primary website and related transaction processing systems. We intend to continue to invest heavily in marketing and promotion, website development, and technology and operating infrastructure development. We believe that we will continue to incur substantial operating losses for the foreseeable future.

         We have historically derived gross margin by purchasing branded gift certificates and related products from our merchant partners at a discount and then selling them to our customers at face value. Since the fourth quarter of 1999, sales of our higher margin merchant certificates have been growing at a faster pace than sales of lower margin products.

         We pursue a number of strategies to increase our gross and operating margins:

         - We intend to use our SuperCertificate product to direct traffic to our higher margin products. To augment this strategy, we are developing a range of SuperCertificate products, such as The Dining SuperCertificate, The Wedding SuperCertificate and The Entertainment SuperCertificate, which will both increase the appeal of the SuperCertificate category and direct recipients to higher margin redemptions.

         - As our business grows, we intend to use purchasing economies to seek reductions in our credit card processing fees, shipping charges, packaging costs and other purchasing expenses.

         - We intend to increase the percentage of fee revenues generated through the provision of value-added services to our corporate and consumer client base.

         - To drive traffic to our website and build sales during the fourth quarter of 1999 and the first quarter of 2000, we ran a number of promotions that had a negative impact on our margins. We intend to reduce the relative percentage of such promotions in our future promotional activity.

         - We are making significant investments in our new customer service and fulfillment center. We believe that our investments in automation equipment, the streamlining of order fulfillment processes, and computerized customer service technologies will result in improved gross and operating margins.

         - We acquired Giftpoint.com in March 2000. Giftpoint.com focuses on corporate sales which have higher margins than consumer sales.

         - We acquired GiftSpot.com in April 2000. We believe that the GiftSpot.com technology will help us increase revenues from higher gross-margin merchant enablement services.

         - Over time our strategy is to increase the percentage of our gift certificates delivered via email. This would have a positive effect on our cost of revenues because the delivery cost for emailable gift certificates is substantially below that for physical gift certificates.

         In addition, we expect to benefit from the effects of increased volume. Certain agreements with merchants provide for increasing discounts from face value as our purchasing volumes exceed targeted levels. Because many of our operating expenses are relatively fixed, such as occupancy-related costs and depreciation on investments in our customer service and fulfillment center, our website, and enablement technologies, we expect that as sales of our gift certificates increase, our operating expenses as a percentage of sales will decrease. In addition, we expect to see improvements in our margins over time as SuperCertificate redemptions increase. There is an inherent lag in the recognition of the margin earned on SuperCertificate sales, because SuperCertificate sales cannot be recognized as revenue until the SuperCertificate is redeemed.

         Although we expect our gross and operating margins to increase over time, we cannot guarantee that these increases will occur. To achieve our sales targets, we may have to spend more on marketing activities than we currently anticipate. Such additional marketing expenditures may not result in the increases in revenue necessary to achieve our operating margin goals. We may also be unsuccessful at implementing some or all of the strategies described above. Our margins may also be subject to competitive pressures that could result in increased discounting or other expenditures or concessions that could reduce margins. Additionally, our investments in our new customer service and fulfillment center and other automation equipment described above may lower our margins unless our sales increase sufficiently to justify our investment.

ACQUISITIONS

         On March 6, 2000, we acquired Giftpoint.com, Inc., an Internet marketer and seller of gift certificates and other related services that focused on corporate sales. We have integrated the Giftpoint website with our own. Because of the complementary nature of the two organizations, there was little overlap in job functions. The acquisition was accounted for using purchase accounting. Giftpoint.com, Inc. began its initial sales on its website in late November 1998. Under the terms of the merger, the former securityholders of Giftpoint.com, Inc. received in the aggregate securities representing 38,685,500 shares of our common stock constituting approximately 21% ownership of our fully diluted shares immediately following the merger. Some former executive officers and members of senior management of Giftpoint.com were granted bonuses in the form of our common stock and options to acquire our common stock in connection with the merger. The aggregate number of common shares issued was 460,542 and the aggregate number of options granted to all Giftpoint.com employees was 255,742. In addition, former Giftpoint.com, Inc. stockholders will be entitled to receive additional shares of our common stock when and if we issue additional shares of preferred stock to our preferred stockholders as "pay-in-kind" dividends until the time our preferred stock converts into common stock upon closing of this offering.

         On April 17, 2000, we acquired GiftSpot.com, Inc., an online gift-giving company and provider of private label electronic gift certificate and promotional technology services for merchants. By completing this acquisition we have accelerated the timeframe in which we can provide electronic gift certificate enabling services to merchants. The acquisition was accounted for using purchase accounting. GiftSpot.com, Inc. began initial sales on its website in October 1999. Under the terms of the merger, the former securityholders of GiftSpot.com, Inc. received in the aggregate securities representing 6,399,997 shares of our common stock constituting approximately 3.3% ownership of our fully diluted shares as of the merger date.

         We regularly engage in negotiations with respect to potential acquisitions and joint ventures, some of which may be material.

REVENUES AND EXPENSES

         We primarily generate revenues from the sale of two distinct types of gift certificate products

         - Merchant-issued Gift Certificates - gift certificates, gift cards and similar products issued by our merchant partners that are redeemable for their goods and/or services, and

         - SuperCertificates - a gift certificate to our website that can be exchanged for the recipient's choice of a range of merchant issued gift certificates.

         We also generate revenue from transaction and service fees and the sale of specialty greeting cards, custom boxes and other ancillary products. The transaction and service fees relating to our corporate programs consist of program management fees and technical and creative fees. In addition, we generate revenues from co-marketing promotional arrangements and distribution partnerships. Our enablement fees are generated from the oversight and management of merchants' gift certificate programs. The revenues generated as a result of enablement services consist of transaction, installation, licensing and monthly processing fees. Although GiftCertificates.com, Inc.'s historical enablement revenues have not been significant, through our acquisition of GiftSpot.com, Inc. and its technology and developer resources, we expect to increase this revenue source.

         We recognize revenue from the sale of merchant gift certificates upon shipment of the gift certificate to the customer. Revenue is recorded at the face value of the gift certificate sold plus earned service fees and shipping and handling charges, net of any promotional discounts. The revenue generated from the sale of SuperCertificates is deferred until the redemption of the SuperCertificate by the customer. At the time of a SuperCertificate purchase, the direct costs associated with its fulfillment, namely credit card fees, packaging costs and shipping charges, are deferred. Labor associated with fulfillment is expensed as incurred. At the time of redemption of a SuperCertificate, we recognize revenue and expense the associated non-labor costs. The time differential between the sale and redemption of SuperCertificates generates cash float that we can use in our business, subject to liquidity needs. In addition, we anticipate that some of our SuperCertificates may never be redeemed. Although nonredemption provides substantial float to support working capital, we may not be able to recognize revenue on a substantial portion of nonredeemed SuperCertificates.

         In an effort to increase our customer base and brand awareness, we have developed promotions and offered coupons and/or discounts to customers, which result in a decrease in gross margin on sale. The portion of the cost of the promotion that exceeds the cash received from the customer is classified as marketing and sales expense. Additionally, any referral fee offered in connection with customer acquisition arrangements is reflected as marketing and sales expense.

RESULTS OF OPERATIONS

         In view of the rapidly evolving nature of our business and our limited operating history and recent acquisitions, we believe that period-to-period comparisons of our operating results, including our gross profit margin and operating expenses as a percentage or our net revenues, should not be relied upon as an indication of our future performance. The following table sets forth statement of operations data expressed as a percentage of net revenues for the periods indicated:

                                                     OCTOBER 16, 1997
                                                   (INCEPTION) THROUGH           YEAR ENDED             THREE MONTHS ENDED
                                                      DECEMBER 31,              DECEMBER 31,                MARCH 31,
                                                   --------------------      -------------------        ------------------
                                                           1997              1998           1999         1999         2000
                                                           ----              ----           ----         ----         ----
STATEMENTS OF OPERATIONS DATA:

Revenues, net............................                  100.0%            100.0%         100.0%       100.0%       100.0%
Cost of revenues.........................                   98.3              92.3           96.6         96.5         97.6
                                                           -----             -----         ------         ----         ----
   Gross profit..........................                    1.7              7.7             3.4          3.5          2.4
Marketing and sales expenses.............                  311.7             28.1           130.5         46.1        118.6
Technology and systems development
   expenses..............................                      -                -            10.5         13.5          8.5
General and administrative expenses......                   83.8             32.9            49.7         29.7         54.2
Non-cash consulting and compensation
   expense...............................                      -                -             2.8          5.4          0.8
Amortization of goodwill.................                      -                -               -            -         11.3
                                                               -                -               -            -         ----
                                                          ------            -----         -------       -----        -------
   Loss from operations..................                 (393.8)           (53.3)        (190.1))      (91.2)       (191.0)
                                                          ------            -----         -------       -----        -------
Other income (expense)...................                    -              (0.5)          (3.4)           -            -
   Net loss..............................                (393.8)%          (53.8)%        (193.5)%      (91.2)%     (191.0)%
                                                         ======            =====          ======        =====       ======

THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

         Revenues, net. Revenues increased for the three month period ended March 31, 2000 to $4.8 million as compared to $0.7 million for the three month period ended March 31, 1999. The increase can be attributed to the increased brand awareness resulting from increases in our marketing and advertising expenditure that commenced in the fourth quarter of 1999 and continued in the first quarter of 2000. Additionally, the introduction to our website of the SuperCertificate product, which did not occur until the fourth quarter of 1999, increased consumer awareness of our brand and website. Revenues attributable to corporate customers significantly increased in the first quarter of 2000 as a result of the acquisition of Giftpoint.com, Inc. which occurred in March of 2000. We also acquired new customers through the development of reward and promotional programs with other businesses during the second half of 1999 and into the first quarter of 2000. During the three month period ended March 31, 2000, 39.5% of total revenues was attributable to corporate customers as compared to none in the first quarter of 1999. During 2000, we anticipate the percentage of total revenue attributable to corporate customers should continue to increase due to the acquisition of Giftpoint.com, Inc. and our own corporate sales efforts.

         Cost of Revenues. Cost of revenues consists of the cost of gift certificates and the specialty greeting cards, customer boxes and other ancillary products, outbound shipping charges and credit card processing fees. Cost of revenues increased to $4.7 million, or 97.6% of net revenues, for the three month period ended March 31, 2000 as compared to $0.7 million, or 96.5% of net revenues, for the three month period ended March 31, 1999. This increase was largely due to our efforts to acquire new customers through the use of promotional programs that were implemented in the second half of 1999 and into 2000.

         Marketing and Sales Expenses. Marketing and sales expenses consist primarily of advertising, public relations and promotional expenditures, as well as payroll and related costs associated with personnel engaged in marketing, selling, customer service and fulfillment activities. Marketing and sales expenses increased to $5.7 million , or 118.6% of net revenues, for the three month period ended March 31, 2000 as compared with $0.3 million, or 46.1% of net revenues, for the three month period ended March 31, 1999. This increase was largely attributable to our efforts to increase consumer awareness of our brand and primary website. We incurred significant expenses during the three month period ended March 31, 2000 related to the development of online advertising programs and print and radio media campaigns. The increase in marketing and sales expenses was also due to increased personnel and related expenses required to implement our marketing strategy and fulfill customer demand. We expect marketing and sales expenses to increase significantly in 2000, including expenditures of $30 - $35 million in offline and online media and direct marketing. However, we continually assess our customer acquisition costs to optimize the effectiveness of our marketing programs and may reallocate funds budgeted for media expenditures if we deem it prudent.

         Technology and Systems Development Expenses. Technology and systems development expenses consist principally of payroll and related expenses for design, development and network operations personnel, primary website, systems and telecommunications infrastructure, and amortization of capitalized software. We maintain proprietary software for the fulfillment and service of customer orders. We incurred $0.4 million, or 8.5% of net revenues, of technology and systems development expenses during the three month period ended March 31, 2000 as compared to $0.1 million, or 13.5% of net revenues, during the three month period ended March 31, 1999. The technology and systems development expenses incurred in 2000 were primarily attributable to the hiring of dedicated personnel and associated costs related to developing the features, content and functionality of our primary website and transaction processing systems, as well as investments in systems and telecommunications infrastructure, none of which occurred prior to the second half of 1999.

         General and Administrative Expenses. General and administrative expenses consist of payroll and related expenses for executive, finance and administrative personnel, recruiting, professional fees, depreciation and amortization, excluding amortization of goodwill, occupancy-related costs and other corporate expenses. General and administrative expenses increased to $2.6 million, or 54.2% of net revenues, for the three month period ended March 31, 2000 as compared to $0.2 million, or 29.7% of net revenues, for the three month period ended March 31, 1999. The increase in general and administrative expenses was primarily due to increased salaries and related expenses associated with the hiring of additional personnel as well as increases in recruiting, professional fees and travel expenditures.

         Non-Cash Consulting and Compensation Expense. Non-cash consulting and compensation expense relates to stock options granted to consultants and employees with exercise prices which were less than the fair market value of the underlying shares of common stock at the date of grant. Non-cash consulting and compensation expense decreased to $37,945, or 0.8% of net revenues, for the three month period ended March 31, 2000 as compared to $40,148, or 5.4% of net revenues for the three month period March 31, 1999.

         Net Loss. We reported a net loss of $9.2 million for the three month period ended March 31, 2000 as compared with a net loss of $0.7 million for the three month period ended March 31, 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

         Revenues, net. Revenues increased in 1999 to $9.9 million from $2.6 million in 1998. In January 1999, we established our primary website that enables consumers to easily select and purchase gift certificates, gift cards and gift checks over the Internet, transitioning our company from a telemarketer of gift certificates to an e-commerce provider of branded gift certificates and related products and services. We also expanded the number of merchants represented on our website thereby increasing consumer selection. We increased brand awareness through an increase in marketing and advertising expenditure during the fourth quarter of 1999. During the second half of 1999, we established our corporate sales business. For the year ended December 31, 1999, 11.6% of total revenues was attributable to corporate customers as compared to none in 1998.

         Cost of Revenues. Cost of revenues increased to $9.6 million, or 96.6% of net revenues, in 1999 from $2.4 million, or 92.3% of net revenues, in 1998. This increase was due to the development of promotional programs that were implemented in the second half of 1999.

         Marketing and Sales Expenses. Marketing and sales expenses increased to $12.9 million , or 130.5% of net revenues, in 1999 compared with $0.7 million, or 28.1% of net revenues, in 1998. We incurred significant expenses in the fourth quarter of 1999 related to the development of advertising programs and media campaigns, and the signing of Sophia Loren as our spokesperson. The increase in marketing and sales expenses also was due in part to increased personnel and related expenses. Furthermore, we incurred customer service and fulfillment labor costs associated with the orders for our SuperCertificates, in the fourth quarter of 1999, although the related revenue is deferred on these orders until redemption.

         Technology and Systems Development Expenses. We incurred $1.0 million, or 10.5% of net revenues, of technology and systems development expenses in 1999. We did not incur similar expenses in 1998. The technology and systems development expenses incurred in 1999 were primarily attributable to the hiring of dedicated personnel and associated costs as described above.

         General and Administrative Expenses. General and administrative expenses increased to $4.9 million, or 49.7% of net revenues, in 1999 as compared to $0.9 million, or 32.9% of net revenues, in 1998. The increase in general and administrative expenses was primarily due to increased salaries and related expenses associated with the hiring of additional personnel as well as increases in recruiting, professional fees and travel expenditures.

         Non-Cash Consulting and Compensation Expense. Non-cash consulting and compensation expense was $0.3 million, or 2.8% of net revenues, in 1999. We did not incur similar charges in 1998.

         Net Loss. We reported a net loss of $19.2 million in 1999 compared with a net loss of $1.4 million in 1998.

PERIOD FROM OCTOBER 16, 1997 (INCEPTION) TO DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

         We were formed in October 1997, operating under the name 1-800-PRESENT, and operated as a telemarketer, through our toll-free number. During this period, our telemarketing, customer service and fulfillment functions were outsourced to third parties. As a result, our results of operation for the period ended December 31, 1997 do not bear any significant relationship to our operating results for the year ended December 31, 1998. The significant changes in operating results for the year ended December 31, 1998 as compared to the period ended December 31, 1997 were primarily attributable to the difference in the duration and extent of our operations in those periods.

         Our revenues were $178,807 for the period ended December 31, 1997. Cost of revenues were $176,309, or 98.3% of net revenues. In total, operating expenses for the period ended December 31, 1997 amounted to $707,904 and consisted largely of marketing and sales expense of $557,678 and general and administrative expense of $150,226.

QUARTERLY RESULTS OF OPERATIONS

         The table below sets forth our quarterly results of operations in dollars for our last eight quarters. This data has been prepared on the same basis as our annual audited financial statements and, in our opinion, includes all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation of this information. These unaudited quarterly results should be read in conjunction with the annual audited financial statements and related notes included elsewhere in this prospectus. Because of our limited operating history, our recent acquisitions of Giftpoint.com, Inc. and GiftSpot.com, Inc. and the rapidly evolving nature of our business, we believe that quarterly period comparisons are not meaningful and should not be relied upon as an indication of future performance.


                                                                              THREE MONTHS ENDED

                                              JUNE 30, SEPT. 30,  DEC. 31,   MAR. 31,  JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                                1998     1998       1998       1999      1999        1999       1999       2000


STATEMENTS OF OPERATIONS DATA:
Revenues, net ...............................  $ 189    $ 160     $ 2,211      $ 740      $ 859     $  955    $ 7,351     $ 4,804
Costs of revenues ...........................    175       148      2,041        714        829        686      7,339       4,691
                                               -----    ------    --------     -----      -----      -----    -------     -------
   Gross profit .............................     14        12        170         26         30        269         12         113
Marketing and sales expenses ................     29       199        363        341        605      4,386      7,595       5,697
Technology and systems development expenses .     --        --         --        100        142        555        242         407
General and administrative expenses .........    346        49         88        220        560        939      3,205       2,603
Non-cash consulting and compensation
   expense...................................     --        --         --         40         50         78        108          38
Amortization of goodwill ....................     --        --         --         --         --         --         --         544
                                               -----    ------      ------     -----    --------    -------   --------     ------
   Loss from operations .....................   (361)     (236)      (281)      (675)    (1,327)    (5,689)   (11,138)     (9,176)
                                               -----    ------      ------     -----    --------    ------    --------    -------
Other income (expense) ......................     --        --        (13)        --          8        (27)      (321)          2
   Net loss .................................  $(361)   $(236)     $ (294)     $(675)   $(1,319)   $(5,716)  $(11,459)    $(9,174)
                                               =====    =====      =======     =====    ========   =======   =========    ========



LIQUIDITY AND CAPITAL RESOURCES

         We have funded our operations since inception primarily through the private placement of preferred equity securities, through which aggregate net proceeds of approximately $69 million have been raised to date. Historically, Giftpoint.com, Inc. and GiftSpot.com, Inc. had also been funded through equity financings, with aggregate net proceeds of $6.5 million and $3.8 million, respectively.

         We had $100,855 of cash and cash equivalents at March 31, 2000. Working capital was $(3.4) million at March 31, 2000.

         Net cash used in operating activities was $1.3 million in 1998, $15.3 million in 1999 and $9.8 million for the three month period ended March 31, 2000. Net cash used in operating activities for the three month period ended March 31, 2000 was attributable to a net loss of $9.2 million and increases in accounts receivable, prepaid expenses and other assets and decreases in accounts payable and accrued expenses that were partially offset by decreases in inventory and deferred revenue resulting from the sale of SuperCertificates, and non-cash charges relating to depreciation and amortization and consulting and compensation expense. Net cash used in operating activities in 1999 was attributable to a net loss of $19.2 million and increases in accounts receivable prepaid expenses and inventory that were partially offset by increases in accounts payable and accrued expenses, deferred revenue, and non-cash charges, primarily depreciation and amortization and consulting and compensation expense. For 1998, net cash used in operating activities resulted from a net loss of $1.4 million and increases in inventory, prepaid expenses and other assets, partially offset against an increase in accounts payable and accrued expenses.

         Net cash used in investing activities was $3.1 million in 1999 and $0.5 million for the three month period ended March 31, 2000. Cash used in investing activities for the three month period ended March 31, 2000 primarily related to the purchase of property and equipment and payments made to design and develop our primary website, partially offset by the cash acquired in connection with the acquisition of Giftpoint.com, Inc. The cash used in investing activities during 1999 consisted of payments made to design and develop our primary website as well as to purchase and build network hardware and software and the telecommunications infrastructure, to acquire domain names, to build-out our leased facility and to purchase furniture and fixtures. There were no similar cash expenditures during 1998. We anticipate a substantial increase in capital expenditures and commitments consistent with the anticipated growth in operations and infrastructure. We have entered into a lease for a new fulfillment operations facility in New Jersey. We may finance a portion of these costs through leasing arrangements.

         Net cash provided by financing activities was $1.1 million in 1998, $23.9 million in 1999 and $4.8 million for the three month period ended March 31, 2000. Cash provided by financing activities for the first quarter included $3.0 million of bridge financing that was subsequently exchanged for shares of Series J Preferred Stock. In May 2000, we raised an aggregate of $43.8 million in financing related to the issuance of shares of Series J Preferred Stock. Additionally, during the three month period ended March 31, 2000, we established a $2.0 million line of credit, to be used for the purchase of technology and other equipment, which would be secured by these assets of which $0.8 million was outstanding at March 31, 2000 . The interest rate is approximately 8.7%. This line of credit does not contain significant operating covenants. As a result, we were able to finance a portion of our computer equipment that had been purchased during 1999. Net cash provided by financing activities in 1999 and 1998 primarily related to the issuance of several classes of preferred stock. We had no long-term debt as of December 31, 1999 or 1998.

         The revenue generated from SuperCertificates is deferred until redemption of the SuperCertificate by the recipient. At the time of redemption, we recognize revenue and expense the associated costs. As a result of this accounting method, our cash received from customers has historically been substantially greater than the amount of revenue reported for these periods. The difference in these amounts is reflected primarily as an increase in the amount of deferred revenues presented on our balance sheet, which are presented net of certain deferred fulfillment costs associated with these orders. For the three month period ended March 31, 2000 the amount of cash received from customers in excess of the amount of revenues reported was approximately $5.3 million. This deferred revenue is presented on the accompanying balance sheet net of certain associated fulfillment costs, which totaled approximately $252,000 as of March 31, 2000. The sale of SuperCertificates provides cash float to the company that we reinvest in our business and expect will significantly support the working capital required to operate our business. Pending reinvestment in our business we intend to invest the cash float in interest bearing investments. We intend to review our investment practices over time. We expect that as sales of SuperCertificates grow, in association with the expansion of our corporate business, the float will also continue to grow. Generally, corporations purchase SuperCertificates in bulk and distribute them over a period of time. We cannot predict or control if, when or for what merchant product the end recipient will redeem the reward. In addition, we anticipate that some of our SuperCertificates may never be redeemed. Although nonredemption provides substantial float to support working capital, we may not be able to recognize revenue on a substantial portion of nonredeemed SuperCertificates.

         In connection with our acquisition of GiftSpot.com, we assumed a line of credit for approximately $350,000 and other short-term liabilities of approximately $1.5 million.

         Our capital expenditures were approximately $3.1 million in 1999 and $1.3 million for the three month period ended March 31, 2000. We had no capital expenditures in 1998. We estimate our 2000 capital expenditures to be approximately $20 million which will be used primarily for additional investments in merchant enabling technologies, website technology, automation equipment, the completion of our fulfillment center in New Jersey, enhancements to information systems and internal payroll costs associated with the development of software used for operations. As of March 31, 2000, none of this capital expenditure has been incurred.

         Our future liquidity and capital requirements will depend on numerous factors. For example, the pace of expansion will affect future capital requirements, as may the decision to acquire or invest in complementary businesses and technologies. We believe that the net proceeds from this offering, together with available funds and cash flows, will be sufficient to conduct our business plan for the foreseeable future. However, any projections of future cash needs and cash flows are subject to substantial uncertainty and we may need to raise more funds than are budgeted in our capital plan in order to fund a more rapid expansion plan, as a result of acquisitions, alliances, international expansion or otherwise, to respond to competitive pressures, regulatory changes or changes in the business plan and to develop new products and services. In addition, if we experience redemptions of significant amounts of SuperCertificates sooner than anticipated or are otherwise unable to adequately manage our cash flows, we may need additional operating funds if we do not have available cash. If additional funds are required, we may not be able to obtain such financing on terms favorable to us, or at all. We may need to enter into lines of credit in the future to be able to finance unanticipated redemptions on relatively short notice. Any additional capital raised through the sale of equity or convertible debt securities would dilute your ownership percentage. Any additional capital raised through debt financing will result in interest expense and may subject us to negative and financial covenants that restrict our ability to operate our business or require us to deliver equity securities to the lender which would dilute your ownership percentage. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our current product line, marketing efforts or operational infrastructure. In addition, we may be unable to take advantage of business opportunities or to respond to competitive pressures. Any of these events could harm our business and financial condition. See "Risk Factors -- We may need to raise additional capital which may not be available."

SEASONALITY

         There has historically been a concentration of revenue generated from consumer purchases of gift certificates in the fourth quarter. We expect that this trend will continue. This is largely due to the increased purchasing of gift certificates by individuals during the holiday season. The development and expansion of our corporate business may reduce the seasonality of our business as corporate customers tend to purchase gift certificates more evenly throughout the year.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 (as amended by SFAS No. 137) is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We have not entered into derivative instruments or engaged in hedging activities as defined in SFAS No. 133. As such, management has determined that the adoption of this standard will have no impact on our financial statements.

         During December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. We have concluded that the implementation of this SAB will not have a material impact on our financial position or results of operations.

         During March 2000, the FASB issued interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which clarifies the application of Accounting Principles Board (APB) Opinion No. 25, regarding (a) the definition of an employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan,
(c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 is effective on July 1, 2000. Some events as defined by Interpretation No. 44, may require earlier consideration if they occurred after December 15, 1998 or January 12, 2000, depending on the event, although no financial statement effect would be recognized until July 1, 2000. The effects of applying Interpretation No. 44 are recognized prospectively. Management has reviewed its stock compensation events and determined that none qualify as those covered by Interpretation No. 44, which would require early consideration.

         Various authoritative bodies as well as the SEC continue to promulgate new accounting and disclosure requirements addressing the accounting and reporting for e-commerce and internet related businesses primarily as it relates to the amount and timing of revenue recognition. We believe that our financial statements comply with current guidance from the appropriate authoritative bodies, however, guidance on matters under current or future consideration by such authoritative bodies or changes within our business model or product or service offerings may impact the timing and measurement of the reporting of future operating results.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         At March 31, 2000, we had cash and cash equivalents of $100,855 consisting of cash and short-term investments. Our exposure to interest rate changes has been immaterial. We typically reinvest our available cash in our business and, therefore, have not maintained significant cash balances to date.

         We intend to invest the net proceeds from this offering in U.S. government securities or other interest-bearing instruments pending other uses. In addition, pending reinvestment in our business, we intend to invest the cash float from the sale of SuperCertificates in interest bearing instruments. We intend to review our investment practices over time. Our investments will be subject to market risk and may decline. Our outstanding credit line is indexed to a LIBOR rate and, therefore, we have some interest rate risk. Our capital lease obligations, once executed, will all be at fixed rates.

         We have operated primarily in the United States and all sales to date have been made in United States dollars. Accordingly, we have not had any material exposure to foreign currency rate fluctuations.

                                    BUSINESS

OVERVIEW

         We are a leading Internet marketplace for physical and emailable gift certificates used for employee incentives, customer loyalty programs, marketing promotions and consumer gifts. Through our website at www.GiftCertificates.com, we offer gift certificates from over 500 merchants representing over 600 well-known brands. We also sell a gift certificate to our website, the SuperCertificate(TM), which is redeemable for nearly all of the merchant gift certificates we offer. In addition to gift certificates, we offer our corporate clients a range of related value-added products and services for the administration of their employee incentive, customer loyalty and marketing programs. We currently have over 1,000 corporate clients, including over one quarter of the Fortune 100. We also provide a turnkey solution that allows merchants to offer emailable and physical gift certificates on their own websites using our technology and our ordering, fulfillment, security and customer service infrastructure. Our merchant enablement clients include well-known national retailers.

         We buy gift certificates from our merchant partners at a discount and sell them at face value. We also generate revenues by supplying technologies and services to our merchants and corporate clients and through the sale of ancillary products. Our cash receipts historically have been greater than our revenues since we do not recognize revenue on SuperCertificate sales until redemption. Because of the time differential between the sale and redemption of our SuperCertificates, we generate significant cash float that we can reinvest in our business.

INDUSTRY BACKGROUND

         GROWTH OF INTERNET USAGE AND E-COMMERCE

         The Internet has emerged as a global communications medium to deliver and share information and conduct business electronically. IDC estimates that there were approximately 261 million Internet users worldwide at the end of 1999, a number that IDC expects will increase to approximately 623 million users by 2003. In addition, rapid acceptance of the Internet as a communications platform by both businesses and consumers has created the foundation for significant growth in electronic commerce. IDC estimates that business to business e-commerce will grow from approximately $97 billion in 1999 to approximately $1.4 trillion in 2003. It also estimates that the total value of goods and services purchased annually over the Internet will increase from approximately $131 billion in 1999 to approximately $1.6 trillion in 2003.

         MARKET OPPORTUNITY

         Gift certificates are well-suited for sale through the Internet since they do not require in-person physical inspection, experience low return rates, do not spoil, do not go out of fashion and can be delivered via email.

         Corporations. Gift certificates are ideal products for corporate gift, incentive, loyalty and promotions programs, because they provide the recipient with much of the choice and flexibility of cash, while allowing the corporation to personalize and tailor their programs. According to industry sources, the global market for corporate incentives, customer loyalty programs and some elements of marketing promotions, was estimated to be $26 billion in 1999.

         The effectiveness of many internally administered corporate programs may be impaired by either the high cost of establishing an appealing variety of vendor relationships or, alternatively, the limited ability to provide diverse product offerings. As more businesses offer loyalty programs, other businesses may be required to adopt similar programs to remain competitive.

         We believe that, other than cash, gift certificates are the gift most highly valued by many recipients. Gift certificate programs are perceived by many marketers as preferable to cash-based incentive and other reward programs because recipients tend to associate gift certificate incentives with the emotional and tangible qualities of the gift item ultimately purchased. By comparison, we believe that the small payments that are typical of most cash-based incentive programs are associated by the consumer more with discounting or coupon programs than the ultimate gift selection and do not typically offer the same positive emotional effects as gift certificates.

         Individuals. Over $18 billion in gift certificates and prepaid gift cards were sold in the United States in 1998. We estimate that consumer gift spending in the U.S. in 1999 was approximately $125 billion and in 2000 will be approximately $134 billion, based on statistics from the U.S. Department of Labor and the U.S. Census Bureau. Individuals purchase gift certificates for a variety of reasons, but primarily because they are a convenient gift to give and because they allow the recipient to get exactly what they want. Most gift giving is occasion-based, with the holiday season, birthdays and weddings being the primary drivers.

         Merchants. Gift certificates are valuable products for merchants since their use drives traffic, may result in incremental sales and creates cash float. Since the purchase of a gift certificate ultimately leads to the purchase of a gift item, growth in gift certificates and related products do not displace the purchase of actual gift items. We believe that gift certificates have been an under-promoted product category in the U.S. compared to the gift certificate industry in the United Kingdom, Japan, France and Germany. We believe there is a large market of merchants for whom high quality online gift certificate solutions cannot be practically developed internally because of insufficient economies of scale, lack of expertise or available technology. We also believe that merchants are concerned with outsourcing these programs since they generally maintain strict control over usage of their brands and gift certificates are one of their most brand sensitive products.

THE GIFTCERTIFICATES.COM SOLUTION

         We supply an array of products and services for corporate incentives, loyalty and promotions programs and enable merchants to offer their own gift certificates online without significant fixed costs. Our leading Internet marketplace and technology and service offerings provide the following benefits to our merchants, corporate clients, and individual consumers.

         BENEFITS TO CORPORATE CLIENTS

         Appealing choice and variety of products for corporate programs: With over 600 brands and our SuperCertificate products, we provide corporations with a broad selection of gifts that cross geographic and demographic ranges. The SuperCertificate allows a corporation to avoid the difficulty of selecting specific gifts that meet the needs of each recipient. The SuperCertificate also saves the corporation the expense and difficulty of developing relationships with large numbers of vendors.

         More effective customer loyalty and promotional programs: Our products and services enable corporations to offer customer loyalty programs and marketing promotions that facilitate customer retention and new customer acquisition, without having to discount the corporation's own products and services and potentially dilute the value of its brand. For example, our corporate client may offer SuperCertificates as a reward to frequent buyers or as an inducement to consumers to make a purchase. Our extensive merchant network increases our appeal to individual consumers, and, as a result, makes our products and services more valuable to corporate clients seeking to reach large numbers of current and potential customers.

         Outsourced program tools and fulfillment: We provide ready to use tools to corporations for their program management and fulfillment. Our offerings include tools for reporting and tracking of programs, electronic delivery of rewards and promotions, physical fulfillment, personalization and packaging of products, dedicated customer service and other customized services that a corporation may desire. Our choice of products, technological capabilities and commitment to customer service allow corporations to administer their programs through us at a lower cost and with greater convenience, efficiency and quality than if they were to undertake these functions themselves.

         BENEFITS TO INDIVIDUALS

         One-stop shopping with quality leading brands: We offer consumers one-stop shopping for their gift giving needs with the choice and variety provided by over 600 quality brands. Consumers can purchase physical and emailable gift certificates for a broad range of products and services to be redeemed at many of the nation's leading retailers, hotels, Internet companies, spas, theaters and restaurants. We also offer our own SuperCertificates which recipients can redeem for the gift certificates of nearly all of the merchants on our website. We are developing additional types of SuperCertificates with specialized redemption options, including The Dining SuperCertificate, The Wedding SuperCertificate, The Entertainment SuperCertificate and The Fashion SuperCertificate, which will enable the purchaser to provide a more personalized gift. In addition, future products may be tailored to meet an individual gift giver's preferences by providing restricted uses, such as gift certificates redeemable only at merchants suitable for children.

         Convenience and timely fulfillment services: Purchasers of our products can easily buy and send gift certificates online without any need for in-person physical inspection. If a purchaser opts for electronic delivery of a gift certificate, fulfillment is made by e-mail. We also provide a choice of physical delivery channels, including overnight or regular mail delivery. Orders received before 6 pm (Eastern time) are generally shipped the day they are received. Through our acquisition of GiftSpot.com, Inc., we acquired technologies that will provide our individual customers with additional conveniences, such as the ability to send multiple certificates to a group of recipients as well as allowing a group of customers to contribute to one gift certificate. We intend to integrate these technologies into the service offerings on our primary website.

         Superior shopping experience and customer service: Our goal is to provide a superior shopping experience for the purchasers and recipients of our products. We provide toll-free telephone and e-mail support 24 hours a day seven days a week from well-trained customer service representatives. In addition, our primary website provides our customers with a number of additional services designed to enhance their overall shopping experience, including gift recommendations, geographical search capability, merchant partner location, delivery information and a range of packaging and shipping options. We also maintain our own frequent buyer reward program.

         BENEFITS TO MERCHANTS

         New marketing and distribution channel for gift certificate sales:
Participation in our marketplace provides our merchant partners with a new marketing and distribution channel for the sale of physical and emailable gift certificates to large numbers of corporate clients and individual consumers. Gift certificates are particularly attractive products for merchants to sell given the significant float and incremental sales they may generate. The attractive economics of gift certificates encourages merchants to partner with us. Due to the large number of merchants whose gift certificates are available on our website, we believe there are competitive pressures on merchants to participate in our website.

         Turnkey solutions for private label gift certificates: While gift certificates are economically attractive products for merchants, they can be difficult to develop and fulfill. We provide enabling technology and fulfillment services to merchants that allow them to outsource their physical and emailable gift certificate fulfillment requirements.

BUSINESS STRATEGY

         In order to strengthen our position as a leading Internet marketplace for gift certificates and provider of related technologies and services, we intend to pursue the following strategies:

         Pursue higher margin and float opportunities. We continue to add new products and services for our corporate clients, merchant clients and consumers with a particular focus on those that earn higher margins and create additional float for us. We plan to add new products and services to expand our customized solutions for corporations and merchants. Our merchant enablement business offers a significant opportunity to expand higher margin products and services. In addition, we are developing variants of our SuperCertificate product such as The Dining SuperCertificate, The Wedding SuperCertificate, The Entertainment SuperCertificate and The Fashion SuperCertificate, that will promote higher margin products and provide us with additional cash float. Sales of our SuperCertificate products have been growing faster than sales of our other products. We expect this trend to continue since SuperCertificates comprise the majority of our corporate sales, which have been growing faster as a percentage of sales than our consumer sales. As a result, we expect that our float will also continue to grow. Our merchant enablement business also offers a significant opportunity to expand higher margin products and services.

         Build our network and drive sales. In order to increase the conversion of visitors into customers and grow sales, we seek to increase the breadth of merchant brands available on our website. By increasing our merchant network we enhance our appeal to individual customers, which in turn makes our products and services more valuable to corporate clients offering employee incentives, customer loyalty programs or marketing promotions. Corporate orders generally create many new potential customers since each order is typically distributed among a large number of individual recipients. Larger numbers of customers and increased sales will help us attract new merchant partners. This virtuous cycle provides a lower cost method of new customer acquisition. In addition, an increasing number of merchants enhances the range of redemption opportunities for our own branded certificates and, as a result, makes them more desirable products.

         Enhance brand recognition. We believe strong brand equity, recognition and visibility is important in building our business. We continue to build our brand through a broad-based marketing and advertising campaign utilizing both online and offline channels. We have acquired prominent placements in the shopping areas of a number of leading Internet portals that drive significant amounts of traffic and sales to our website. We also believe that our primary domain name, www.GiftCertificates.com, significantly enhances our brand recognition because it is self-explanatory.

         We are actively seeking alliances that will provide us with increased brand recognition, revenue growth and margin enhancement opportunities. Our recent strategic acquisitions of Giftpoint.com and GiftSpot.com enhanced our corporate sales and merchant enablement businesses. We may also, from time to time, make additional strategic acquisitions or enter into joint ventures or other alliances. We have established relationships that we hope to expand through increased provision of incentive and loyalty programs and other co-marketing promotional opportunities and distribution partnerships. These programs provide significant marketing exposure and a lower cost means of accessing new customers.

         Invest in technology. We continue to invest in technology in order to enhance our product and service offerings, enablement capabilities for our merchants, program management tools for our corporate clients, the overall experience for our customers and our economies of scale. We recently acquired GiftSpot.com, Inc. primarily to expand our merchant enablement technology offerings. We are in the process of completing a new customer service and fulfillment center and automating the fulfillment and management of physical gift certificates, thereby increasing our efficiency and capacity. In addition, we will continue to focus resources on fraud control and the development of new applications to improve the overall customer experience.

         Expand globally. We are planning a focused international effort by targeting countries with high Internet, credit card and gift certificate usage. We will evaluate, on a case-by-base basis, individual countries in order to determine the appropriate entry method and may enter into joint ventures where we believe it is appropriate. We believe there may be significant first mover advantages in these countries and have already obtained domain names for this purpose.

PRODUCTS AND SERVICES

         Merchant-issued Branded Gift Certificates. The merchant-issued gift certificates we carry are issued by many of the nation's leading retailers, hotels, Internet companies, spas, theaters, restaurants and other consumer marketers. Our clients can select from a wide variety of merchants in order to give a gift certificate that reflects the interests of the recipient. Most of the merchants on our website currently offer only physical gift certificates, though an increasing number are introducing emailable gift certificates.

         Our site at www.GiftCertificates.com organizes our merchant brands into 14 main categories. For the first three months of 2000, the best selling brands within each category, sold were:

         Apparel & Accessories:     Banana Republic, Bloomingdale's, Eddie
                                    Bauer(R), Gap (includes babyGap, GapKids),
                                    J.Crew, Macy's, Neiman Marcus, Old Navy,
                                    Saks Fifth Avenue, Spiegel(R)

         Beauty & Spa:              Barneys New York, Bath & Body Works,
                                    Bloomingdale's, Chanel, ibeauty.com, Macy's,
                                    Neiman Marcus, Saks Fifth Avenue,
                                    SpaWish.com, Spiegel(R)

         Books, CD's, & Videos:     Barnes & Noble (includes B. Dalton),
                                    BLOCKBUSTER(R), eToys, Everything Wireless, iCanBuy.com, Musicland (includes Media Play,
                                    On Cue, Sam Goody and Suncoast Motion
                                    Picture Company)


         Children:                  Barnes & Noble (includes B. Dalton),
                                    BLOCKBUSTER(R), Gap (consists of babyGap,
                                    GapKids), KBToys, Macy's, Musicland
                                    (consists of Sam Goody), Old Navy, Saks
                                    Fifth Avenue, Spiegel(R)


         Digital (email delivery):    Eve.com, iCanBuy.com, wine.com

         Dining: Benihana, Bertucci's, Damon's, Darden Restaurants (consists of Bahama Breeze, Olive Garden and Red Lobster), Legal Sea Foods, Lettuce Entertain You Enterprises, Longhorn Steakhouse, Pizzeria Uno, Rainforest Cafe, T.G.I. Friday's


         Entertainment:             BLOCKBUSTER(R), Clearview Cinemas, General
                                    Cinema Theaters, Loews Cineplex
                                    Entertainment (includes Cineplex Odeon
                                    Theatres, Loews Cineplex Imax Theatres, Sony
                                    Imax Theatres, Sony Theatres, Star Theatres,
                                    Magic Johnson Theatres), Madison Square
                                    Garden, Universal Amusement Tickets


         Home: Banana Republic, Bath & Body Works (includes White Barn Candle Co.), Bed Bath & Beyond(R), Bloomingdale's, Crate & Barrel, Eddie Bauer(R), Macy's, Saks Fifth Avenue, Spiegel(R), The Sharper Image


         Hotels & Travel:           American Airlines(R), AT&T PrePaid Card,
                                    Hyatt Hotels & Resorts(R), Marriott Hotels and Resorts (includes all other Marriott brands and Renaissance Hotels and Resorts), The Mansion on Turtle Creek



         Jewelry & China:           Barneys New York, Bloomingdale's, Chanel,
                                    Fortunoff, Macy's, Neiman Marcus, Saks Fifth
                                    Avenue, Spiegel(R), Sunglass Hut (consists of Watch Station), Zales


        Luxury: Bailey Banks & Biddle, Banana Republic, Barneys New York, Brooks Brothers, Chanel, Dean & DeLuca, Neiman Marcus, SpaWish.com, Saks Fifth Avenue, The World of Golf


         Specialty:                 America Online, American Express(R) Gift
                                    Cheques, AT&T PrePaid Card, Harbor Freight
                                    Tools, Olan Mills Portrait Studios, PETsMART


         Sports Plus:               Brookstone(R), chipshot.com, Eddie Bauer(R),
                                    Fogdog Sports, Orvis, Madison Square Garden,
                                    Patagonia, Spiegel(R), The World of Golf,
                                    Universal Golf Tickets


         Teen: Barnes & Noble, Bath & Body Works, Bloomingdale's, Gap, iCanBuy.com, J.Crew, Loews Cineplex Entertainment (consists of Loews Cineplex Imax Theatres), Musicland (consists of Media Play, On Cue, Sam Goody), Old Navy, Sunglass Hut (consists of Watch Station)


         SuperCertificates. We also provide our own gift certificate product, the SuperCertificate, in both emailable and physical form. SuperCertificates may be redeemed on our website for the recipient's choice of gift certificates from nearly all of our merchant partners. The SuperCertificate enables corporations to provide a wide range of choices in their promotions, rewards and incentives programs, thereby appealing to a significantly diverse audience. In addition, many individual consumers purchase SuperCertificates when they are looking for a highly flexible gift.

         New SuperCertificate products currently in development include The Dining SuperCertificate, The Wedding SuperCertificate and The Entertainment SuperCertificate. These products will promote tailored subsets of our merchant brands. SuperCertificates represented approximately 42% of our pro forma cash receipts in 1999 and 57% of our pro forma cash receipts in first quarter 2000.

         Corporate Incentive, Loyalty and Promotional Gift Certificate Programs. For over 1,000 corporate clients, we provide a variety of gift certificate related services in connection with their incentive, customer loyalty and marketing programs, including custom design, reporting, advisory, fulfillment and other services. We are developing several tools that will greatly assist corporate award and incentive program managers with program administration. For example, we are developing a reporting tool that program managers can use to track what gifts were given, when they were given, and to whom they were given, via a simple Web interface. Other more sophisticated tools for tracking and controlling discretionary business gift accounts are under development. We seek to expand our corporate relationships through the provision of additional products and services.

         Enabling Technologies and Related Services. While gift certificates are an economically attractive product for merchants, they are difficult to administer and fulfill. We provide enabling technology and related services so that merchants can establish gift certificate programs without the expense and difficulty of developing these capabilities independently.

         The technology required to create emailable gift certificates is complex, requiring significant investment and personnel. By making a relatively simple connection to our systems, our merchant clients can quickly acquire the capability to offer emailable gift certificates to their customers without significant up-front costs. To offer physical gift certificates, merchants need to have the operational capability of accepting orders over a website, screening for internet fraud, managing a customer service center, and billing and fulfilling individual orders. Many merchants do not have this capability, but can acquire the functionality by outsourcing their gift certificate operations to us via a link from their website.

         Through our acquisition of GiftSpot.com, Inc. in April 2000, we acquired the technology and related administrative tools to enable merchants to sell and redeem private label emailable gift certificates through their own websites, powered by our servers. The GiftSpot technologies include features such as:

         -        emailable gift certificates,

         - personal messages, electronic card options, address books, reminders and the ability to maintain customer accounts,

         - the ability for corporations to send large volumes of low-denomination private label promotional gift certificates,

         - Gift Circle technology (related patent pending), which allows several people to contribute to the purchase of a gift certificate, enabling family members, friends and co-workers to electronically "pass the hat" for gift giving occasions,

         - technologies that enable merchants to issue their own branded certificates as part of customer loyalty programs or promotions, and

         - merchant administrative capabilities that provide a merchant's customer service and management team real-time access to the activity of their emailable gift certificates.

         We are currently integrating many of the GiftSpot technology features into our primary website. We also intend to develop additional applications for these technologies as we expand our product and service offerings.

         Other Products and Services. We provide various ancillary products, such as specialty greeting cards, priority shipping, custom boxes and other seasonal and holiday promotions. We also promote our merchant brands with featured and suggested merchant listings on our primary website.

CORPORATE CLIENTS AND MERCHANTS

         We provide services to over 1,000 corporate clients relating to their employee incentives, customer loyalty programs and marketing promotions. As our clients offer these programs year-round, we expect these relationships to contribute to revenue throughout the year. Our corporate clients include over one quarter of the Fortune 100.

         We have over 500 merchant partners whose branded gift certificates are offered through our primary website. Since the purchase of a gift certificate ultimately leads to the purchase of a gift item, and as a result, is only an intermediate step between a recipient and the ultimate gift purchase, growth in gift certificates and related products do not displace the purchase of actual gift items. This characteristic of our sales facilitates our ability to partner with merchants. We also provide a turnkey solution that allows merchants to offer emailable and physical gift certificates on their own websites using our technology and our ordering, fulfillment, security and customer service infrastructure. Our merchant enablement clients include well-known national retailers.

TECHNOLOGY AND OPERATIONS

         GiftCertificates.com has built a scaleable network infrastructure, which includes redundant hardware for critical components that we believe can survive the failure of several servers with relatively little downtime. Our Web systems have sustained more than 100,000 unique multi-page view user sessions in an hour. We believe this is below our capacity. We also believe we can quickly and easily obtain additional capacity without significant additional system development.

         We have three separate systems: the primary GiftCertificates.com website permits corporate clients and consumers to make orders and check order status; our custom-developed back-office system, GiftSoft, supports order fulfillment and customer service; and our proprietary server provides emailable gift certificate functionality for merchants. Security is achieved via the use of multiple firewalls, Secure Sockets Layer, which is a secure way of transferring information between two computers on the Internet using encryption, and password protected systems and databases within the context of an overall security conscious design.

         We host and administer our primary website using our own equipment at Globix, a leading hosting facility. To further improve our website's performance and redundancy, we plan to have in place prior to the 2000 holiday season two data centers operating in tandem that provide geographic load balancing during normal operations and are designed to be capable of handling the entire national load in the event of a single data center failure.

         Transactions completed on the website are passed to our custom developed back-office system, GiftSoft, for order confirmation and all other aspects of order tracking and management. The GiftSoft application is not directly accessible from the Internet and runs on a Microsoft SQL Server database that is distinct from the website's. Before an order is confirmed, it is passed through an automated fraud test. All orders that do not pass the automated fraud screening are transferred to our fraud prevention department for further research. As a result, the order confirmation process is nearly real time and ensures that we maintain high-quality fraud checks on all orders.

         The GiftSoft application is also the primary interface to our fulfillment process. At this time fulfillment is primarily a manual process with automated support tools. Prior to the 2000 holiday season, we plan to purchase and install automation equipment for high-quality card printing, order association and inventory counting and entry. This technology should allow us to improve our fulfillment process while reducing our per unit fulfillment cost. As part of the installation process we will develop the programming interfaces necessary to link the GiftSoft application to the automation equipment.

         Our proprietary technology, acquired as part of the GiftSpot transaction, enables merchant systems to communicate securely with our system using industry standard encryption, while a flexible integration method provides a customized user experience. New merchants are integrated quickly and easily with the assistance of a dedicated technical support team. The network architecture uses Windows-based technologies to distribute user load across multiple servers and handle server failures. In the future we plan to use our proprietary server to power our own SuperCertificate products.

         We plan to make significant investments in new hardware, software and automation technology in 2000 using a portion of the proceeds from this offering. We do not expect any significant disruptions of either the operational or Web systems as a result of the technology upgrades.

SALES AND MARKETING

         We market to corporate clients, individual consumers and merchant clients.

         Marketing to Corporate Clients. Our corporate sales accounts are primarily established through our in-person direct sales, outbound telemarketing programs and direct mail programs. We are developing technology that will enable virtually all account management and maintenance to be handled through a Web-based interface, allowing efficient coverage and account management. While we have generally targeted companies in the Fortune 1000, the efficiency of the Internet also allows us to serve relatively small accounts cost effectively opening a previously under-served market segment. We currently have 36 professionals dedicated to our corporate marketing effort.

         Marketing to corporate clients also aids our marketing efforts to individual consumers because most of our corporate sales are SuperCertificates that the recipient must redeem at our website.

         Marketing to Individuals. Our marketing efforts for individuals extend across traditional and online media, with the substantial majority in traditional media to build brand awareness. A strong consumer brand supports all aspects of our business, including corporate sales. We currently have 20 professionals dedicated to our individual marketing effort.

         We are seeking to build a brand identity that is viewed by consumers as thoughtful, creative and enjoyable through our online and offline advertising, website design, packaging and customized greeting cards. Marketing effectiveness is also enhanced by the simplicity of the GiftCertificates.com brand name and the reputation of our merchant partners. One of our strongest assets to communicate the personality and tone of the GiftCertificates.com brand is our spokesperson, Sophia Loren. We believe her personal warmth and style personifies thoughtful, gracious gift-giving and appeals to many consumer demographics. Ms. Loren is being featured in new spot national television and radio advertising that began in late April 2000.

         Marketing to Merchants. Our merchant development group, which signs-up new merchants for our website, also markets enablement services to existing relationships. We currently have 8 professionals dedicated to our merchant development effort.

         In order to reach the large number of small merchants, we are forming relationships with companies that are already selling them related services. These companies include the online and offline information directories, credit card processing companies, services, and other similar companies.

CUSTOMER SERVICE

         We are committed to providing excellent customer service. As gift giving is typically linked to a special occasion and often a specific date, satisfaction of our clients' requirements is critical to our business. Orders received before 6pm (Eastern time) are generally shipped the day they are received. In addition, customers are notified via e-mail when an order is received and when it is shipped. We also provide toll-free telephone and e-mail support 24 hours a day, seven days a week. Our customer service representatives act as gift counselors, assisting customers in finding products, taking orders and handling questions about orders. Our customer service effort employs an auto-answer call management system to assist with telephone calls. We have approximately 40 dedicated customer service personnel, including managers, shift supervisors and customer service representatives.

COMPETITION

         The market for selling gift certificates is highly competitive. Since gift certificates are sold at face value, competition in the industry has been primarily based on convenience, service and brand recognition. Coupons and other promotional incentives have been offered in the sale of gift certificates. The amount of this activity could increase. The market for selling products and services over the Internet is rapidly evolving and intensely competitive. Existing offline and new competitors can launch websites selling gift certificates at comparatively low cost. However, in the case of new competitors, they will need to build relationships with a network of merchants in addition to developing technological and operational infrastructure to take and fill orders. Since gift certificates are brand sensitive products and merchants maintain strict control over their brands, we believe our established partnerships with over 500 merchants and our reputation for quality provide us with a competitive advantage.

         Some of our competitors have longer operating histories, larger customer bases, stronger brand names and significantly greater financial, technical, marketing and other resources than we have. New competitors continue to enter our markets. Our current competitors include the following kinds of businesses:

         - Traditional sellers and online gift certificate and technology providers. These are retailers and consumer service providers, ranging from local merchants to chains and large consumer product companies and including many of our merchant partners, who offer gift certificates at their stores and on their websites. These also include Internet gift certificate marketplaces and/or technology providers and offline gift certificate companies, such as Gift Certificate Center Co., which has entered into a definitive agreement to be acquired by Hallmark Cards Inc., The Gift Certificate Company (a subsidiary of Neighborhood Box Office, Inc.) and WebCertificates. Our technology and service offerings, if licensed to third parties as currently contemplated, may enable merchants to compete with us to a greater extent by expanding merchants' own gift certificate businesses. Many of our agreements with merchants are terminable upon 30 days' notice. Others may also begin to license technology similar to ours which could increase competition with our technical support business.

         - Corporate program providers and alternatives. These are traditional and online companies that provide employee incentives, customer loyalty programs or marketing promotions, such as BI Performance Services, Carlson Marketing Group, and Maritz Marketing Research. We also compete for a portion of the corporate budget with in-house programs and programs that utilize other kinds of products as well as alternatives to these kinds of programs, such as direct marketing and advertising. In addition, we compete with programs operated by or for portals and other large e-commerce sites, stand-alone programs and promotional tools developed by and/or for e-commerce sites. In addition, the customized solutions that we provide to clients may be competitive with our website.

         - Providers of alternative products. These are companies that provide proprietary products that are accepted for payment by multiple merchants online and offline and that may be used as alternatives to some of our products and services, such as American Express, which is a significant supplier of ours, Cybersource and Flooz.

         - Other vendors. These are vendors that sell the gift certificates of other merchants on their websites, including online communities that offer gift certificate products, and printers of gift certificates and gift cards, as well as specialized transaction processors of gift cards, which are competition to the extent they develop emailable gift certificate processing technology.

         Although we compete with these kinds of companies in aspects of our business, we also may have opportunities to partner with, supply and form distribution arrangements with them. We expect competition to intensify as more competitors enter our business and as traditional offline providers of these services establish online capabilities. In addition, many companies may have existing relationships with our merchant partners and potential customers and may be able to respond to changes in market dynamics and technology faster than we can. As participants in the industry consolidate, even stronger competitors may be created. We may not be able to compete successfully against current and future competitors and competitive pressures may result in reduced margins and fees, which could materially impact our revenues.

         We also enter into exclusivity arrangements with respect to selling gift certificates for specific types of products on our website with various of our business partners from time to time in the ordinary course of business.

INTELLECTUAL PROPERTY

         We currently rely on a combination of trademark (including domain names), copyright, patent and trade secret law and contractual restrictions to establish and protect our technology and proprietary rights and information. Other than our domain names and the related trademarks that are critical to our brand recognition and overall success, these rights are currently not material. We anticipate that our other intellectual property may become material to us in the future.

         We own several common law trademarks and approximately 200 registrations for domain names, including giftcertificates.com. We have filed several federal applications with the United States Patent and Trademark Office for trademarks and service marks relating to the marketing and sale of third-party gift certificates. These applications include GIFTCERTIFICATES.COM, SUPERCERTIFICATES and GIFT CIRCLE. We also have a patent pending which relates to technology enabling several people to technology contribute to the purchase of a group gift.

         Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving. We cannot give any assurance as to the future viability or value of any of our proprietary rights. In addition, we may not be able to deter misappropriation of our proprietary information and materials due to risks of nonrecognition or inadequate protection of our proprietary rights in certain foreign countries, undetected misappropriation of our proprietary information or materials, and unenforceability of confidentiality agreements entered into by our employees and consultants. Enforcement of trademark rights against unauthorized use, particularly over the Internet and in other countries, may be impractical or impossible and could generate confusion and diminish the value of the trademark. We have licensed, and may license in the future, elements of our trademarks, trade dress and similar proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by these business partners, they may take actions that could materially and adversely affect the value of our proprietary rights or reputation. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. If we are unable to protect our trademarks and other proprietary rights against unauthorized use by others, our reputation and brand name would be damaged and our competitive position would be significantly harmed.

         Litigation regarding intellectual property rights is common in the Internet and software industries. There have been an increasing number of patent claims and threatened patent claims regarding the Internet, some of which related to e-commerce processes. We have been contacted regarding some patents but do not believe any patent issues will be material. We expect that third-party infringement claims involving Internet technologies and software products and services may continue to increase. If an infringement claim is filed against us, we may be prevented from using certain technologies and may incur significant costs to resolve the claim. We have agreed and may agree in the future to indemnify certain of our business partners against claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We cannot assure you that we or our customers could obtain necessary licenses from third parties at a reasonable cost or at all.

         Any litigation could subject us to significant liability for damages or invalidation of our proprietary rights. Lawsuits, regardless of their success, would likely be time consuming and expensive to resolve and would divert management's time and attention from our business. The resolution of any litigation could be costly and time consuming, and may not be possible. Accordingly, an adverse determination in any litigation that we are a party to could have a material adverse effect on our business, results of operations and financial condition. See "Business - Legal Proceedings" below.

GOVERNMENTAL REGULATION

         ESCHEAT AND UNCLAIMED PROPERTY LAWS

         The escheat, abandoned and unclaimed property laws of the various states, generally contain provisions that will require all or some portion of unused gift certificates to be turned over to a state if unredeemed for a period of time, which generally ranges from three to five years. Since we could have sales in every state, we may be subject to the laws in multiple jurisdictions. If the unclaimed property laws applicable to our SuperCertificate products change, we may be required to turn over unredeemed amounts sooner than currently projected or to remit a higher percentage of the outstanding unredeemed amounts. Either of those actions would be adverse to our business. We may decide to restructure our operations, transfer assets to subsidiaries or reincorporate all or part of our business in another state given these considerations. As we expand internationally, we will have to review the laws of foreign jurisdictions as to these matters, which may be more onerous.

         INTERNET REGULATION

         Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, consumer protection, pricing, usage fees and taxes, content, copyrights, distribution, characteristics and quality of products and services, and online advertising and marketing. Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. The U.S. Congress has enacted Internet laws regarding online copyright infringement, Internet taxation and several privacy laws relating to the collection, use, and disclosure of personally identifiable information. Although not yet enacted, the U.S. Congress is considering additional laws regarding Internet taxation and privacy. In addition, the European Union recently enacted new requirements regarding data protection for European Union residents. These are all recent events and there is uncertainty regarding their marketplace impact.

         The adoption of any additional laws or regulations may decrease the popularity or impede the expansion of the Internet and could seriously harm our business. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could also materially harm our business. The applicability of existing laws to the Internet is uncertain with regard to many important issues, including property ownership, sales and other taxes, intellectual property, export of encryption technology, libel and personal privacy. If we were alleged to have violated federal, state or foreign civil and/or criminal law, even if we could successfully defend such claims, it could occupy significant amounts of management's time, harm our business reputation and negatively affect our operating results and financial condition.

         Several telecommunications carriers are supporting regulation of the Internet by the Federal Communications Commission in the same manner that the FCC regulates other telecommunications services. Incumbent local exchange telephone carriers have, in the past, petitioned the FCC to regulate Internet service providers in a manner similar to long-distance telephone carriers and to impose interstate access charges on Internet service providers. If either of these regulatory initiatives were to occur, or if the FCC were to take other actions responding to telecommunications carrier concerns, the costs of communicating on the Internet could increase substantially. This, in turn, could slow the growth and use of the Internet and, as a result, materially harm our business.

         The regulation of domain names in the United States and in foreign countries has changed and is subject to further change in the near future. We believe the value of Giftcertificates.com and our other domain names is critical to our business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to protect our own domain names or prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our domain names, trademarks and other intellectual property rights. As we expand internationally, we will have to review the laws of foreign jurisdictions as to these matters, which may be more onerous.

         We are also subject to other laws and regulations that may affect our business. For example, to the extent we offer products subject to regulation under the money services business laws of the various states we would be required to comply with applicable state laws, including compliance with licensing requirements, net worth and bonding requirements and change of control provisions as well as maintenance of adequate reserves in specified permitted investments with respect to the products subject to these laws. We may decide to structure some or all of our products in a manner that would not require compliance with these laws. Changes in these laws or regulations or the interpretation of existing laws or regulations to apply to our business could materially affect our business, increase our costs of doing business or limit the services or products we offer.

         In November 1999, the Gramm-Leach-Bliley Act was signed into law. This act provides, among other things, that an entity deemed to be a financial institution must provide an individual with notice of its privacy policies at the time the individual enters into a customer relationship with the entity and, subject to exceptions, prohibits the transfer of specified information regarding a customer or a consumer to an unaffiliated third party of the entity, unless the customer or consumer has been given the opportunity to opt out of the sharing of their information. The Federal Trade Commission issued a rule implementing provisions of this act that becomes effective on November 13, 2000 and requires full compliance by July 1, 2001. We are evaluating whether aspects of our current or future operations may be subject to this rule.

LEGAL PROCEEDINGS

         We are currently in litigation with 1-800-Gift Certificate, one of our competitors, with respect to the use of certain domain names, including 1-800-giftcertificates.com, 1-800-giftcertificate.com, 800giftcertificates.com and other similar domain names that we own. Although 1-800-Gift Certificate does not hold a registered trademark to 1-800-Gift Certificate or the other domain names in question, it is suing GiftCertificates.com, Jonas Lee, our chief executive officer, and other affiliated individuals for use of these domain names, claiming, among other causes of action, unfair trade practices and trademark infringement. The case was instituted in the United States District Court for the Southern District of New York on February 2, 1999. In March 2000, we filed a motion for summary judgment in this matter. If we are unsuccessful in this motion or ultimately in this litigation or unable to resolve this matter otherwise, we could be required to relinquish our ownership of the aforementioned domain names which may enhance 1-800-GiftCertificate's competitive position. We also may be required to pay monetary damages. We do not expect that any monetary damages would be material.

         From time to time, we may become involved in litigation relating to claims arising out of our ordinary course of business. Except as described above, we are not presently involved in any material legal proceedings.

EMPLOYEES

         As of June 5, 2000, we employed approximately 260 employees. We believe our employee relations are good. Our employees are not represented by collective bargaining agreements and we have never experienced a work stoppage.

FACILITIES

         Our leased corporate headquarters occupies 13,000 square feet in Manhattan and we are temporarily leasing an additional 7,373 rentable square feet of office space in Manhattan. Our Omaha facility occupies 13,600 square feet and our Seattle facility occupies 7,900 square feet. We have entered into a lease for a 77,102 gross square foot operations facility in Carlstadt, New Jersey. We believe our facilities will be sufficient for the next two years.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

         The following table provides information with respect to our directors, executive officers and certain of our key employees:



   NAME                                     AGE          POSITION
   ----                                     ---          --------
   Richard C. Marcus (2)                    61           Chairman of the Board
   Jonas P. Lee (3)                         33           Chief Executive Officer, President and Secretary and
                                                          Director
   Michael E. Ahern (3)                     36           Chief Operating Officer
   Michael D. Stephenson (3)                36           Chief Financial Officer and Executive Vice President,
                                                         Finance and Administration

   Douglas S. Nielsen (3)                   32           President, Business Solutions and Director
   Maxwell E.  Bardon (3)                   34           Executive Vice President, Merchant Solutions
   Robert S. Beck, Jr. (3)                  38           Chief Technology Officer and Executive Vice President,
                                                          Technology

   Louis S. Berman                          40           Chief Technology Architect
   Bertina Ceccarelli (3)                   36           Executive Vice President, Marketing
   Leland B. Harden (3)                     37           Executive Vice President, Business Development and Strategy
   Mark D. Hasebroock (3)                   40           Executive Vice President, Mergers and Acquisitions and
                                                          International Development

   Julie E. Mahloch                         31           Executive Vice President, Local Merchant Solutions
   Cristian A. Ossa (3)                     33           Executive Vice President, Operations & Chief Information Officer
   William A. Ackman (2)                    34           Director
   Howard Berk                              35           Director
   David P. Berkowitz                       38           Director
   Paul T. Morrison                         33           Director
   Gary D. Offner (2)                       33           Director

-------------------

(1)               Member of the Audit Committee

(2)               Member of the Compensation Committee

(3)               Executive Officers

         Prior to completion of this offering we intend to appoint two additional independent directors and establish staggered terms for our entire Board of Directors.

         Richard C. Marcus has been our Chairman of the Board since 1999 and has been a Director since 1997. Since January 1997, Mr. Marcus has served as a Senior Advisor to Peter J. Solomon Company. He served as President and Chief Executive Officer of Plaid Clothing Group from December 1994, when he joined to aid in Plaid Clothing Group's restructuring efforts, to December 1995. In July 1995, Plaid Clothing Group filed a petition of reorganization under Chapter 11. From 1979 to 1988 he served as Chairman and CEO of Neiman Marcus. He co-founded InterSolve Group in 1990. He currently serves on the board of directors for Zale Corporation, Michaels Stores and Fashionmall.com. Mr. Marcus participated in the Advanced Management Program of the Harvard Business School and received his A.B. from Harvard College.

         Jonas P. Lee is our founder and has been our Chief Executive Officer and President and a Director since 1997. Prior to starting our company in 1997, Mr. Lee was General Manager of Integrated Computing Engines, Inc., a firm he founded, from October 1994 to March 1997. Before founding Integrated Computing Engines, Inc., Mr. Lee served as a management consultant with Bain & Company from October 1993 to October 1994. Mr. Lee received his M.B.A. from Harvard Business School and his A.B. from Brandeis University.

         Michael E. Ahern has been our Chief Operating Officer since May 2000. Prior to joining our management team in April 2000, Mr. Ahern was the chief executive officer of GiftSpot.com, Inc., a firm he co-founded in April 1999. Prior to that, Mr. Ahern was employed by Microsoft Corporation from June 1993 to April 1999, most recently serving as Group Project Manager for Microsoft Project. Mr. Ahern received his B.S. from Purdue University.

         Michael D. Stephenson has been our Chief Financial Officer and Executive Vice President of Finance and Administration since August 1999. Prior to joining us, Mr. Stephenson worked for Merrill Lynch's Investment Banking Division from 1993 through 1999, most recently serving as a Director of the Global Industries Group and as a member of the Merrill Lynch Corporate Finance Committee. Mr. Stephenson received his M.B.A. from Harvard Business School and his A.B. from Harvard College.

         Douglas S. Nielsen has been our President of Business Solutions and a Director since March 2000. Mr. Nielsen joined our company as part of the Giftpoint.com, Inc. merger. Mr. Nielsen served as Chief Executive Officer of Giftpoint.com, Inc., a firm he co-founded, from July 1998 to March 2000. Prior to that, Mr. Nielsen was President of Market Innovators, Inc., an information and direct marketing company he founded, from January 1992 to July 1998. Mr. Nielsen and Ms. Mahloch are siblings. Mr. Nielsen received his B.S. from the University of Nebraska.

         Maxwell E. Bardon has been our Executive Vice President of Merchant Solutions since January 1999. Prior to joining us, Mr. Bardon was Vice President of Marketing of Telesensory Corporation from December 1996 to November 1998. Prior to that, Mr. Bardon was a management consultant for Bain and Company from September 1993 to October 1996. Mr. Bardon received his M.B.A. from the University of Chicago and his B.B.A. from the University of Cincinnati.

         Robert S. Beck, Jr. has been our Chief Technology Officer and Executive Vice President of Technology since March 2000. Mr. Beck joined our company as part of the Giftpoint.com, Inc. acquisition. Mr. Beck served as the Senior Vice President and Chief Technology Officer of Giftpoint.com, Inc. from October 1999 to March 2000. Before joining Giftpoint.com, Inc., Mr. Beck served as Chief Technology Officer and Worldwide Year 2000 Program Director for MidAmerican Energy Holdings Company from April 1996 to October 1999. Prior to that, Mr. Beck was Director of Technology Enabling Services for Inacom Corporation from April 1993 to April 1996. Mr. Beck received his B.S. from Metropolitan State College.

         Louis S. Berman has been our Chief Technology Architect since June 1999. Prior to joining us, Mr. Berman served as the President of Brain Tree Limited from January 1989 to June 1999. Mr. Berman attended the State University of New York, Purchase.

         Bertina Ceccarelli has been our Executive Vice President of Marketing since December 1999. Prior to joining us, Ms. Ceccarelli served as Senior Vice President of Marketing for Snap.com from July 1998 to November 1999. Before joining Snap.com, Ms. Ceccarelli was Vice President of Marketing and Programming Operations at NBC Interactive from May 1996 to June 1998. Prior to that, she was marketing manager for Hearst Corporation from September 1995 to April 1996. Ms. Ceccarelli received her M.B.A. from Harvard Business School and her B.S. from the University of California, Berkeley.

         Leland B. Harden has been our Executive Vice President of Business Development and Strategy since March 1999. Prior to joining us, Mr. Harden was a Partner in U.S. Web's Audience Development practice from August 1997 to March 1999. Prior to that, he served as Senior Vice President, Business Development, at Cybernautics, Inc. from August 1994 to August 1997. Mr. Harden received his B.B.A. from Hardin-Simmons University.

         Mark D. Hasebroock has been our Executive Vice President of Mergers and Acquisitions and International Development since March 2000. Mr. Hasebroock joined our company as part of the Giftpoint.com, Inc. merger. Mr. Hasebroock was the Chief Operating Officer of Giftpoint.com, Inc. from December 1999 to March 2000. Before joining Giftpoint.com, Inc., Mr. Hasebroock served as the Vice President of Strategic Planning at PKS Information Services from June 1998 to December 1999. Prior to that, he was the Managing Director at McCarthy & Co. from June 1986 to June 1998. Mr. Hasebroock received his M.B.A. from Creighton University and his B.S. from the University of Nebraska.

         Julie E. Mahloch is our Executive Vice President of Local Merchant Solutions since March 2000. Ms. Mahloch joined our company as part of the Giftpoint.com, Inc. merger. Ms. Mahloch served as the Executive Vice President of Sales of Giftpoint.com, Inc., a company she co-founded, from August 1998 to March 2000. Prior to that, she served as Vice President of

Market Innovators, a company she co-founded, from July 1991 until August 1998. Ms. Mahloch and Mr. Nielsen are siblings. Ms. Mahloch received her B.A. from the University of Nebraska.

         Cristian A. Ossa has been the Executive Vice President of Operations & Chief Information Officer since March 2000. Prior to joining us, Mr. Ossa worked with us as a consultant through his former employer, Rosetta Technology Group, by which he was employed from December 1998 to March 2000. Prior to that, Mr. Ossa worked for Insight Consulting Group from November 1992 to November 1998 in various capacities, including serving as Chief Operating Officer. Mr. Ossa received his M.B.A. from the University of Massachusetts, Amherst and his B.A. from the University of Massachusetts, Amherst.

         William A. Ackman has been a Director since 1999. Mr. Ackman, through a company he owns, has served as co-investment manager of Gotham LP, Gotham III LP and Gotham Partners International, Limited since January 1993. Mr. Ackman is Chairman of the Board of Directors of Imperial Parking Corporation and Chairman of the Board of Trustees of First Union Real Estate Equity and Mortgage Investments. Mr. Ackman received his M.B.A. from Harvard Business School and his A.B. from Harvard College.

         Howard Berk has been a Director since 1999. Mr. Berk has been Managing Director of The Trump Group since September 1998 and of its affiliate Transatlantic since October 1999. Transatlantic is indirectly wholly owned by The Carmel Trust, a trust governed by the laws of Canada. From January 1998 to September 1998, Mr. Berk served as Vice President of EXOR America. From August 1995 to January 1998 he was Senior Vice President of Millicom International Cellular. Prior to that, Mr. Berk was a Vice President of Goldman Sachs in the Principal Investment Area. Mr. Berk received his M.B.A. from Harvard Business School and his B.B.A. from The University of Texas.

         David P. Berkowitz has been a Director since 1997. Mr. Berkowitz, through a company he owns, has served as a co-investment manager of Gotham LP, Gotham III LP and Gotham Partners International, Limited since January 1993. Mr. Berkowitz also served as a co-investment manager of Gotham II LP from January 1993 to October 1998. Mr. Berkowitz is a trustee of First Union Real Estate Equity and Mortgage Investments. Mr. Berkowitz received his M.B.A. from Harvard Business School, and his S.M. and S.B. from Massachusetts Institute of Technology.

         Paul T. Morrison has been a Director since 2000. Mr. Morrison is a Principal at Mellon Ventures, Inc., which he joined in July 1998. Previously, he was the CEO of Aardwulf Apparel, Inc., an internet retailer of branded men's apparel products which he founded in 1995. Previously, Mr. Morrison was a corporate finance officer at SkopBank New York Branch and worked in the middle market corporate finance group of Chase Manhattan Bank. He holds a bachelor's degree from Middlebury College and a M.B.A. from the Amos Tuck School at Dartmouth College.

         Gary D. Offner has been a Director since 1999. Mr. Offner has worked for SCP Private Equity Partners, L.P. since August 1996, most recently serving as a vice president since 1999. Mr. Offner has been a Director of Tech-Online since September 1999. Prior to joining SCP Private Equity Partners, Mr. Offner was an associate at Safeguard Scientifics, Inc. Prior to that Mr. Offner was an associate in the corporate finance department of Charterhouse Bank Ltd. Mr. Offner received his M.B.A. from Columbia Business School and his B.A. from Columbia College.


COMMITTEES OF THE BOARD

         Our Board of Directors currently has a compensation committee and plans to establish an audit committee.

         The current members of the compensation committee are Messrs. Marcus, Ackman and Offner. We intend to appoint a compensation committee of three independent directors, including Mr. Marcus, prior to completion of this offering. The compensation committee reviews and approves salaries, benefits and bonuses for all executive officers. It reviews matters and makes recommendations to the Board of Directors on matters relating to employee compensation and benefit plans. The compensation committee also administers our equity incentive plans.

         We intend to appoint an audit committee of three independent directors, including Mr. Marcus, prior to completion of this offering. The audit committee will recommend the appointment of independent public accountants for the annual audit of our financial statements to the Board of Directors and review the scope of the annual audit and other services the auditors are asked to perform. The audit committee will also review the report on our financial statements prepared by the auditors following the audit, and our accounting and financial policies in general. The audit committee will also review management's procedures and policies with respect to our internal accounting controls.

DIRECTOR COMPENSATION

         Directors receive no cash remuneration for serving on the Board of Directors or any Board committee. Pursuant to our Bylaws, Directors may be reimbursed for all reasonable expenses incurred by them in attending Board and committee meetings. Generally, we have a policy of not reimbursing Directors for such expenses although this policy may change when we appoint our additional outside directors. However, we have agreed to pay all reasonable expenses incurred by Mr. Nielsen in attending meetings of our Board of Directors.

         Except for Mr. Marcus, we have not granted any stock options to our Directors in their capacity as our Directors. We have not yet determined the amount and terms of the stock options, if any, that will be granted to our additional outside directors.

         Pursuant to the GiftCertificates.com, Inc. Equity Incentive Plan, we have granted an option to Mr. Marcus to purchase 250,000 shares of common stock of GiftCertificates.com, Inc. for a price of $.40 per share. The option was granted as inducement for Mr. Marcus' services as a director or consultant to us or our affiliates. The option is non-qualified and vests over a four-year period at a rate of 12.5% every six months. Each portion of the option becomes exercisable when it vests. Generally, if Mr. Marcus is terminated for cause, the option (whether or not vested in whole or in part) will terminate as of the date of such termination. Upon termination by reason other than death, disability, retirement or cause, Mr. Marcus will forfeit any unvested portions of the option, and the vested portion of such option will generally terminate unless exercised within 30 days after Mr. Marcus' termination. We also granted Mr. Marcus an option to acquire 100,000 shares of our common stock at a price of $.10 per share when he joined our Board. These options vested immediately.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999

         The following table summarizes the compensation earned by or awarded to our Chief Executive Officer and our other most highly compensated executive officer who received compensation in excess of $100,000 for the year ended December 31, 1999. The option and share information included in this section does not reflect the reverse stock split anticipated to occur immediately prior to the consummation of this offering.

                                                                 ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                                                 -------------------          ----------------------

                                                                                                     AWARDS
                                                                                                     ------

                                                                 SALARY($)                   SECURITIES UNDERLYING OPTIONS (#)
                                                                 ---------                   ---------------------------------

NAME AND PRINCIPAL POSITION

Jonas P. Lee,............................................          175,921                                 --
     Chief Executive Officer
Maxwell E. Bardon,........................................         144,231                           1,862,098
     Executive Vice President, Merchant Solutions (1)




-----------------------


(1) In 1999, Mr. Bardon relocated from Illinois to New York at an expense of $16,194.06. We reimbursed Mr. Bardon this amount in 2000.

OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999


     The following table sets forth information regarding stock options granted during the fiscal year ended December 31, 1999 to our chief executive officer and our other named executive officer.



                                                          INDIVIDUAL GRANTS IN 1999
                                        ---------------------------------------------------------------
                                                      PERCENT OF                                          POTENTIAL REALIZABLE
                                         NUMBER OF      TOTAL                                                   VALUE AT
                                        SECURITIES     OPTIONS      EXERCISE      MARKET                  ASSUMED ANNUAL RATES OF
                                        UNDERLYING    GRANTED TO    OR BASE      PRICE ON                STOCK PRICE APPRECIATION
                                          OPTIONS      EMPLOYEES      PRICE       DATE OF    EXPIRATION    FOR OPTION TERM $ (1)
     NAME                                 GRANTED       IN 1999    PER SHARE $    GRANT $       DATE          5%           10%
     ----                               ----------    ----------   -----------   ---------    ----------    --------      --------

Jonas P. Lee (2)................               --         --              --         --            --            --            --



Maxwell E. Bardon ..............          992,098        8.1%            .19       .225        8/1/09       238,600       258,938
                                          870,000        7.1%            .10        .10       1/11/09       287,535       305,370


-----------------------

         (1) The SEC rules mandate these 5% and 10% assumed annual rates of stock price appreciation. These rates do not represent our estimate or projection of future prices of our common stock.

         (2) Mr. Lee did not receive equity-based compensation of any type during 1999. However, Mr. Lee does own shares of the company. (See "Principal Stockholders" below.)


AGGREGATE OPTION EXERCISES FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information concerning the value realized upon the exercise of stock options during the fiscal year-ended December 31, 1999 by our chief executive officer and our other named executive officer, and the value of any unexercised in-the-money options held by these individuals as of December 31, 1999.

                                                                             NUMBER OF SECURITIES           VALUE OF UNEXERCISED

                                    SHARES  ACQUIRED                UNDERLYING UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                          ON              VALUE             DECEMBER 31, 1999            DECEMBER 31, 1999 ($) (1)
               NAME                 EXERCISE (#)        REALIZED     EXERCISABLE     UNEXERCISABLE       EXERCISABLE   UNEXERCISABLE

                                            ($)


Jonas P. Lee ...................         --                --             --              --             --             --


Maxwell E. Bardon...............          0                 0         1,862,098           0             487,962          0


------------------------

         (1) We calculated these amounts based on the fair market value of the common stock underlying the options on December 31, 1999 ($.41 per share) minus the aggregate exercise price of the options.

GIFTPOINT.COM, INC. MANAGEMENT GRANTS

         In connection with our acquisition of Giftpoint.com, Inc., we agreed to issue to certain former members of Giftpoint.com, Inc. management an aggregate number of shares of our common stock equal to 1/4 of 1% of the shares of our common stock outstanding immediately following the acquisition on a fully diluted basis (which equalled 460,542 shares on that date). In addition, we agreed to issue to certain holders of Giftpoint.com, Inc. options, now GiftCertificates.com, Inc. options, additional options to acquire 255,742 shares of our common stock, subject to vesting in four annual installments beginning on the first anniversary of the acquisition. Such options will be allocated to individuals in such amounts as determined by Jonas P. Lee, our Chief Executive Officer, and Douglas S. Nielsen, the former Chief Executive Officer of Giftpoint.com, Inc. and now President of Business Solutions of GiftCertificates.com, Inc.

EMPLOYEE ARRANGEMENTS

         All of our employees are at-will employees. As of the date of hire, each employee is expected to sign a non-disclosure and intellectual property agreement prohibiting the employee from disclosing any confidential information during the term of the employee's service and thereafter and providing that all inventions developed during the employee's term of service become our intellectual property. In addition, all employees are expected to sign a non-competition and non-solicitation agreement that prohibits the employee from competing with the company for a period of one year and from soliciting other employees for a period of two years, after the termination of the employee's service with us. Certain of our executive officers, but neither of our named executive officers, hold employment letters that promise them six months of severance pay in the event that we terminate them involuntarily during the 18-month period following the completion of the Giftpoint.com, Inc. acquisition.

         In addition, in connection with the Giftpoint.com, Inc. acquisition, we agreed that, under the circumstances described below, we would vest certain of their officers in a percentage of the unvested portion of the stock options they hold. The events under which this acceleration would occur consist of:

         - involuntary termination of their employment other than for cause,

         - with certain exceptions, a material reduction in their annual base salary or a material diminution in their duties and responsibilities, or

         - the requirement that they relocate to a workplace outside of a 50-mile radius of Omaha, Nebraska.

         If one of these events occurs within the first anniversary of the Giftpoint.com, Inc. acquisition, 60% of the unvested portion of the affected employee's options will become vested. If one of these events occurs after the first anniversary but before the second anniversary of the Giftpoint.com, Inc. acquisition, 35% of the unvested portion of the affected employee's options will become vested.

         In addition, Mr. Bardon has an agreement under which the vesting of his stock options may be accelerated. Under his arrangement, all options will vest immediately upon a change in control (by acquisition or otherwise) of GiftCertificates.com, Inc. In addition, Mr. Bardon's options will vest immediately if he is terminated without cause.

         Upon joining the company, Mr. Stephenson was granted a bonus of stock options to purchase 428,587 shares of common stock at $0.10 per share immediately upon closure of a public offering, if the offering is in excess of a targeted valuation.

         Mr. Nielsen and Ms. Mahloch have entered into indemnification agreements with Giftpoint.com, Inc. (See "Limitation on Liability and Indemnification Matters" below.)

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         Our certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors. Under the Delaware General Corporation Law, our directors have fiduciary duties to us that are not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies including injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the Delaware law for:

         -        breach of the director's duty of loyalty;

         - acts or omissions that are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law;

         -        actions leading to improper personal benefit to the director;
                  and

         - payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law.

         This provision also does not affect a director's responsibilities under any other laws, including the federal securities law or state or federal environmental laws. We have obtained liability insurance for our officers and directors.

         Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the provision will not eliminate or limit the liability of a director for:

         - any breach of the director's duty of loyalty to the corporation or its stockholders;

         - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         - payment of dividends or approvals of stock repurchases or redemptions that are unlawful under Delaware law; or

         - any transaction from which the director derived an improper personal benefit.

         The Delaware law provides further that the indemnification permitted thereunder will not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in the action, suit or proceeding.

         Giftpoint.com, Inc. has entered into indemnity agreements with Mr. Nielsen and Ms. Mahloch that indemnify them to the maximum extent permitted under Delaware law for any and all claims, causes of action, liabilities and judgments that may be made against them. However, the agreements provide that Giftpoint.com, Inc. is not obligated to indemnify Mr. Nielsen or Ms. Mahloch:

         -        for acts that cannot be indemnified under applicable law;

         - with respect to certain claims initiated or brought voluntarily by them;

         - for expenses relating to a proceeding instituted by them to enforce or interpret the indemnification agreement, if the court determines that the proceeding was not made in good faith or was frivolous; or

         - for claims under Section 16(b) of the Securities Exchange Act of 1933 or any similar statute.

         Giftpoint.com, Inc. will advance reasonable costs and expenses to Mr. Nielsen or Ms. Mahloch subject to a right to recover such costs and expenses should it be determined that indemnification is not permitted under Delaware law.

         We plan in the future to enter into indemnification agreements with our directors and our executive officers containing provisions that may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' liability insurance if maintained for other directors or officers.

         Except as described in "Business-Legal Proceedings," at present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

OPTION PLANS

         We currently maintain three stock option plans. We maintained the GiftCertificates.com Equity Incentive Plan prior to the Giftpoint.com, Inc. and GiftSpot.com, Inc. acquisitions and continue to do so at present. We assumed the Giftpoint.com, Inc. Incentive Stock Option Plan and the GiftSpot.com, Inc. Amended and Restated 1999 Stock Option Plan, in connection with the Giftpoint and GiftSpot acquisitions. We do not anticipate making any additional grants of options under either the Giftpoint.com, Inc. plan or GiftSpot.com, Inc. plan. As of June 5, 2000, 30,904,603 options to purchase GiftCertificates.com, Inc. stock had been authorized under the three plans, and 29,182,375 of these authorized options have been granted. Of these granted options, 4,600,377 have been exercised and 24,581,998 remain unexercised. Of these unexercised options, 10,619,489 were fully exercisable and 13,962,509 were not exercisable. The weighted average exercise price of options granted under the GiftCertficiates.com, Inc. plan is $.44, under the Giftpoint.com, Inc. plan is $.41, and under the GiftSpot.com, Inc. plan is $.48. As of June 5, 2000, 1,722,228 shares of our common stock remain available to be the subject of options under the GiftCertificates.com, Inc. plan. We may subsequently cease making grants under this plan. We may also establish a new option plan prior to the consummation of this offering. The following is a summary description of the material terms of the existing plans.

         Overview. The plans provide us with the opportunity for key individuals to purchase our common stock through the grant of stock options. The purpose of the plans is to attract and promote our long-term success by providing performance incentives to these individuals.

         Administration. In connection with our acquisitions of Giftpoint.com, Inc. and GiftSpot.com, Inc., we agreed to assume the obligations of these companies under their respective stock option plans. As a result, a committee appointed by the board of directors of GiftCertificates.com, Inc. administers all three plans. In general, the committee has broad discretion and authority to select option recipients, to interpret and administer the plans and to make determinations under the plans. The committee's actions will be conclusive and binding on all persons.

         Eligible Individuals. Any of our employees are eligible to receive options under the plans. In addition, non-employee directors and consultants are eligible to receive options under the GiftCertificates.com, Inc. and GiftSpot.com, Inc. plans. As of June 5, 2000, 260 of the employees of our company hold options granted under the plans, and seven individuals who are not employees of our company hold options granted under the GiftCertificates.com, Inc. and GiftSpot.com, Inc. plans.

         Option Terms Generally. Each option outstanding under the plans is the subject of a stock option agreement. This agreement sets forth the number of shares subject to the option, the per share exercise price and the other rights and features of the option. The three plans provide for a maximum option term of ten years. The GiftCertificates.com, Inc. and GiftSpot.com, Inc. plans permit the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) and options not intended to qualify as incentive stock options, and the Giftpoint.com, Inc. plan only permits the grant of incentive stock options (within the meaning of section 422 of the Internal Revenue Code of 1986, as amended). Of the 29,182,375 options outstanding under the plans as of June 5, 2000, 5,718,683 are intended to be incentive stock options and 23,463,692 are not incentive stock options.

         Vesting. Any option granted under the GiftCertificates.com, Inc. Equity Incentive Plan vests in accordance with the terms and conditions determined by the committee that administers the plan and specified in the grant agreement. The committee may accelerate the vesting of an option in connection with an optionee's termination of employment. Options granted under this plan are exercisable immediately on the date of grant into shares of GiftCertificates.com, Inc. common stock. However, if the option holder exercises the option before the fourth anniversary of the date of the option grant, we may repurchase the shares acquired upon exercise if the holder terminates employment for any reason before the fourth anniversary of the date of the option grant. In the event we repurchase the shares, the price per share for the repurchase will be equal to the exercise price per share of the underlying option. Our right of repurchase lapses at a rate of 25% per year from the date of the option grant through the fourth anniversary of the date of option grant, at which time our right of repurchase fully lapses.

         An option granted under the Giftpoint.com, Inc. Incentive Stock Option Plan vests pursuant to the terms and conditions established by the board of directors at the time that the option is granted. Unless otherwise provided in the grant agreement, each option is not exercisable before the optionee completes one year of continuous service following the grant date of the option. For each year of continuous service completed, an option is exercisable according to the following schedule:

Completed Years of                    % of Option Which
Continuous Service                     May Be Exercised
------------------                    -----------------
One but less than 2                            25%

Two but less than 3                            50%

Three but less than 4                          75%

Four but less than 5                           100%

         An option granted under the GiftSpot.com, Inc. Amended and Restated 1999 Stock Option Plan may be subject to vesting requirements as determined by the committee that administers the plan and reflected in the grant agreement. Upon our acquisition of GiftSpot.com, Inc., the vesting of any unvested portions of options (as determined at the consummation of such acquisition) were accelerated by 25%. The remaining unvested portions of the options will automatically and fully vest if we terminate the holder's employment within one year of the acquisition.

     Termination of Employment or Services. As a general rule, option holders have a period of time to exercise options that they hold when they leave our company. The length of this period currently ranges from one month to one year, depending on the circumstances of the termination. In the event of a termination of employment or services of an option holder for cause under the GiftCertificates.com, Inc. and Giftpoint.com, Inc. plans, all options held by the individual are immediately forfeited. Options held by Mr. Bardon will vest immediately if he is terminated without cause. (See "Employee Arrangements" above.)


     Adjustment upon Changes in Capitalization. In the event of a change in capitalization of GiftCertificates.com, Inc., the committee that administers the plan will adjust the terms of the plans and the options outstanding under the plans to take into account the change in capitalization.

     Restrictions on Transfer; Repurchase and Redemption Rights. The three plans contain restrictions that relate to the shares purchased upon exercise of options. Under the GiftCertificates.com, Inc. plan, these restrictions include transfer restrictions, call rights upon termination of employment, drag-along rights in the event of sales of common stock by principal stockholders and rights of first refusal. (See "Vesting" above.) Under the Giftpoint.com, Inc. and GiftSpot.com, Inc. plans, these restrictions include transfer restrictions, repurchase rights and rights of first refusal.


     Amendment and Termination. The three plans provide that they may, at any time, be amended, altered, suspended, terminated or discontinued, but none of these actions may materially impair the rights of an option holder under outstanding awards without the holder's consent.

     Change of Control and Other Matters. Under Mr. Bardon's arrangement, all options will vest immediately upon a change in control of GiftCertificates.com, Inc. In addition, one other employee of GiftCertificates.com, Inc. has received an employment letter similar to Mr. Bardon's employment letter reflecting an option to purchase 171,000 shares of GiftCertificates.com, Inc. common stock which will vest upon a change in control. Pursuant to Mr. Stephenson's employment letter, in the event of a merger or change in control of GiftCertificates.com, Inc. and a termination of Mr. Stephenson for any reason other than gross negligence or willful misconduct, stock options held by Mr. Stephenson with respect to 1,071,466 shares of Giftcertificates.com, Inc. common stock will immediately and fully vest. The vesting of options granted under the GiftSpot.com, Inc, Amended and Restated 1999 Stock Option Plan (which were rolled over into options to purchase 1,007,637 shares of GiftCertificates.com, Inc.) accelerated by 25% upon our acquisition of GiftSpot.com, Inc. and such options will become fully vested if we terminate the holder within one year of the acquisition. (See "Vesting" above.) Upon joining the company, Mr. Stephenson was granted a bonus of stock options to purchase 428,587 shares of common stock at $0.10 per share immediately upon closure of a public offering, if the offering is in excess of a targeted valuation.

                           RELATED PARTY TRANSACTIONS

         The information in this section does not reflect the reverse stock split anticipated to occur immediately prior to consummation of this offering.

         In connection with our reorganization as a corporation on October 16, 1997, we issued Jonas P. Lee, our chief executive officer and a director, 8,358,410 shares of our common stock, Wai T. Chan, his spouse, 218,410 shares of our common stock, and Wei L. Chan, his brother-in-law, 327,616 shares of our common stock, for their interests in J.P.L. Associates, L.L.C.

         On October 10, 1997, Gotham Partners, L.P., currently a beneficial owner of more than 5% of our voting stock, loaned us approximately $100,000. This loan accrued interest at a rate of 6%. This loan was repaid on October 16, 1997, when we sold Gotham Partners, L.P. and a related entity an aggregate of 1,000,000 shares of Series A Preferred Stock for aggregate consideration of $1,000,000.

         On December 19, 1997, Gotham Partners, L.P. loaned us $250,000. This loan was repaid as of March 17, 1998, when we sold Gotham Partners, L.P. and a related entity an aggregate of 250,000 shares of Series C Preferred Stock, for aggregate consideration of $250,000.

         On December 19, 1997, Jonas P. Lee loaned us $250,000. The loan was repaid as of March 17, 1998, when we sold Jonas P. Lee 250,000 shares of Series C Preferred Stock aggregate consideration of $250,000.

         On March 10, 1998, Gotham Partners, L.P. loaned us $300,000. This loan accrued interest at a rate of 6%. The loan was repaid as of August 31, 1998, when we issued Gotham Partners, L.P. and a related entity an aggregate of 300,000 shares of Series D Preferred Stock.

         On June 5, 1998, Jonas P. Lee loaned us $120,000 and on September 10, 1998, Jonas P. Lee loaned us $75,000. These loans accrued interest at a rate of 6%. These loans were repaid on or prior to December 1998, when we sold Jonas P. Lee 175,967 shares of Series D Preferred Stock for $175,967.

         On January 25, 1999 we purchased a domain name from Gift Certificate Clearing House, a sole proprietorship of Leland B. Harden, currently our Executive Vice President, Business Development, in exchange for 953,600 shares of our common stock. In connection with that transaction, we entered into a consulting agreement with Mr. Harden which was terminated when he became an employee.

         On January 29, 1999, Jonas P. Lee loaned us $73,750. This loan accrued interest at a rate of 9%. This loan was repaid on April 13, 1999, when we sold Jonas P. Lee 73,760 shares of Series E Preferred Stock for $73,760.

         On January 29, 1999, Gotham Partners, L.P. loaned us $52,250. This loan accrued interest at a rate of 9%. This loan was repaid on April 13, 1999, when we sold Gotham Partners, L.P. and a related entity an aggregate of 56,250 shares of Series F Preferred Stock for aggregate consideration of $56,250. We also issued Gotham Partners, L.P. and a related entity warrants to purchase an aggregate of 1,500,000 shares of common stock for $.001 per share.

         On April 14, 1999, we sold to an entity related to Gotham Partners, L.P. 200,000 shares of Series G Preferred Stock for $200,000.

         On June 25, 1999, Gotham Partners, L.P. and a related entity loaned us $250,000 pursuant to a demand promissory note. This loan accrued interest at an annual rate of 10% per annum. This loan was repaid in July 1999. On July 8, 1999, Gotham Partners, L.P. and a related entity loaned us $250,000 pursuant to a demand promissory note. This note accrued interest at a rate of 10% per annum. The note was repaid in July 1999. On July 16, 1999, we sold Gotham Partners, L.P. and related entities an aggregate of 3,000,000 shares of Series H Preferred Stock for $3,000,000.

         On July 16, 1999, we sold Glencarron Investment Co., which is indirectly wholly owned by Carmel, currently a beneficial owner of more than five percent of our voting stock, 1,500,000 shares of Series H Preferred Stock for $1,500,000.

         On July 16, 1999, we sold an entity affiliated with Transatlantic, which is indirectly wholly owned by Carmel, 500,000 shares of Series H Preferred Stock for $500,000.


         On October 19, 1999, Gotham Partners, L.P. and related entities loaned us $2,050,000. This loan accrued interest at a rate of 12% per annum. The loan was repaid in November 1999, when we sold an aggregate of 9,249,517 shares of Series I Preferred Stock to Gotham Partners, L.P. and related entities for an aggregate of $9,249,517. In connection with the original loan, we issued warrants to purchase 1,063,657 shares of our common stock at $0.385463 per share to Gotham Partners, L.P. and related entities.


         On October 19, 1999, an entity affiliated with Transatlantic loaned us $2,950,000. This note accrued interest at a rate of 12% per annum. The note was repaid in November 1999, when we sold the entity 1,720,650 shares of Series I Preferred Stock for $1,720,650. In connection with the original loan, we issued warrants to purchase 1,530,629 shares of our common stock at $0.385463 per share to the entity.


         On November 9, 1999, we sold SCP Private Equity Partners, L.P., currently a beneficial owner of more than five percent of our voting stock, 5,000,000 shares of Series I Preferred Stock for $5,000,000.

         On November 9, 1999, we sold Glencarron 1,250,000 shares of Series I Preferred Stock for $1,250,000.

         On February 16, 2000, we made a recourse loan to Mr. Bardon in the amount of $323,815 to cover the exercise price and tax obligations relating to an option exercise. The interest on the loan is payable semi-annually at a rate of 7% per year and the loan matures on February 17, 2003, subject to acceleration in specified events. The loan is secured by a pledge of the common stock Mr. Bardon received upon exercise of the option.

         On March 13, 2000, March 24, 2000 and April 6, 2000, Gotham Partners, L.P. and related entities loaned us $1,000,000, $2,000,000 and $2,000,000, respectively. These loans accrued interest at a rate of 12%. On April 7, 2000, Gotham Partners, L.P. and related entities converted these loans into our bridge financing. The bridge financing accrued interest at a rate of 12% per annum. This loan was repaid on May 4, 2000, when we issued Gotham Partners, L.P. and related entities an aggregate of 6,111,177 shares of Series J Preferred Stock for aggregate consideration of $6,111,177. In connection with the bridge financing, we issued Gotham Partners, L.P. and related entities warrants that are exercisable into 1,000,000 shares of Series J Preferred Stock.

         On April 7, 2000, Transatlantic loaned us $1,000,000 as part of a bridge financing. This loan accrued interest at a rate of 12% per annum. This loan was repaid on May 4, 2000, when we issued Transatlantic 1,009,000 shares of Series J Preferred Stock for $1,009,000. In connection with the bridge financing, we issued Transatlantic warrants that are exercisable into 200,000 shares of Series J Preferred Stock.

         On April 7, 2000, SCP Private Equity Partners, L.P., a beneficial owner of more than five percent of our voting stock, loaned us $5,000,000 as part of a bridge financing. This loan accrued interest at a rate of 12% per annum. This loan was repaid on May 4, 2000, when we issued SCP Private Equity Partners, L.P. 5,045,000 shares of Series J Preferred Stock for $5,045,000. In connection with the bridge financing, we issued SCP Private Equity Partners, L.P. warrants that are exercisable into 1,000,000 shares of Series J Preferred Stock.

         On May 4, 2000, we issued Michael D. Stephenson, an executive officer of our company, 100,000 shares of Series J Preferred Stock for $100,000.

         On May 4, 2000, we issued J.S.H. Capital, L.P., a partnership related to Mark D. Hasebroock, an executive officer of our company, 250,000 shares of Series J Preferred Stock for $250,000.

         On May 4, 2000, we made a recourse loan to Jonas P. Lee in the amount of $1,047,843. This loan has a term of one year and accrues interest at a rate of 10%.

         Subsequent to May 4, 2000, we issued to an entity related to Gotham Partners, L.P. an aggregate of 3,286,000 shares of Series J Preferred Stock for aggregate consideration of $3,286,000.

         Cristian A. Ossa, an Executive Vice President of GiftCertificates.com, is an equity holder in Rosetta Technology Group, which provides certain Internet consulting services to GiftCertificates.com. In 1999, Rosetta Technology Group performed work for GiftCertificates.com for a total consideration of $1,250,000 and options to purchase 415,000 shares of our common stock at $0.10 per share.

                             PRINCIPAL STOCKHOLDERS

         The following table presents information as of June 12, 2000 regarding the beneficial ownership of our common stock, historical and as adjusted to reflect the sale of the shares of common stock in this offering, by

         - each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock;

         -        each of our directors and named executive officers; and

         -        all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the SEC, subject to applicable community property law, and generally includes voting or investment power with respect to securities. We believe based on information provided to us that all persons listed below have sole voting and investment power with respect to their shares of common stock, except as otherwise indicated or to the extent authority is shared by spouses under applicable law. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days after June 12, 2000 through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. Our preferred stock is calculated on an as converted basis.

         The information in this section does not reflect the reverse stock split anticipated to occur immediately prior to consummation of this offering. The information included in this section assumes accrual of dividends on our preferred stock through June 30, 2000.

                                                           SHARES                  PERCENTAGE OF TOTAL SHARES OF
     BENEFICIAL OWNERS                             BENEFICIALLY OWNED(1)(2)     GIFTCERTIFICATES.COM COMMON STOCK
     -----------------                             ------------------------     ---------------------------------
                                                                                BEFORE OFFERING    AFTER OFFERING
                                                                                ---------------    --------------
     Gotham entities (1).........................         73,552,434                  34.1%
     SCP Private Equity Partners, L.P. (2).......         18,851,365                   8.9%
     The Carmel Trust (3)........................         19,719,021                   9.2%
     William A. Ackman (4).......................         73,552,434                  34.1%
     Howard Berk (5).............................            394,234                      *
     David P. Berkowitz (6)......................         73,552,434                  34.1%
     Jonas P. Lee (7)............................         17,567,665                   8.3%
     Richard C. Marcus (8).......................            334,074                      *
     Paul T. Morrison (9)........................                  0                      *
     Douglas S. Nielsen (10).....................          7,198,494                   3.4%
     Gary D. Offner (11).........................             80,823                      *
     Maxwell E. Bardon (12)......................          1,912,098                      *
     All directors and executive officers as a
      group (16 people)(13)......................        149,649,344                  66.5%


---------------------------
*Less than 1%.

(1) Includes Gotham Partners, L.P. which beneficially owns 1,291,517 shares of Series A Preferred Stock, 310,048 shares of Series C Preferred Stock, 355,618 shares of Series D Preferred Stock, 61,998 shares of Series F Preferred Stock, 1,852,390 shares of Series H Preferred Stock, 6,521,373 shares of Series I Preferred Stock, 3,043,233 shares of Series J Preferred Stock and warrants to acquire 3,236,486 shares of common stock or their preferred stock equivalents; Gotham Partners International, Limited which beneficially owns 1,463,732 shares of Series H Preferred Stock, 1,888,985 shares of Series I Preferred Stock, 2,957,147 shares of Series J Preferred Stock and warrants to acquire 228,297 shares of common stock or their preferred stock equivalents; Gotham Partners III, L.P. which beneficially owns 14,990 shares of Series A Preferred Stock, 3,417 shares of Series C Preferred Stock, 3,919 shares of Series D Preferred Stock, 684 shares of Series F Preferred Stock, 60,464 shares of Series H Preferred Stock, 128,061 shares of Series I Preferred Stock, 205,789 shares of Series J Preferred Stock and warrants to acquire 31,397 shares of common stock or their preferred stock equivalents; Gotham Ventures I, L.L.C. which beneficially owns 222,067 shares of Series H Preferred Stock, Gotham Ventures II, L.L.C. which beneficially owns 1,315,731 shares of Series I Preferred Stock, and Gotham Ventures IIA, L.L.C. which beneficially owns 3,313,999 shares of Series J Preferred Stock. All of these shares are collectively convertible into 73,552,434 shares of our common stock. Each of these entities may be deemed to beneficially own the shares held by the other Gotham entities, but each such entity disclaims beneficial ownership of such shares. The address of each of these entities is 110 East 42nd Street, New York, New York 10017.

(2) Includes 5,326,846 shares of Series I Preferred Stock and 5,123,419 shares of Series J Preferred Stock. This also includes warrants to purchase 932,523 shares of common stock or their preferred stock equivalents. These shares are convertible into 18,851,365 shares of our common stock. The address of SCP Private Equity Partners, L.P. is Building 300, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

(3) Carmel holds its shares through Glencarron (1,649,012 shares of Series H Preferred Stock and 1,331,711 shares of Series I Preferred Stock which are convertible into 12,185,557 shares of our common stock) and Transatlantic (549,671 shares of Series H Preferred Stock, 767,758 shares of Series I Preferred Stock and 1,024,684 shares of Series J Preferred Stock which are convertible into 5,816,330 shares of our common stock, and warrants to purchase an additional 1,717,134 shares of our common stock), each of which are indirectly wholly owned by it. The trustee of Carmel is Chiltern Trustees Limited. The agreement pursuant to which Carmel was established in 1977 designates certain "protectors" who must authorize any action taken by the trustee and who have the authority to discharge the trustee and to appoint substitute trustees. These protectors are Saul Tobias Bernstein, Gerrit

         Van Riemsdijk and Robert Smith. These individuals are not otherwise associated with the Company or Carmel. The Carmel agreement provides that Carmel shall continue until 21 years after the death of the last survivor of the descendants of certain persons living on the date it was established. Potential beneficiaries of Carmel include certain charitable institutions, and under limited circumstances certain members of the families of Jules Trump and Eddie Trump who are not citizens or residents of the United States. Members of the Trump family, who beneficially own an aggregate of 852,295 shares of Series I Preferred Stock which are convertible into an aggregate of 2,102,582 shares of our common stock, each disclaims beneficial ownership of the shares shown as owned by Carmel. The address of Carmel is c/o Skadden, Arps, Slate, Meagher & Flom, 333 West Wacker Drive, Chicago IL, 60606.

(4) Includes shares beneficially owned by Gotham entities. See Note (1). Mr. Ackman is the President of the Karenina Corporation, a general partner of Section H Partners. Section H Partners is the sole general partner of Gotham L.P. and Gotham III L.P. Accordingly, Mr. Ackman, Karenina Corporation and Section H Partners may be deemed beneficial owners of the shares owned by Gotham L.P. and Gotham III L.P. Gotham Partners International, Limited has the power to vote and dispose of the shares held for the account of Gotham Partners International, Limited, and accordingly, may be deemed the beneficial owner of such shares. Mr. Ackman is a senior managing member of and may be deemed the beneficial owner of shares owned by Gotham Partners International, Limited. However, Mr. Ackman disclaims beneficial ownership of all of such shares. The address of Mr. Ackman is c/o Gotham Partners L.P., 110 East 42nd Street, New York, New York 10017.

(5) Includes 159,805 shares of Series I Preferred Stock which are convertible into 394,234 shares of our common stock. Does not include 549,671 shares of Series H Preferred Stock, 767,758 shares of Series I Preferred Stock and 1,024,684 shares of Series J Preferred Stock held by Transatlantic for which he is a managing director but as to which he disclaims beneficial ownership. These shares are convertible into 5,816,330 shares of our common stock. Also does not include warrants to acquire 1,717,134 shares of our common stock held by Transatlantic.

(6) Includes shares beneficially owned by Gotham entities. See Note (1). Mr. Berkowitz is the President of DPB Corporation, a general partner of Section H Partners. Section H Partners is the sole general partner of Gotham L.P. and Gotham III L.P. Accordingly, Mr. Berkowitz, DPB Corporation and Section H may be deemed beneficial owners of shares owned by Gotham L.P. and Gotham III L.P. Gotham Partners International, Limited has the power to vote and dispose of the shares held for the account of Gotham Partners International, Limited, and accordingly, may be deemed the beneficial owner of such shares. Mr. Berkowitz is a senior managing member of and may be deemed the beneficial owner of shares owned by Gotham Partners International, Limited. However, Mr. Berkowitz disclaims beneficial ownership of such shares. The address of Mr. Berkowitz is c/o Gotham Partners, L.P., 110 East 42nd Street, New York, New York 10017.

(7) Includes 8,358,410 shares of common stock, 313,464 shares of Series C Preferred Stock, 204,040 shares of Series D Preferred Stock and 82,194 shares of Series E Preferred Stock. These shares are convertible into 17,567,665 shares of our common stock. Does not include 218,410 shares of common stock held by his wife, Wai T. Chan, as to which Mr. Lee disclaims beneficial ownership. The address of Mr. Lee is c/o GiftCertificates.com, 470 Seventh Avenue, 6th Floor, New York, New York 10018.

(8) Includes 37,579 shares of Series H Preferred Stock and 131,250 options. These securities are convertible into 334,074 shares of our common stock.

(9) Excludes 10,155,440 shares of Series J Preferred Stock held by Mellon Ventures II, L.P. of which he has a small limited partnership interest and which is an affiliate of Mellon Ventures Inc. of which he is a principal. He disclaims beneficial ownership of these shares.

(10) Includes 6,409,853 shares of common stock of which a third party has a warrant to acquire 816,643 shares of common stock. This also includes options to purchase 788,641 shares of our common stock. These shares are convertible into 7,198,494 shares of our common stock.

(11) Includes 14,975 shares of Series H Preferred Stock which are convertible into 80,823 shares of our common stock. Mr. Offner is a Vice President of SCP Private Equity Partners, L.P. Mr. Offner's ownership does not include the shares held by SCP Private Equity Partners, L.P. as to which Mr. Offner disclaims beneficial ownership.

(12) Includes 1,172,716 shares of common stock. 444,691 of these shares are restricted stock which are subject to forfeiture upon termination prior to vesting. This also includes 739,382 options exercisable within 60 days.

(13) Includes the shares described under footnotes (4) - (12) above. Also includes 2,801,189 shares of common stock and their preferred stock equivalents and options to acquire 5,003,953 shares of common stock held by executive officers not listed above. 443,636 of these shares are restricted stock which are subject to forfeiture upon termination prior to vesting.

                          DESCRIPTION OF CAPITAL STOCK


GENERAL

         Following this offering, our authorized capital stock will consist of
       shares of common stock, par value $0.001 per share, and        shares of
preferred stock, par value $.01 per share.

         The following summary of the material provisions of our securities and various provisions of our Certificate of Incorporation and our By-Laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to our Certificate of Incorporation and our By-Laws included as exhibits to the Registration Statement of which this prospectus is a part. This information in this section does not reflect the reverse stock split anticipated to occur immediately prior to consummation of this offering.


COMMON STOCK

         At     , 2000, there were     shares of our common stock outstanding,
which were held of record by     shareholders, and shares of preferred stock
outstanding, which were held of record by shareholders. All outstanding shares of preferred stock will be automatically converted into an aggregate of shares of our common stock upon the closing of this offering. In addition, as of
    , 2000, there were outstanding stock options and warrants for the purchase \
of a total of     shares of our common stock. Based upon the number of shares
outstanding as of     , 2000 and giving effect to the issuance of the shares of
common stock offered by us hereby and the conversion of our preferred stock into
common stock, there will be       shares of our common stock outstanding upon
the closing of this offering (if the underwriters exercise the over-allotment option in full).

         Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders. The holders of common stock are entitled to receive dividends and other distributions as may be declared from time to time by our Board of Directors. However, these dividends are subject to preferences of holders of any outstanding shares of preferred stock. In the event of our liquidation, dissolution, winding up of the affairs, or upon mergers or other similar transactions, the holders of our common stock will be entitled to share ratably in the distribution of all of our remaining assets remaining available for distribution after satisfaction of liabilities and payment of any amounts owing in respect of any outstanding share of our preferred stock as described below.


PREFERRED STOCK

         Our Board of Directors has the authority, without further action by the
stockholders, to issue from time to time up to     shares of preferred stock in
one or more series and to fix the rights, preferences, privileges and restrictions of any such series, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and the number of shares constituting any series or the designation of that series. The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock. With respect to matters presented to our stockholders, other than the election of directors, each share of our preferred stock is entitled to a number of votes equal to the number of shares of our common stock into which it is convertible. The issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.


CONVERSION OF OUTSTANDING PREFERRED STOCK

         On     , 2000 we had 145,000,000 shares of preferred stock authorized for issuance, 141,350,000 of such shares have been designated among nine series of preferred stock (Series A, C, D, E, F, G, H, I and J). The holders of each series of designated preferred stock are entitled to receive preferential cumulative pay-in-kind dividends payable quarterly. Holders of shares of designated preferred stock are also entitled to receive on an as-converted basis dividends equivalent on a per share basis to any dividends declared, paid, issued or distributed with respect to shares of our common stock. We may pay cash dividends on the designated preferred stock in lieu of stock dividends, provided that certain net income and capital expenditure threshold tests are met.

         Each share of each series of designated preferred stock automatically will be converted into shares of our common stock at the conversion price then in effect for such series immediately prior to the consummation of this offering stock.

         - The conversion rate of the Series A Preferred Stock is -for-1 as adjusted. The outstanding shares of Series A Preferred Stock are convertible into an aggregate of shares of common stock.

         -        The conversion rate for the Series C Preferred Stock is
                  approximately     -for-1 as adjusted. The outstanding shares
                  of Series C Preferred Stock are convertible into an aggregate
                  of      shares of common stock.

         - The conversion rate for the Series D Preferred Stock is -for-1 as adjusted. The outstanding shares of Series D Preferred Stock are convertible into an aggregate of shares of common stock.

         -        The conversion rate for the Series E Preferred Stock is
                  approximately       -for-1 as adjusted. The outstanding shares
                  of Series E Preferred Stock are convertible into an aggregate
                  of       shares of our common stock.

         -        The conversion rate for the Series F Preferred Stock is
                  approximately       -for-1 as adjusted. The outstanding shares
                  of Series F Preferred Stock are convertible into an aggregate
                  of       shares of our common stock.

         -        The conversion rate for the Series G Preferred Stock is
                  approximately       -for-1 as adjusted. There are no
                  outstanding Series G Preferred Stock.

         -        The conversion rate for the Series H Preferred Stock is
                  approximately       -for-1 as adjusted. The outstanding shares
                  of Series H Preferred Stock are convertible into an aggregate
                  of       shares of our common stock.

         -        The conversion rate for the Series I Preferred Stock is
                  approximately       -for-1 as adjusted. The outstanding shares
                  of Series I Preferred Stock are convertible into an aggregate
                  of       shares of our common stock.

         -        The conversion rate for the Series J Preferred Stock is
                  -for-1 as adjusted. The outstanding shares of Series J Preferred Stock are convertible into approximately shares of our common stock. The conversion price for the Series J Preferred Stock may be adjusted in certain circumstances. At an assumed public offering price of less
                  than $              per share but greater than $           per
                  share, the conversion price for the Series J Preferred Stock would be adjusted such that an aggregate of up to additional shares of common stock would be issued upon the conversion of the Series J Preferred Stock. At an assumed
                  public offering price of less than $                    per
                  share, the conversion price for the Series J Preferred Stock would be adjusted such that an aggregate of up to additional shares of common stock would be issued upon the conversion of the Series J Preferred Stock.


VOTING AGREEMENTS

         Pursuant to a voting agreement, dated November 9, 1999, each holder of our Series I Preferred Stock has agreed to vote its shares of Series I Preferred Stock for the election to the Board of Directors two named parties by TG Investment Limited. These provisions terminate upon the consummation of an initial public offering that meet specified thresholds such as the offering contemplated hereby.

         Pursuant to the stock purchase agreement to which the Series J Preferred Stock was issued, the holders of Series J Preferred Stock agreed to vote their shares to ensure that the Board of Directors is composed of nine persons, including one individual to be designated by Mellon Ventures II, L.P.

         We have agreements with certain of our stockholders regarding the election of members of our Board of Directors. Pursuant to our certificate of incorporation, the holders of our preferred stock and our common stock have the right to elect one director. The holders of our Series A, C, D, E, and F Preferred Stock have the right to elect four directors. The holders of

Series I Preferred Stock have the right to elect three directors subject to the voting agreement described above. However, the largest holders of Series I Preferred Stock have agreed pursuant to a Stockholders Agreement, dated March 6, 2000, to elect the individual designated by the holders of a majority of the shares of common stock issued in respect of the Giftpoint.com, Inc. common and preferred stock to one of such directorships. The holders of our Series J Preferred Stock have the right to elect one director subject to the voting agreement described above. These rights terminate upon the consummation of an initial public offering that meets specified thresholds such as the offering contemplated hereby.

PREEMPTIVE AND OTHER RIGHTS

         As amended, the purchase agreements pursuant to which the Series A, C, D, E, F, H, I and J Preferred Stock were issued provide the holders with preemptive rights enabling each such holder to participate in new issuances of equity securities (including options, warrants and other convertible securities) to the extent of such holder's pro rata share of ownership of our common stock on a fully diluted basis. However, a holder is not entitled to preemptive rights if we issue equity securities (1) upon the conversion or exercise of our preferred stock or warrants, (2) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, (3) pursuant to an employee stock option plan, stock bonus plan, stock purchase plan or other management equity program approved by our Board of Directors, or (4) for purposes other than principally to raise capital (such as pursuant to a merger, consolidation or combination of us or any of our subsidiaries with another entity, or pursuant to an acquisition by us of any securities, business or assets of another entity). These rights terminate upon the consummation of an initial pubic offering that meets specified thresholds such as the offering contemplated hereby.

         As partial consideration for certain intellectual property rights and business assets, we are required to issue to each of Services Unlimited Network, Inc. and Freud's Toys, Inc., 50,000 shares of our common stock upon an initial public offering. We also granted to each of these entities the right to purchase a pro rata portion, based on the fully diluted percentage of the issued and outstanding shares of our common stock then held by them, of additional shares of our common stock, or other securities convertible into or exchangeable for such shares, that we propose to issue.

         As partial consideration for consulting services, certain intellectual property rights and business assets, we granted to Gift Certificate Clearing House the right to purchase additional shares of our common stock or other securities issued by us that are convertible into or exchangeable for shares of our common stock which we propose to issue in an amount such that, after giving effect to such proposed issuance, Gift Certificate Clearing House would retain its interest of GiftCertificates.com common stock on a fully diluted basis.

         The preemptive rights described in the preceding two paragraphs do not apply to our common stock or other securities (1) issued or issuable to all of the holders of our common stock then outstanding on a proportionate basis, (2) issued or issuable to any of our employees pursuant to any equity compensation plan, (3) issued for strategic purposes (including in connection with the merger of GiftCertificates.com or a similar transaction or the acquisition of securities or assets of any other entity), or (4) issued pursuant to a public offering by us. These rights terminate upon the consummation of an initial pubic offering that meets specified thresholds such as the offering contemplated hereby.

WARRANTS

         We have issued warrants to purchase an aggregate of 8,362,569 shares of our common stock. Of such warrants 356,697 are exercisable at $0.41 per share, 2,594,286 are exercisable at $0.385463 per share, 1,500,000 are exercisable at $0.001 per share, 345,852 are exercisable at $0.37401 per share, 581,662 are exercisable at $1.84258 per share, and 2,984,072 are exercisable at $1.07236. The warrants are all currently exercisable and have varying expiration dates between November 19, 2004 and October 26, 2006. Each warrant contains standard provisions for adjustment of the shares into which the warrant is exercisable upon stock splits, stock dividends and similar events.

REGISTRATION RIGHTS

         Our Amended and Restated Registration Rights Agreement grants the holders of our Preferred Stock two demand registration rights which may be exercised by the holders of a majority of the registrable preferred stock. In addition, the holders of the Series I Preferred Stock have a separate demand registration right.

         Our Amended and Restated Registration Rights Agreement also grants to each holder of shares of our preferred stock and to each holder of shares of our common stock issued in connection with the Giftpoint.com, Inc. and GiftSpot.com, Inc. acquisitions, or upon exercise of the Giftpoint.com, Inc. and GiftSpot.com, Inc. warrants that we assumed, the right under certain circumstances to include such shares in registered offerings under the Securities Act covering shares of our common stock. We can delay any demand in 90 days in any 12 month period if the board of directors determines that any requested registration would be materially detrimental to the Company.

         In cases in which a registration is in the form of an underwritten public offering, and the number of shares to be included in the registration is limited by the underwriters for marketing or other reasons, all stockholders with registration rights will be cut back on a pro rata basis. If the holders are exercising their piggyback registration rights for an offering by the Company of its own stock, any reduction in the number of securities registered due to marketing purposes will first apply to holders of registration rights and then to our company. If the holders of our preferred stock are not participating in the offering, the Giftpoint.com, Inc. stockholders will not be able to participate. The holders of our preferred stock will not be able to participate in this offering.

         In the event of a registration in the form of an underwritten public offering, the holders whose shares are to be included in such registration are required to, together with our stockholders and the other stockholders distributing their securities through such underwriting, enter into an underwriting agreement in customary form with the underwriters for such registration.

         The Registration Rights Agreement provides that each party thereto will not sell or dispose of any of our securities during a 180-day period following an initial public offering if so requested by us and an underwriter in a registered offering, so long as all of our officers and directors enter into similar agreements. We and the underwriters intend to make this request.

         All expenses incurred in connection with any registration, qualification or compliance pursuant to the Registration Rights Agreement shall be borne by us, and all selling expenses shall be borne by the holders of the shares so registered pro rata on the basis of the number of their shares so registered.

         The Registration Rights Agreement includes certain indemnification provisions by both the holders of registrable securities and us and requires the holders of registrable securities to provide certain information in connection with a registration statement.

         The prior written consent of the holders of at least two-thirds of the outstanding shares of our preferred stock is required in order to grant registration rights to any person that are more favorable to such person than the rights provided for in the Registration Rights Agreement or that conflict with any of the rights provided for in the Registration Rights Agreement. The Registration Rights Agreement may be amended only with our written consent and the holders of two-thirds of then outstanding preferred stock and eighty percent of our outstanding shares of Series I Preferred Stock. The registration rights provided for in the Registration Rights Agreement will terminate and no longer be available to any holder of securities registrable thereunder if all of such securities then held by such holder could be sold during any 90-day period pursuant to Rule 144 under the Securities Act.

         In addition, several stockholders have piggyback registration rights pursuant to separate agreements with respect to shares.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

         The provisions of Delaware law, our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company, including takeover attempts that might result in a premium over the market price for the shares of common stock.

  DELAWARE LAW

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a "business combination," which includes a merger or sale of 10% or more of the corporation's assets with any "interested stockholder," meaning a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of the stockholder, for three years following the date that the stockholder became an "interested stockholder" unless:

         - the transaction is approved by the board of directors prior to the date the interested stockholder attained that status;

         - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

         - on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

         A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate or incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.


     CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

         Our certificate of incorporation and bylaws will provide, subject to appropriate corporate action, that:

         - a class of preferred stock shall be authorized, the terms of which will be determined at the sole discretion of the Board;

         - following the completion of this offering, stockholders may not act by written consent without a meeting;

         - following completion of this offering, the approval of 80% of the stockholders will be required to adopt, amend or repeal our bylaws;

         - stockholders may not call special meetings of the stockholders;

         - stockholders must give 90 to 120 days advance notice of proposals of business to be conducted at stockholder meetings, including nominations of directors;

         - upon completion of this offering, our board of directors will be divided into three classes, each serving staggered three-year terms, which means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms; and

         - stockholders may not increase or decrease the size of the Board, remove Board members other than for cause, or fill Board vacancies.

         In addition, our certificate of incorporation does not provide for cumulative voting. We also indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with the takeover defense measures.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no public market for our common stock. We cannot predict the timing or amount of future sales of shares, or the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of the common stock in the public market, including shares issuable upon the exercise of stock options, after the lapse of the restrictions described below, or the perception that such sales may occur, could materially adversely affect the prevailing market prices for the common stock and our ability to raise equity capital in the future.

         Upon completion of this offering,     shares of common stock, or
shares of common stock if the underwriters exercise their over-allotment option
in full, will be outstanding. Of these shares, the      shares of common stock
sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. All of the remaining shares of common stock outstanding prior to this offering were issued and sold by us in private transactions in reliance upon exemptions from the registration requirements of the Securities Act and are therefore deemed "restricted securities," as such term is defined under Rule 144. These restricted securities may not be sold in the absence of registration under the Securities Act other than in accordance with Rule 144 or Rule 701 under the Securities Act or another exemption from registration.

         Subject to the lock-up agreements described below,

         -        immediately following this offering,     restricted securities
                  will be available for immediate sale in the public market subject to Rule 144,

         -        90 days after the date of this prospectus,     shares will be
                  available for immediate sale in the public market pursuant to Rule 701 and shares may be issued upon exercise of stock options and will be eligible for sale in reliance upon Rule 701,

         -        180 days after the date of this prospectus,     restricted
                  securities will be available for sale in the public market pursuant to Rule 144, and

         -        an additional     restricted securities will be eligible for
                  sale under Rule 144 upon the expiration of various one-year holding periods.

     Rule 144. In general, under Rule 144 as currently in effect, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of common stock are aggregated), including persons who may be deemed our affiliates, would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of

         -        one percent of the then-outstanding shares of common stock,
                  which equals approximately     shares immediately after this
                  offering, and

         - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

         Sales under Rule 144 are also subject to restrictions as to the manner of sale, notice requirements and the availability of current public information about our company.

     Rule 144(k). Under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from us or our affiliate, a stockholder who is not our affiliate at the time of sale and who has not been our affiliate for at least three months prior to the sale would be entitled to sell shares of common stock in the public market immediately without compliance with the foregoing requirements under Rule 144, unless otherwise restricted. Rule 144 does not require the same person to have held the securities for the applicable periods. The foregoing summary of Rule 144 is not intended to be a complete description.

     Rule 701. Any of our employees, directors, officers or consultants who acquired shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144, and permits our affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case, commencing 90 days after the effective date of the registration statement of which this prospectus is a part.

     Registration Rights. On the date 180 days after the date of this
prospectus, the holders of     shares and the holders of warrants exercisable
for up to an aggregate of     shares, or their transferees, will be entitled to
rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the applicable registration.

     Stock Options.  As of         , 2000,        options had been granted under
our option plans, and, of these options,        were fully exercisable and
were not exercisable. As of          , 2000,        shares of our common stock
remained available to be the subject of options under our option plan. We expect
to grant approximately       options prior to consummation of this offering.
Shortly after this offering we intend to file a registration statement on Form
S-8 covering         shares of common stock issued or reserved for issuance
under our option plans that may make those shares freely tradable. The registration statement on Form S-8 will become effective immediately upon filing and, shares covered by that registration statement will upon effectiveness be eligible for sale in the public markets, subject to the applicable lock-up agreements and Rule 144 limitations applicable to affiliates.

     Warrants. As of     , 2000, we had outstanding warrants to purchase
shares of common stock. All the shares issuable upon the exercise of the warrants will be eligible for sale at various times after the 180-day lock-up period, subject to the limitations of Rule 144.

     Lock-up agreements. In connection with this offering, we and our officers, directors and substantially all of our securityholders have agreed, except in limited circumstances, not to sell any shares of common stock for 180 days after completion of this offering without the consent of Donaldson, Lufkin & Jenrette Securities Corporation. However, Donaldson, Lufkin & Jenrette Securities Corporation may release these shares from these restrictions at any time without public notice.

     Potential Share Issuances. We may issue additional securities in connection with capital raising activities or acquisitions or strategic relationships and to employees and some of our existing stockholders.

           UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS


         The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

         - an individual who is a citizen or resident of the United States;

         - a corporation or partnership (other than a partnership treated as foreign under U.S. Treasury regulations) created or organized in or under the laws of the United States or of any political subdivision of the United States;

         - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

         - a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

         An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

         This discussion does not consider:

         -                 U.S. state and local or non-U.S. tax consequences;

         - specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership or trust that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner or beneficiary level;

         - the tax consequences for the shareholders, partners or beneficiaries of a non-U.S. holder;

         - special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; or

         - special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment.

         The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our common stock as a capital asset. EACH NON-U.S. HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

         DIVIDENDS

         We do not anticipate paying cash dividends on our common stock in the foreseeable future. See "Dividend Policy." In the event, however, that we pay dividends on our common stock, we generally will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

         Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a "branch profits tax" may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

         Dividends paid prior to January 1, 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid on or after January 1, 2001:

         - a non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

         - in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

         - in the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the U.S. Treasury regulations;

         - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts; and

         - a non-U.S. holder which is a foreign partnership or foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it.

         A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

         GAIN ON DISPOSITION OF COMMON STOCK

         A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

         - the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the "branch profits tax" described above may also apply;

         - the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements; in this case, an individual non-U.S. holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States); or

         - we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

         Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation. If we were a U.S. real property holding corporation, the tax relating to our stock generally would not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market.

         FEDERAL ESTATE TAX

         Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

         INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

         We must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends regardless of whether there was any withholding. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

         Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding at a rate of 31% on some payments on common stock. Under currently applicable law, non-U.S. holders generally will be exempt from these additional information reporting requirements and from backup withholding on dividends paid prior to 2001 if we either were required to withhold a U.S. federal withholding tax from those dividends or we paid those dividends to an address outside the United States (and had no knowledge that the payee was a U.S. person). On or after January 1, 2001, however, the gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at a rate of 31%.

         The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through the U.S. office of a broker or a non-U.S. office of a U.S. broker generally will be reported to the U.S. Internal Revenue Service and reduced by backup withholding at a rate of 31% unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the U.S. Internal Revenue Service unless the non-U.S. broker is a "U.S. related person." In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" will be reported to the U.S. Internal Revenue Service and, on or after January 1, 2001, may be reduced by backup withholding at a rate of 31%, unless the broker receives a statement from the non-U.S. holder, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

         - a "controlled foreign corporation" for U.S. federal income tax purposes;

         - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

         - effective on or after January 1, 2001, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons, or (B) the partnership is engaged in a U.S. trade or business.

         Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service.

         NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE INFORMATION REPORTING AND BACKUP WITHHOLDING RULES TO THEM, INCLUDING CHANGES TO THESE RULES THAT WILL BECOME EFFECTIVE ON OR AFTER JANUARY 1, 2001.

                                  UNDERWRITING

         Subject to the terms and conditions of an underwriting agreement, dated
                  , 2000, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc., FleetBoston Robertson Stephens Inc. and E*OFFERING Corp. have severally agreed to purchase from GiftCertificates.com, Inc. the number of shares of common stock shown opposite their names below.

        UNDERWRITERS                                                   NUMBER OF
                                                                        SHARES
        Donaldson, Lufkin & Jenrette Securities Corporation..........
        Chase Securities Inc.........................................
        FleetBoston Robertson Stephens Inc...........................
        E*OFFERING Corp.............................................. _________
             Total...................................................

         The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to the approval by their counsel of legal matters and other conditions. The underwriters must purchase and accept delivery of all of the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

         The underwriters propose initially to offer some of the shares of common stock directly to the public at the public offering price on the cover page of this prospectus and some of these shares of common stock to dealers, including the underwriters, at the public offering price less a concession not
in excess of $     per share. The underwriters may allow, and these dealers may
re-allow, a concession not in excess of $     per share on sales to other
dealers. After the initial offering of the common stock to the public, the representatives of the underwriters may change the public offering price and other selling terms.

         We have granted to the underwriters an option, exercisable within 30
days after the date of this prospectus, to purchase up to     additional shares
of common stock at the initial public offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, under conditions specified in the underwriting agreement, to purchase its pro rata portion of the additional shares based on that underwriter's percentage underwriting commitment as indicated in the preceding table.

         The following table shows the underwriting fees to be paid by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                              NO EXERCISE       FULL EXERCISE
         Per Share..........................................................  $                   $
         Total..............................................................  $                   $

         Our expenses for the offering are estimated to be $          .

         We, our officers and directors and substantially all of our stockholders, option holders and warrant holders have agreed, for a period of 180 days after the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, not to:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer directly or indirectly any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise.

         The underwriting agreement contains limited exceptions to these lock-up agreements. Donaldson Lufkin & Jenrette Securities Corporation may waive the lock-up agreements at any time without public notice.

         However, holders of shares who have not been employees since the date of this prospectus may offer, sell or otherwise dispose of:

     - 25% of the shares they own on the date of this prospectus if at end of the 90-days period after the date of this prospectus or the second trading day following the first public release of our quarterly results after the date of this prospectus, whichever is later, the reported last sale price of the common stock on the Nasdaq National Market has been at least twice the price per share in this offering for 20 of the 30 trading days ending on the last trading day of such 90-day period; and

     - an additional 25% of those shares if at the end of the 135-day period after the date of this prospectus the reported last sale price of the common stock of the Nasdaq National Market is at least twice the price per share in this offering for 20 of the 30 trading days ending on the last trading day of this 135-day period.

         In addition, during this 180-day period, other than our contemplated
S-8 filing covering       shares of common stock issued or reserved for
issuance under our option plans, we have also agreed not to file any registration statement for, and each of our officers, directors and substantially all of our stockholders option holders and warrant holders have agreed not to make any demand for, or exercise any right for, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent Donaldson, Lufkin & Jenrette Securities.

         We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of these liabilities.

         Prior to the offering, there has been no established trading market for the common stock. We and the underwriters will negotiate the initial public offering price for the shares of common stock offered by this prospectus. The factors to be considered in determining the public offering price include:

     -   the history of and the prospects for the industry in which we compete;

     -   our past and present operations;

     -   our historical results of operations;

     -   our prospects for future earnings;

     - the recent market prices of securities of generally comparable companies; and

     - the general condition of the securities markets at the time of the offering.

         We intend to apply to list our common stock on the Nasdaq National Market under the symbol "GCRT."

         At our request, certain of the underwriters have reserved for sale at
the initial public offering price up to      shares of common stock offered by
this prospectus for sale to our employees, directors and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered through this prospectus.

         The underwriters do not intend to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

         In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover a syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time without notice.

         Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements associated with the offer and sale of any of the shares of common stock offered through this prospectus be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. You should inform yourself and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered in this prospectus in any jurisdiction in which an offer or a solicitation is unlawful.

                                  LEGAL MATTERS

         Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Selected legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                     EXPERTS

         The consolidated financial statements of GiftCertificates.com, Inc. as of December 31, 1998 and 1999 and for each of the years ended December 31, 1998 and 1999 and the period since inception ended December 31, 1997, have been included herein and in the registration statement in reliance upon the reports of Arthur Andersen LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in giving said reports.

         The financial statements of Giftpoint.com, Inc. as of December 31, 1998 and 1999 and for the year ended December 31, 1999 and the period since inception ended December 31, 1998 have been included herein and in the registration statement in reliance upon the reports of Arthur Andersen LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in giving said reports.

         The financial statements of GiftSpot.com, Inc. as of December 31, 1999 and for the period since inception ended December 31, 1999 have been included herein and in the registration statement in reliance upon the reports of Arthur Andersen LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. The rules and regulations of the SEC permit us to omit certain information included in the registration statement from this prospectus. For further information with respect to GiftCertificates.com, Inc. and the shares of common stock offered by this prospectus, reference is made to the registration statement, including its exhibits and schedules. With respect to references made in this prospectus to any contract or other document, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

         As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. You may review a copy of the registration statement, including its exhibits and schedules, as well as, the reports, proxy statements and other information which we file with the SEC, at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048 or on the SEC's Internet website located at http://www.sec.gov. You may obtain a copy of this registration statement from the SEC's public reference room upon payment of prescribed fees. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.

         Upon approval of the common stock for listing on Nasdaq, you may also review our reports, proxy and information statements and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. We also intend to furnish our stockholders with annual reports containing audited financial statements and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................   F-4
CONSOLIDATED FINANCIAL STATEMENTS:
  Balance Sheets as of December 31, 1998 and 1999 and March
     31, 2000 (Unaudited)...................................   F-5
  Statements of Operations for the Period from Inception
     (October 16, 1997) through December 31, 1997 and for
     the Years Ended December 31, 1998 and 1999 and for the
     Three Months Ended March 31, 1999 and 2000
     (Unaudited)............................................   F-6
  Statements of Stockholders' (Deficit) Equity for the
     Period from Inception (October 16, 1997) through
     December 31, 1997 and for the Years Ended December 31,
     1998 and 1999 and for the Three Months Ended March 31,
     2000 (Unaudited).......................................   F-7
  Statements of Cash Flows for the Period from Inception
     (October 16, 1997) through December 31, 1997 and for
     the Years Ended December 31, 1998 and 1999 and for the
     Three Months Ended March 31, 1999 and 2000
     (Unaudited)............................................   F-8
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................   F-9

GIFTPOINT.COM, INC
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................  F-32
FINANCIAL STATEMENTS:
  Balance Sheets as of December 31, 1998 and 1999...........  F-33
  Statements of Operations for the Period from Inception
     (August 27, 1998) through December 31, 1998 and for the
     Year Ended December 31, 1999...........................  F-34
  Statements of Stockholders' Equity for the Period from
     Inception (August 27, 1998) through December 31, 1998
     and for Year Ended December 31, 1999...................  F-35
  Statements of Cash Flows for the Period from Inception
     (August 27, 1998) through December 31, 1998 and for the
     Year Ended December 31, 1999...........................  F-36
NOTES TO FINANCIAL STATEMENTS...............................  F-37

GIFTSPOT.COM, INC
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................  F-48
FINANCIAL STATEMENTS
  Balance Sheets as of December 31, 1999 and March 31, 2000
     (Unaudited)............................................  F-49
  Statements of Operations for the Period from Inception
     (April 21, 1999) through December 31, 1999 and for the
     Three Months Ended March 31, 2000......................  F-50
  Statements of Stockholders' Equity and Comprehensive Loss
     for the Period from Inception (April 21, 1999) through
     December 31, 1999 and for Three Months Ended March 31,
     2000 (Unaudited).......................................  F-51
  Statements of Cash Flows for the Period from Inception
     (April 21, 1999) through December 31, 1999 and for the
     Year Ended December 31, 1999 and for the Three Months
     Ended March 31, 2000 (Unaudited).......................  F-52

                                                              PAGE
NOTES TO FINANCIAL STATEMENTS...............................  F-53
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
PRO FORMA CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2000...  F-64
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE
  MONTHS ENDED MARCH 31, 2000...............................  F-65
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR
  ENDED DECEMBER 31, 1999...................................  F-66
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.......  F-67

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 1997, 1998 AND 1999 AND FOR
                 THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To GiftCertificates.com, Inc.:

We have audited the accompanying consolidated balance sheets of GiftCertificates.com, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the period from Inception (October 16, 1997) through December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GiftCertificates.com, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from Inception (October 16, 1997) through December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

New York, New York
May 4, 2000

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           DECEMBER 31, 1998 AND 1999 AND MARCH 31, 2000 (UNAUDITED)

                                                                      DECEMBER 31                             PRO FORMA
                                                              ---------------------------     MARCH 31,       MARCH 31,
                                                                 1998            1999            2000           2000
                                                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    73,107    $  5,599,906    $    100,855
  Accounts receivable.......................................        2,355       1,303,123       2,047,934
  Inventory.................................................      431,903       3,277,796       2,765,490
  Prepaid expenses..........................................        1,255          58,423         752,373
  Other current assets......................................           --              --         155,000
                                                              -----------    ------------    ------------
        Total current assets................................      508,620      10,239,248       5,821,652
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $0, $307,213, and $569,679, respectively..................           --       1,805,440       3,039,672
CAPITALIZED SOFTWARE, net of accumulated amortization of $0,
  $126,992 and $267,950, respectively.......................           --         673,935         974,613
GOODWILL, net of accumulated amortization of $0, $0 and
  $544,424, respectively....................................           --              --      32,233,884
OTHER ASSETS, net of accumulated amortization of $0,
  $13,580, and $17,125, respectively........................       55,000         290,068         851,911
                                                              -----------    ------------    ------------
        Total assets........................................  $   563,620    $ 13,008,691    $ 42,921,732
                                                              ===========    ============    ============
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   430,310    $  3,469,906    $  2,845,880
  Accrued expenses..........................................       73,283       2,125,305       1,423,013
  Loan payable--related party (Note 6)......................      180,680              --              --
  Deferred revenue..........................................           --       1,986,380       4,956,955
                                                              -----------    ------------    ------------
        Total current liabilities...........................      684,273       7,581,591       9,225,848
                                                              -----------    ------------    ------------
LONG TERM LIABILITIES.......................................           --              --       3,810,107
COMMITMENTS AND CONTINGENCIES (Note 7)
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note
  8)........................................................    2,143,374      27,002,389      27,983,801             --
STOCKHOLDERS' (DEFICIT) EQUITY:
  Common stock; 215,000,000 shares authorized of $0.001 par
    value, 10,554,539, 12,268,139 and 49,413,182 shares
    issued and outstanding, respectively and 162,086,211
    shares issued and outstanding on a pro-forma basis......       10,554          12,268          49,413        162,086
  Additional paid-in capital................................       20,681       1,684,237      35,384,158     63,255,286
  Deferred compensation.....................................           --        (578,710)       (914,050)      (914,050)
  Accumulated deficit.......................................   (2,295,262)    (22,693,084)    (32,617,545)   (32,617,545)
                                                              -----------    ------------    ------------    -----------
        Total stockholders' (deficit) equity................   (2,264,027)    (21,575,289)      1,901,976     29,885,777
                                                              -----------    ------------    ------------    -----------
        Total liabilities and stockholders' (deficit)
          equity............................................  $   563,620    $ 13,008,691    $ 42,921,732
                                                              ===========    ============    ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE PERIOD FROM INCEPTION (OCTOBER 16, 1997)
               THROUGH DECEMBER 31, 1997 AND FOR THE YEARS ENDED
              DECEMBER 31, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

                                    FOR THE PERIOD
                                         FROM
                                      INCEPTION
                                     (OCTOBER 16,                                   FOR THE THREE MONTHS
                                        1997)           FOR THE YEARS ENDED                 ENDED
                                       THROUGH              DECEMBER 31                   MARCH 31
                                     DECEMBER 31,    --------------------------   -------------------------
                                         1997           1998           1999          1999          2000
REVENUES, net.....................   $   178,807     $ 2,626,723   $  9,904,873   $   739,625   $ 4,803,959
COST OF REVENUES..................       176,309       2,424,671      9,568,286       713,738     4,690,844
                                     -----------     -----------   ------------   -----------   -----------
         Gross profit.............         2,498         202,052        336,587        25,887       113,115
                                     -----------     -----------   ------------   -----------   -----------
COSTS AND EXPENSES:
  Marketing and sales expenses....       557,678         736,538     12,926,645       341,374     5,697,033
  Technology and system
    development expenses..........            --              --      1,038,728       100,000       406,614
  General and administrative
    expenses......................       150,226         863,538      4,924,419       220,324     2,603,324
  Non-cash consulting and
    compensation expense..........            --              --        275,808        40,148        37,945
  Amortization of goodwill........            --              --             --            --       544,424
                                     -----------     -----------   ------------   -----------   -----------
         Total costs and
           expenses...............       707,904       1,600,076     19,165,600       701,846     9,289,340
                                     -----------     -----------   ------------   -----------   -----------
         Loss from operations.....      (705,406)     (1,398,024)   (18,829,013)     (675,959)   (9,176,225)
                                     -----------     -----------   ------------   -----------   -----------
OTHER (EXPENSE) INCOME............            --         (13,425)      (340,475)           --         2,289
                                     -----------     -----------   ------------   -----------   -----------
         Net loss.................   $  (705,406)    $(1,411,449)  $(19,169,488)  $  (675,959)  $(9,173,936)
                                     ===========     ===========   ============   ===========   ===========
PER SHARE INFORMATION:
  Net loss per share-
    Basic and diluted.............   $     (0.07)    $     (0.15)  $      (1.68)  $     (0.06)  $     (0.44)
                                     ===========     ===========   ============   ===========   ===========
  Weighted average common shares
    outstanding-
    Basic and diluted.............    10,554,539      10,554,539     12,110,415    11,786,148    22,374,583
                                     ===========     ===========   ============   ===========   ===========
PRO FORMA NET LOSS PER
  SHARE -- BASIC AND DILUTED (NOTE
  3)..............................                                                              $     (0.07)
                                                                                                ===========
PRO FORMA WEIGHTED AVERAGE SHARES
  OUTSTANDING BASIC AND
  DILUTED(UNAUDITED) (NOTE 3).....                                                              133,363,244
                                                                                                ===========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                FOR THE PERIOD FROM INCEPTION (OCTOBER 16, 1997)
               THROUGH DECEMBER 31, 1997 AND FOR THE YEARS ENDED
              DECEMBER 31, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

                                                  COMMON STOCK
                                              --------------------     ADDITIONAL        DEFERRED     ACCUMULATED
                                                SHARES     CAPITAL   PAID-IN CAPITAL   COMPENSATION     DEFICIT         TOTAL
BALANCE, October 16, 1997...................          --   $   --      $        --      $      --     $        --    $         --
  Common stock issued in connection with
    reorganization..........................  10,554,539   10,554          144,545             --              --         155,099
  Reorganization of limited liability
    company to C corporation................          --       --         (128,385)            --              --        (128,385)
  Accretion of mandatorily redeemable
    convertible preferred stock.............          --       --               --             --         (20,779)        (20,779)
  Net loss..................................          --       --               --             --        (705,406)       (705,406)
                                              ----------   -------     -----------      ---------     ------------   ------------
BALANCE, December 31, 1997..................  10,554,539   10,554           16,160             --        (726,185)       (699,471)
  Warrants and options to purchase common
    stock issued for services...............          --       --            4,521             --              --           4,521
  Accretion of mandatorily redeemable
    convertible preferred stock.............          --       --               --             --        (157,628)       (157,628)
  Net loss..................................          --       --               --             --      (1,411,449)     (1,411,449)
                                              ----------   -------     -----------      ---------     ------------   ------------
BALANCE, December 31, 1998..................  10,554,539   10,554           20,681             --      (2,295,262)     (2,264,027)
  Common stock issued for services..........     200,000      200            7,600             --              --           7,800
  Common stock issued to acquire capitalized
    software................................   1,453,600    1,454           55,237             --              --          56,691
  Warrants and options to purchase common
    stock...................................          --       --          204,118             --              --         204,118
  Issuance of warrant to purchase common
    stock in connection with Series G.......          --       --           52,655             --              --          52,655
  Warrants to purchase common stock issued
    in conjunction with bridge financing and
    Series I................................          --       --          309,128             --              --         309,128
  Issuance of warrants to purchase Series I
    convertible preferred stock.............          --       --          384,765             --              --         384,765
  Exercise of stock options.................      60,000       60            7,453             --              --           7,513
  Recognition of deferred compensation......          --       --          642,600       (642,600)             --              --
  Noncash compensation expense..............          --       --               --         63,890              --          63,890
  Amortization of Series G issuance costs
    upon exchange to Series H...............          --       --               --             --        (329,272)       (329,272)
  Accretion of mandatorily redeemable
    convertible stock.......................          --       --               --             --        (899,062)       (899,062)
  Net loss..................................          --       --               --             --     (19,169,488)    (19,169,488)
                                              ----------   -------     -----------      ---------     ------------   ------------
BALANCE, December 31, 1999..................  12,268,139   12,268        1,684,237       (578,710)    (22,693,084)    (21,575,289)
  Common stock issued to acquire URL........      50,000       50           40,950             --              --          41,000
  Common stock issued in connection with
    acquisition.............................  32,591,291   32,591       26,692,267             --              --      26,724,858
  Options issued in connection with
    acquisition.............................          --       --        5,566,070             --              --       5,566,070
  Warrants issued in connection with
    acquisition.............................          --       --          279,405             --              --         279,405
  Exercise of stock options.................   4,503,752    4,504          747,944             --              --         752,448
  Recognition of deferred compensation......          --       --          373,285       (373,285)             --              --
  Noncash compensation expense..............          --       --               --         37,945              --          37,945
  Accretion of mandatorily redeemable
    convertible preferred stock.............          --       --               --             --        (750,525)       (750,525)
  Net loss (unaudited)......................          --       --               --             --     ( 9,173,936)     (9,173,936)
                                              ----------   -------     -----------      ---------     ------------   ------------
BALANCE, March 31, 2000 (unaudited).........  49,413,182   $49,413     $35,384,158      $(914,050)    $(32,617,545)  $  1,901,976
                                              ==========   =======     ===========      =========     ============   ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM INCEPTION (OCTOBER 16,
 1997) THROUGH DECEMBER 31, 1997 AND FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

                                                            FOR THE PERIOD
                                                            FROM INCEPTION                                 FOR THE THREE MONTHS
                                                             (OCTOBER 16,       FOR THE YEARS ENDED                ENDED
                                                            1997) THROUGH           DECEMBER 31,                 MARCH 31,
                                                             DECEMBER 31,    --------------------------   -----------------------
                                                                 1997           1998           1999         1999         2000
                                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................   $(705,406)     $(1,411,449)  $(19,169,488)  $(675,959)  $(9,173,936)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
    Depreciation and amortization..........................          --            6,495        450,785       8,350       937,811
    Amortization of debt discount..........................          --               --        309,129          --            --
    Noncash consulting and compensation expense............          --               --        275,808      40,148        37,945
  (Increase) decrease in operating assets--
    Accounts receivable....................................      (2,555)             200     (1,300,768)    (45,952)     (354,105)
    Prepaid expenses.......................................          --           (1,255)       (57,168)         --      (656,147)
    Inventory..............................................    (124,021)        (281,168)    (2,845,893)    342,027     1,189,046
    Other assets...........................................      (3,206)         (58,289)            --          --      (246,033)
  (Increase) decrease in operating liabilities--
    Accounts payable and accrued expenses..................     107,771          400,343      5,091,618     558,866    (2,387,836)
    Increase in deferred revenue...........................          --               --      1,986,380          --       812,346
                                                              ---------      -----------   ------------   ---------   -----------
      Net cash (used in) provided by operating
        activities.........................................    (727,417)      (1,345,123)   (15,259,597)    227,480    (9,840,909)
                                                              ---------      -----------   ------------   ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property and equipment......................          --               --     (2,115,653)         --      (858,404)
  Cash acquired through acquisition, net...................          --               --             --          --       849,405
  Payments for capitalized website development and acquired
    software...............................................          --               --       (800,927)   (108,649)     (441,636)
  Payments for acquisition of URLs.........................          --               --       (191,957)    (11,258)           --
                                                              ---------      -----------   ------------   ---------   -----------
      Net cash used in investing activities................          --               --     (3,108,537)   (119,907)     (450,635)
                                                              ---------      -----------   ------------   ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of loan from related party.....................          --         (300,000)    (5,180,680)   (180,680)           --
  Proceeds from related party..............................          --          480,680      5,500,000          --     3,000,000
  Proceeds from equipment financing........................          --               --             --          --       810,107
  Proceeds from exercise of options........................          --               --          7,513          --       752,448
  Proceeds from exercise of warrants.......................
  Proceeds from issuance of preferred stock................   1,000,000          964,967     23,568,100          --       229,938
                                                              ---------      -----------   ------------   ---------   -----------
      Net cash provided by (used in) financing
        activities.........................................   1,000,000        1,145,647     23,894,933    (180,680)    4,792,493
                                                              ---------      -----------   ------------   ---------   -----------
      Net increase (decrease) in cash and cash
        equivalents........................................     272,583         (199,476)     5,526,799     (73,107)   (5,499,051)
CASH AND CASH EQUIVALENTS, beginning of period.............          --          272,583         73,107      73,107     5,599,906
                                                              =========      ===========   ============   =========   ===========
CASH AND CASH EQUIVALENTS, end of period...................   $ 272,583      $    73,107   $  5,599,906   $      --   $   100,855
                                                              =========      ===========   ============   =========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest...............................................   $      --      $        --   $         --   $      --   $        --
                                                              =========      ===========   ============   =========   ===========
    Income taxes...........................................   $      --      $        --   $         --   $      --   $        --
                                                              =========      ===========   ============   =========   ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
  Common stock issued in connection with reorganization....   $ 155,099      $        --   $         --   $      --   $        --
                                                              =========      ===========   ============   =========   ===========
  Common stock issued for acquisition of capitalized
    software...............................................   $      --      $        --   $     56,691   $  56,691   $    41,000
                                                              =========      ===========   ============   =========   ===========
  Promissory note repaid in Series H.......................   $      --      $        --   $    500,000   $      --   $        --
                                                              =========      ===========   ============   =========   ===========
  Accretion of mandatorily redeemable preferred stock......   $  20,779      $   157,630   $  1,228,334   $  53,514   $   750,525
                                                              =========      ===========   ============   =========   ===========
  Warrants to purchase common stock issued in conjunction
    with issuance of Series F..............................   $      --      $        --   $     52,655   $      --   $        --
                                                              =========      ===========   ============   =========   ===========
  Warrants to purchase common stock issued in conjunction
    with issuance of Series I..............................   $      --      $        --   $    384,765   $      --   $        --
                                                              =========      ===========   ============   =========   ===========
  Common stock issued for acquisition......................   $      --      $        --   $         --   $      --   $26,724,858
                                                              =========      ===========   ============   =========   ===========
  Options issued for acquisition...........................   $      --      $        --   $         --   $      --   $ 5,566,070
                                                              =========      ===========   ============   =========   ===========
  Warrants issued for acquisition..........................   $      --      $        --   $         --   $      --   $   279,405
                                                              =========      ===========   ============   =========   ===========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     Effective October 16, 1997, J.P.L. Associates, L.L.C. (operating under the name 1-800-PRESENT) was reorganized and incorporated in Delaware as J.P.L. Associates, Inc. (the "Company"). The Company engages in the business of sourcing, marketing and distributing branded gift certificates to the public. During January 1999, the Company established an Internet website and began operating under the name GiftCertificates.com. On November 9, 1999 the Company reincorporated under the name GiftCertificates.com, Inc. The GiftCertificates.com website provides consumers and corporate buyers with a one-stop shop for both physical and online gift certificates from a variety of retail and service merchants.

     Activities from the date of Inception (October 16, 1997) through December 31, 1999 have been directed primarily to developing the "GiftCertificates.com" brand. The success of the Company's future operations will be dependent primarily upon its ability to develop further awareness and brand loyalty, to attract, build and retain significant traffic levels on its GiftCertificates.com website and to provide satisfactory customer service and order fulfillment. The Company operates in the online retail industry, which is new, rapidly evolving and intensely competitive. The Company competes primarily with traditional retail and service merchants and other entities that maintain similar commercial websites.

     During December 1999, the Company formed three Japanese limited liability companies, Jonas P. Lee and Partners, LLC, J.P.L. and Associates Japan, LLC and Jonas P. Lee Communications, LLC, as wholly-owned subsidiaries of the Company. These subsidiaries have had no material operations since their Inception.

     Management has determined that it does not have any separately reportable business segments.

     The Company is proposing an initial public offering ("IPO") of its common stock.

2. GOING CONCERN

     Since its inception, the Company has incurred negative cash flows from operations and sustained net losses totaling approximately $30.5 million and a net capital deficiency. To date, the Company has been dependent upon equity financing to fund its operations.

     Management's plans include obtaining additional equity financing. This financing will be used to fund continuing operations of the Company, to support a significant advertising program that will further establish the GiftCertificates.com brand and to develop the necessary operating infrastructure. There is no guarantee that, if the additional equity financing is obtained, management's plans will be sufficient to sustain the Company as a going concern.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying consolidated balance sheet as of March 31, 2000, and consolidated statements of operations, stockholders' (deficit) equity and cash flows for the three months ended March 31, 1999 and 2000, included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statement. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation.

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of money market funds and other highly liquid investments with original maturities of three months or less.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company's primary sources of revenue are from the sale of its inventory of gift certificates issued by various retail and service merchants and the sale of their SuperCertificates over the Internet website. SuperCertificates are the Company's own branded gift certificates and are exchangeable only at the Company's Internet website. Revenue from the sale of gift certificates includes the lower of face value of the gift certificates sold or cash received upon sale of gift certificates subject to coupons and promotional programs offered by the Company, plus earned fees and commissions. The Company recognizes revenue when these gift certificates are shipped to customers. Revenue from SuperCertificates includes the lower of face value of the SuperCertificates sold or cash received subject to coupons and promotional programs offered by the Company. The Company recognizes revenue when the customer redeems the SuperCertifi-

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

cates with the Company over it's Internet website in exchange for a gift certificate issued by a retail or service merchant.

     Deferred revenue is recorded for unredeemed SuperCertificates sold, net of accrued shipping and handling costs and credit card fees.

     Revenue also includes the sale of specialty greeting cards, customer boxes and other ancillary products. Revenue for these items is also recognized when these products are shipped to customers.

COST OF REVENUES

     Cost of revenues includes the cost of the gift certificates, specialty greeting cards, customer boxes and other ancillary products to the Company, as well as related shipping and handling costs and credit card fees.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided for by the straight-line method for financial statement reporting and accelerated methods for income tax return purposes, over the estimated useful lives of three to ten years.

     At December 31, 1999 and March 31, 2000, property and equipment consist of the following:

                                               DECEMBER 31,    MARCH 31,
                                                   1999           2000
Computers and equipment......................    1,674,976      3,133,140
Furniture and fixtures.......................      437,677        476,211
                                                ----------     ----------
Total property and equipment.................    2,112,653      3,609,351
Less-Accumulated depreciation................     (307,213)      (569,679)
                                                ----------     ----------
Property and equipment, net..................   $1,805,440     $3,039,672
                                                ==========     ==========

CAPITALIZED SOFTWARE

     Capitalized software consists of website development costs and the fair value of software acquired through the Giftpoint Acquisition (Note 4). Website development costs consist of amounts paid to consultants to develop the website and systems infrastructure for tracking gift certificates, customer orders and business and merchant promotional programs and for fraud prevention. For the period from Inception (October 16, 1997) to December 31, 1998, all website and software development costs have been expensed as incurred. In January 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for determining whether computer software is internal-

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

use software and on accounting for the costs of computer software originally developed or obtained for internal-use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use.

     In accordance with this policy, the Company expensed all costs incurred in the preliminary project stage for software developed for internal use. In addition, the Company capitalizes all external direct costs of materials and services consumed in developing or obtaining internal-use computer software payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project to the extent of the time spent directly on the project and interest costs incurred when developing computer software once the development has reached the application development stage. All costs incurred for upgrades, maintenance and enhancements that do not result in additional functionality are expensed.

     The Company has expensed all costs for the quarter ended March 31, 2000, as only maintenance and operational costs relating to its web site and previously developed internal software have been incurred. The Company will capitalize costs incurred to integrate the internally developed software with the software acquired through the Giftpoint Acquisition (Note 4) only to the extent such integration results in increased functionality.

     Website development costs include the fair value of options issued to consultants during the year ended December 31, 1999 of $52,655.

     Capitalized software is amortized using the straight-line method over the estimated useful life of the software of three years. Total amortization expense was $126,992 for the year ended December 31, 1999. No amortization expense was recorded during the period from Inception (October 16, 1997) through December 31, 1997 and the year ended December 31, 1998. Total amortization expense was $0 and $140,958 for the three months ended March 31, 1999 and 2000, respectively. Amortization expense is included in technology and systems development expense in the accompanying consolidated statements of operations.

OTHER ASSETS

     Other assets consists of the cost to acquire URL addresses which are amortized using the straight line method over their estimated useful lives of seven years and security deposits. Total amortization expense was $13,580 for the year ended December 31, 1999. No amortization expense was recorded during the period from Inception (October 16, 1997) through December 31, 1997 and the year ended December 31, 1998. Total amortization expense was $0 and $3,545 for the three months ended March 31, 1999 and 2000, respectively. Amortization expense is included in general and administrative expense in the accompanying consolidated statements of operations.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

ACCOUNTING FOR LONG-LIVED ASSETS

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of their carrying values has occurred as of December 31, 1999.

INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs. Because of the uncertainty regarding the Company's future profitability, the future tax benefits of its losses have been fully reserved for. Therefore, no benefit for the net operating loss has been recorded in the financial statements.

ADVERTISING AND PROMOTIONAL EXPENSE

     Advertising costs are expensed as incurred and consist of the costs to develop website, print, billboard and radio advertisements. Advertising expenses are included in marketing and sales expense in the accompanying consolidated statements of operations. No advertising expenses were incurred during the period from Inception (October 16, 1997) to December 31, 1997 and the year ended December 31, 1998. Advertising expense for the year ended December 31, 1999 was $8,712,434. Advertising expense for the three months ended March 31, 1999 and 2000 was $129,201 and $3,026,442, respectively.

     Promotional costs are related to coupons and other promotional programs. These promotional programs consist primarily of discounts offered to the customer, which reduce the purchase price of gift certificates and SuperCertificates below their face value. The Company records a portion of the promotional expenses as cost of revenues upon use by the customer. The portion of the cost of the gift certificate sold through a promotional program that exceeds the cash received from the customer is classified as marketing and sales expense upon issuance of the gift certificate to the customer. No promotional expenses were incurred during the period from Inception (October 16, 1997) to December 31, 1997 and the year ended December 31, 1998. As a result of these promotional programs, $558,447 was charged to marketing and sales expense and $187,344 was charged to cost of revenues for the year ended December 31, 1999 in the

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

accompanying consolidated statements of operations. No promotional expenses were incurred during the three months ended March 31, 1999. Promotional expense charged to marketing and sales expense for the three months ended March 31, 2000 was not material, and $39,188 is included in cost of revenues.

STOCK-BASED COMPENSATION

     The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure-only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock options as if the fair value based method of accounting in SFAS No. 123 had been applied to these transactions.

     The Company accounts for nonemployee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.

BASIC AND DILUTED NET LOSS PER COMMON SHARE

     The Company accounts for net loss per common share in accordance with the provisions of SFAS No. 128, "Earnings per Share." In accordance with SFAS No. 128, basic loss per share is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing income available to common shareholders by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of convertible preferred stock and exercise of stock options and warrants (using the Treasury Stock method). All common equivalent shares are excluded from the calculation of diluted loss per share, as the effect of their inclusion would be antidilutive.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

     The following is the reconciliation of net loss per share:

                               FOR THE PERIOD
                               FROM INCEPTION                                   FOR THE THREE MONTHS
                                (OCTOBER 16,         FOR THE YEAR ENDED                 ENDED
                               1997) THROUGH            DECEMBER 31                   MARCH 31
                                DECEMBER 31      --------------------------   -------------------------
                                    1997            1998           1999          1999          2000
                                                                                     (UNAUDITED)
Numerator:
  Net loss..................    $  (705,406)     $(1,411,449)  $(19,169,488)  $  (675,959)  $(9,173,936)
  Less--Accretion of
    mandatorily redeemable
    convertible preferred
    stock...................        (20,779)        (157,628)    (1,228,334)      (53,514)     (750,525)
                                -----------      -----------   ------------   -----------   -----------
    Loss available to common
      shareholders..........    $  (726,185)     $(1,569,077)  $(20,397,822)  $  (729,473)  $(9,924,461)
                                ===========      ===========   ============   ===========   ===========
Denominator:
  Weighted average shares
    outstanding--basic......     10,554,539       10,554,539     12,110,415    11,786,148    22,374,583
  Effective conversion of
    mandatorily redeemable
    convertible preferred
    stock...................             --               --             --            --            --
  Effective exercise of
    dilutive options and
    warrants................             --               --             --            --            --
                                -----------      -----------   ------------   -----------   -----------
    Weighted average shares
     outstanding--diluted...     10,554,539       10,554,539     12,110,415    11,786,148    22,374,583
                                ===========      ===========   ============   ===========   ===========

CONCENTRATIONS OF RISK

     Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash, accounts receivable, accounts payable and accrued liabilities. The carrying amounts of these instruments approximate fair value.

     The Company maintains cash with a domestic financial institution. The Company performs periodic evaluations of the relative credit standing of this institution. From time to time, the Company's cash balances with this financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

     The Company's customers are primarily concentrated in the United States. The Company performs ongoing credit card authorizations before product is shipped to reduce the risk of fraudulent credit card use.

     For the period from Inception (October 16, 1997) to December 31, 1997, the years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and 2000, no customers individually accounted for over 10% of total revenues by the Company.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

No customers individually accounted for over 10% of accounts receivable at December 31, 1997, 1998 and 1999 and at March 31, 2000.

COMPREHENSIVE INCOME

     During 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The adoption of this standard has had no impact on the Company's financial statements. Accordingly, the Company's comprehensive net loss is equal to its net loss for the period from Inception (October 16, 1997) to December 31, 1997, the years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 (as amended by SFAS No. 137) is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not enter into derivative instruments or engage in hedging activities as defined in SFAS No. 133. As such, management has determined that the adoption of this standard will have no impact on the Company's financial statements.

     During December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. The Company has concluded that the implementation of this SAB will not have a material impact on its financial position or its results of operations.

     During March 2000, the FASB issued interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which clarifies the application of APB Opinion No. 25, regarding (a) the definition of an employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 is effective on July 1, 2000. Certain events as defined by Interpretation No. 44, may require earlier consideration if they occurred after December 15, 1998 or January 12, 2000, depending on the event, although no financial statement effect would be recognized until July 1, 2000. The effects of applying Interpretation No. 44 are recognized prospectively. Management has reviewed its stock compensation events and determined none qualify as those covered by Interpretation No. 44 that would require early consideration.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

UNAUDITED PRO FORMA INFORMATION

     The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of mandatorily redeemable convertible preferred stock into common stock concurrent with the closing of the Company's anticipated IPO (see Note 8 for conversion terms).

     The unaudited pro forma consolidated balance sheet as of March 31, 2000, reflects the conversion of all shares of mandatorily redeemable convertible preferred stock into common stock, including dividends paid in kind accrued through March 31, 2000.

     Pro forma net loss per share is computed using the weighted average number of common shares outstanding during the period and assuming conversion of all shares of mandatorily redeemable convertible preferred stock (including accumulated accrued paid in kind dividends thereon) into common stock as of the date of issuance.

RECLASSIFICATIONS

     Certain amounts relating to 1997 and 1998 have been reclassified to conform with the 1999 presentation.

4. ACQUISITIONS AND FORMATIONS

JAPANESE SUBSIDIARIES

     During December 1999, the Company formed three Japanese limited liability companies, Jonas P. Lee and Partners, LLC, J.P.L. and Associates Japan, LLC and Jonas P. Lee Communications, LLC, as wholly-owned subsidiaries of the Company. These subsidiaries have had no material operations since their Inception.

GIFTPOINT ACQUISITION

     On March 6, 2000, the Company purchased Giftpoint.com, Inc. ("Giftpoint"), a Delaware corporation, with Giftpoint merging into a wholly owned subsidiary of the Company (the "Giftpoint Acquisition"). The Giftpoint Acquisition was approved by the Board of Directors of Giftpoint and by the written consent of Giftpoint stockholders whereby the Company acquired all issued and outstanding shares of preferred and common stock of Giftpoint from the Giftpoint shareholders in exchange for an aggregate of 32,273,163 shares common stock of the Company. The common stock was valued at $0.82 per share on the date of purchase, as determined by an independent third-party valuation.

     Outstanding warrants to purchase common stock of Giftpoint, outstanding incentive stock options granted under the stock options plan of Giftpoint, and outstanding nonqualified options were converted to warrants and options to purchase an aggregate of 7,128,621 shares of common stock of the Company. Accordingly, the Company has recorded an additional purchase price of approximately $5.8 million.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

     This acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. As a result, the Company has recorded goodwill of approximately $32.5 million, which represents the cost in excess of net assets acquired and is being amortized over a period of five years.

     In addition, certain former Giftpoint stockholders are entitled to receive additional shares of common stock of the Company, subject to the issuance of additional shares of Redeemable Preferred Stock to the holders of the Redeemable Preferred Stock as payments of accrued paid in kind dividends, through the date of completion of the anticipated IPO. Any such issuances will be recorded as additional purchase price and, accordingly, an adjustment to goodwill.

GIFTSPOT ACQUISITION

     On April 17, 2000, the Company merged with GiftSpot.com, Inc. ("GiftSpot"), a Delaware corporation, whereby the Company acquired all of the issued and outstanding preferred and common stock of GiftSpot in exchange for shares of common stock of the Company, constituting approximately 3% ownership, calculated on a fully-diluted basis. GiftSpot merged into a wholly owned subsidiary of the Company.

PRO FORMA RESULTS OF OPERATIONS (UNAUDITED)

     The following unaudited pro forma consolidated statements of operations data for the year ended December 31, 1999, and for the three months ended March 31, 1999 and 2000, give effect to the acquisitions of Giftpoint and Giftspot as these acquisitions had occurred on January 1, 1999. All of the following unaudited pro forma consolidated results of operations give effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 1999, and may not be indicative of future operating results.

                                        FOR THE YEAR    FOR THE THREE MONTHS ENDED
                                           ENDED                 MARCH 31,
                                        DECEMBER 31,    ---------------------------
                                            1999           1999           2000
                                                                (UNAUDITED)
Revenue...............................  $ 13,941,206    $ 797,927     $  6,774,747
                                        ============    =========     ============
Net loss..............................  $(36,539,329)   $(887,895)    $(13,712,389)
                                        ============    =========     ============
Basic net loss per share..............  $      (0.74)   $   (0.02)    $      (0.28)
                                        ============    =========     ============

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

5. INCOME TAXES

     The major components of the deferred tax assets and (liabilities) as of December 31, 1998 and 1999 are as follows:

                                                      DECEMBER 31
                                                ------------------------
                                                  1998          1999
Depreciation..................................  $      --    $   112,000
Net operating loss............................    840,000      8,000,000
                                                ---------    -----------
                                                  840,000      8,112,000
Valuation allowance...........................   (840,000)    (8,112,000)
                                                ---------    -----------
Total deferred taxes, net.....................  $      --    $        --
                                                =========    ===========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 1999, the Company had a net operating loss carryforward of approximately $20 million, which is available to reduce its future taxable income and expires at various dates between 2018 through 2019. As a result of certain ownership changes, the utilization of net operating losses against future taxable income may be limited.

     Realization of deferred tax assets is dependent upon future earnings, if any. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that it is not more likely than not that these assets will be realized. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

6. RELATED PARTY LOANS PAYABLE

     The Company had a loan payable to Jonas Lee ("Lee"), the founder, Chief Executive Officer and shareholder of the Company. The loan payable as of December 31, 1998 was approximately $181,000 and was repaid with accrued interest during the year ended December 31, 1999.

     On March 10, 1998, the Company entered into a demand promissory note with Gotham Partners, L.P., a shareholder, in the amount of $300,000. This note accrued interest at 6% per annum and was payable with accrued interest upon demand. The Company repaid the note with accrued interest on August 31, 1998.

     On June 25, 1999, the Company entered into a demand promissory note with Gotham Partners, L. P., a shareholder, in the amount of $250,000. This note accrued interest at

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

10% per annum and was payable with accrued interest upon demand. This note was repaid in shares of Series H mandatorily redeemable convertible preferred stock.

     On July 8, 1999, the Company entered into a demand promissory note with Gotham Partners, L.P., a shareholder, in the amount of $250,000. This note accrued interest at 10% per annum and was payable with accrued interest upon demand. This note was repaid in shares of Series H mandatorily redeemable convertible preferred stock.

     On October 19, 1999, the Company entered into demand promissory notes with TG Investments, Ltd. ("TGI"), Gotham Partners, L.P., Gotham Partners III, L.P., and Gotham Partners International, Ltd., shareholders of the Company, in the aggregate amount of $5 million. These notes accrued interest at 12% per annum and were repaid, with accrued interest, in shares of Series I mandatorily redeemable convertible preferred stock (Note 7). The Company issued warrants to these shareholders in conjunction with these notes and the issuance of Series I (Note 8). The fair value of these warrants was allocated between the debt and equity investments by these parties, whereby $309,129 was recorded as debt issuance costs on the date of grant, and amortized through the earliest demand date, November 18, 1999. However, upon repayment of these notes, the unamortized debt issuance costs were expensed and included in interest expense in the accompanying consolidated statements of operations.

     On February 16, 2000, the Company made a recourse loan to Mr. Bardon in the amount of $323,815 to cover the exercise price and tax obligations to an option exercise. The interest on the loan is payable semi-annually at a rate of 7% per year and the loan matures on February 17, 2003, subject to acceleration in specified events. The loan is secured by a pledge of the common stock Mr. Bardon received upon exercise of the option.

7. COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company, in its normal course of business, is subject to certain litigation. In the opinion of the Company's management, settlements of litigation will not have a material adverse effect on the Company's results of operations, financial position or cash flows.

OPERATING LEASE

     Effective July 1, 1999, the Company entered into a new lease for its existing office space. Subsequent to year end the Company entered into noncancelable operating leases for additional office space. These leases expire on various dates through 2010. Future

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

minimum lease payments under these operating leases expiring subsequent to December 31, 1999 are:

Fiscal year ending:
  2000...........................    $  448,494
  2001...........................       616,816
  2002...........................       616,816
  2003...........................       616,816
  2004 and thereafter............     4,452,639
                                     ----------
                                     $6,751,581
                                     ==========

     Rent expense under the expired operating lease for the period from Inception (October 16, 1997) to December 31, 1997, the years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and 2000 was $2,000, $11,800, $221,500, $12,850, and $83,000, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations.

AGREEMENTS WITH EMPLOYEES

     Although the Company has not entered into any employment contracts, the Company has entered into agreements with certain employees, which provide for performance-based cash and stock option bonuses, severance benefits under specified circumstances and other items.

8. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The mandatorily redeemable convertible preferred stock (the "Redeemable Preferred Stock") may be redeemed, at the option of the holders, subsequent to November 9, 2004. In order for the Redeemable Preferred Stock to be redeemed, the Company must receive written notice from shareholders holding the majority of the shares then outstanding at any time after November 9, 2004 and not less than ninety days prior to the date set forth in the notice. Subsequent to receipt of adequate written notice, the Company shall redeem at a price of $1.00 per share, plus an amount in cash equal to any dividends accrued but unpaid.

     Each holder of Redeemable Preferred Stock shall have the right, at the option of the holder, to convert any or all of its shares of Redeemable Preferred Stock into a number of fully paid and nonassessable shares of common stock calculated based on the applicable conversion rate. The Redeemable Preferred Stock converts automatically upon the effective date of an IPO of the Company's common stock, whereby net proceeds are not less than $15 million.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

SERIES A

     On October 16, 1997, the Company entered into a Securities Purchase Agreement with Gotham Partners, L.P. and Gotham Partners III, L.P. (who, together with Gotham Partners International, Ltd., Gotham Ventures I, L.L.C., and Gotham Ventures II, L.L.C. -- collectively "Gotham," are shareholders of the Company) whereby it, as amended, authorized the sale of up to 2,050,000 shares of $0.01 par value Series A Redeemable Preferred Stock ("Series A"), of which 1,000,000 shares were issued. The holders of Series A shall be entitled to receive preferential cumulative dividends payable in additional shares of Series A at the rate of 10% per share per year at the stated value of $1.00 per share. Dividends shall accrue quarterly on December 31, March 31, June 30 and September 30 beginning December 31, 1997. Dividends are calculated quarterly compounded and shall accumulate from the date of issuance. Each share of Series A converts to 4.2 shares of common stock.

SERIES C

     On March 17, 1998, the Company entered into a Securities Purchase Agreement with Gotham and Lee whereby it, as amended, authorized the sale of up to 1,000,000 shares of $0.01 par value Series C Redeemable Preferred Stock ("Series C"), of which 500,000 shares were issued. The holders of Series C shall be entitled to receive preferential cumulative dividends payable in additional shares of Series C at the rate of 10% per share per year at the stated value of $1.00 per share. Dividends accrue quarterly in the same manner as Series A. Each share of Series C converts to 10.92 shares of common stock. Series C has liquidation preference over Series A.

SERIES D

     On August 31, 1998 and December 31, 1998, the Company entered into a Securities Purchase Agreement with Gotham and Lee whereby it, as amended, authorized the sale of up to 1,000,000 shares of $0.01 par value Series D Redeemable Preferred Stock ("Series D"), of which 475,967 shares were issued. The holders of Series D shall be entitled to receive preferential cumulative dividends payable in additional shares of Series D at the rate of 10% per year at the stated value of $1.00 per share. Dividends accrue quarterly in the same manner as Series A and Series C. Each share of Series D converts to 20.215 shares of common stock. Series D has liquidation preference over Series A and Series C.

SERIES E AND F

     On April 13, 1999, the Company entered a Securities Purchase Agreement with Gotham and Lee whereby it, as amended, authorized the sale of up to 150,000 and 150,000 shares of $0.01 par value Series E Preferred Stock ("Series E") and Series F Redeemable Preferred Stock ("Series F"), respectively, of which 81,242 shares and 57,748 shares were issued, respectively. These issuances include 7,468 and 1,498 shares of Series E and Series F, respectively, pursuant to certain anti-dilutive preemptive rights

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

agreements. The holders of Series E and F shall be entitled to receive preferential cumulative dividends payable in additional shares of Series E and Series F, respectively, at the rate of 9% per year at the stated value of $1.00 per share. Dividends accrue quarterly in the same manner as Series A, Series C and Series D. Each share of Series E and Series F convert to 20.215 shares of common stock. Series E and Series F have liquidation preference over all previously issued Redeemable Preferred Stock.

SERIES G

     On April 14, 1999, the Company entered a Securities Purchase Agreement with Gotham and other third party investors whereby it, as amended, authorized the sale of up to 2,000,000 shares of $0.01 par value Series G Redeemable Preferred Stock ("Series G"), of which 1,149,786 shares and warrants were issued. This issuance includes 28,688 shares of Series G pursuant to certain anti-dilutive preemptive rights agreements. The holders of Series G shall be entitled to received preferential cumulative dividends payable in additional shares of Series G at the rate of 10% per year at the stated value of $1.00 per share. Dividends accrued quarterly in the same manner as Series A, Series C, Series D, Series E and Series F. Each share of Series G converts to 7.1964 shares of common stock. Series G has liquidation preference over all previously issued Redeemable Preferred Stock.

     During November and December 1999, all shares of Series G were exchanged for shares of Series H as described below.

SERIES H

     On July 16, 1999, the Company entered into a Securities Purchase Agreement with Gotham, TGI and other third party investors whereby it authorized the sale of up to 15,000,000 shares of $0.01 par value of Series H Redeemable Preferred Stock ("Series H"). The holders of Series H shall be entitled to receive preferential cumulative dividends payable in additional shares of Series H at the rate of 10% per year at the stated value of $1.00 per share. Dividends accrue quarterly in the same manner as Series A, Series C, Series D, Series E, Series F and Series G. Each share of Series H converts to 5.3973 shares of common stock and 5,131,521 shares of Series H have been issued, with net proceeds of approximately $5.1 million. This issuance includes 131,521 shares of Series H pursuant to certain anti-dilutive preemptive rights agreements. Series H has liquidation preference over all previously issued Redeemable Preferred Stock.

     During November and December 1999, the holders of Series G exchanged each share of Series G, plus accrued dividends through the date of exchange, for approximately 1.33 shares of Series H. As a result, an aggregate of 1,170,464 shares of Series G were canceled and an aggregate of 1,560,618 shares of Series H were issued. All dividends accrued subsequent to the exchange accrue consistent with the terms of Series H. Unamortized issuance costs as of the date of exchange were charged against accumulated deficit of the Company.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

SERIES I

     On November 9, 1999, the Company entered into a Securities Purchase Agreement with SCP Private Equity Partners, L.P. ("SCP"), certain Gotham entities, TGI and other current shareholders, whereby it, as amended, authorized the sale of up to 35,000,000 shares of $0.01 par value Series I Redeemable Preferred Stock ("Series I"). The holders of Series I shall be entitled to receive preferential cumulative dividends payable in additional shares of Series I at the rate of 10% per year at the stated value of $1.00 per share. Dividends accrue quarterly in the same manner as Series A, Series C, Series D, Series E, Series F, Series G and Series H. Each share of Series I converts to 2.4670 shares of common stock and 18,485,167 shares of Series I have been issued, with net proceeds of approximately $17.9 million. Series I has preference over all previously issued Redeemable Preferred Stock.

     Subsequent to year end, the Company issued an additional 250,000 shares of Series I for net proceeds of $230,887 pursuant to certain antidilutive preemptive rights agreements (Note 9).

     The accretion for each series of the Redeemable Preferred Stock for the period from Inception (October 16, 1997) through December 31, 1997, the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000, is as follows:

                           SERIES A    SERIES C   SERIES D   SERIES E   SERIES F    SERIES G      SERIES H     SERIES I
Balance, October 16,
  1997 (Inception)......  $       --   $     --   $     --   $    --    $    --    $        --   $       --   $        --
  Issued, net of
    issuance costs......   1,000,000         --         --        --         --             --           --            --
  Accretion--
    Accrued dividends...      20,779         --         --        --         --             --           --            --
    Amortization of
      issuance costs....          --         --         --        --         --             --           --            --
                          ----------   --------   --------   -------    -------    -----------   ----------   -----------
Balance, December 31,
  1997..................   1,020,779         --         --        --         --             --           --            --
  Issued, net of
    issuance costs......          --    495,000    469,967        --         --             --           --            --
  Accretion--
    Accrued dividends...     105,970     40,671     10,070        --         --             --           --            --
    Amortization of
      Issuance costs....          --        594        323        --         --             --           --            --
                          ----------   --------   --------   -------    -------    -----------   ----------   -----------
Balance, December 31,
  1998..................   1,126,749    536,265    480,360        --         --             --           --            --
  Issued, net of
    issuance costs......          --         --         --    76,528      1,498        730,026    4,947,227    17,875,402
  Accretion--
    Accrued dividends...     116,971     56,128     50,456     5,210      3,779         64,276      250,550       261,951
    Amortization of
      Issuance costs....          --        750        968       607      7,236        376,162       15,935        17,355
  Conversion of Series G
    to Series H.........          --         --         --        --         --     (1,170,464)   1,170,464            --
                          ----------   --------   --------   -------    -------    -----------   ----------   -----------

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

                           SERIES A    SERIES C   SERIES D   SERIES E   SERIES F    SERIES G      SERIES H     SERIES I
Balance, December 31,
  1999..................   1,243,720    593,143    531,784    82,345     12,513             --    6,384,176    18,154,708
  Issued, net of
    issuance costs......          --         --         --        --         --             --           --       230,887
  Accretion--
    Accrued dividends...      31,007     14,879     13,375     1,939      1,380             --      179,355       470,441
    Amortization of
      Issuance costs....          --        193        243       210      2,512             --        8,631        26,360
                          ----------   --------   --------   -------    -------    -----------   ----------   -----------
Balance, March 31,
  2000..................  $1,274,727   $608,215   $545,402   $84,494    $16,405    $        --   $6,572,162   $18,882,396
                          ==========   ========   ========   =======    =======    ===========   ==========   ===========

     Shares issued and outstanding of each series of the Redeemable Preferred Stock for the period from Inception (October 16, 1997) through December 31, 1997, the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000, are as follows:

                          SERIES A    SERIES C   SERIES D   SERIES E   SERIES F    SERIES G    SERIES H     SERIES I
Balance, October 16,
  1997 (Inception)......         --        --         --         --         --            --          --           --
  Issued................  1,000,000        --         --         --         --            --          --           --
  Accrued dividends.....     20,779        --         --         --         --            --          --           --
                          ---------   -------    -------     ------     ------    ----------   ---------   ----------
Balance, December 31,
  1997..................  1,020,779        --         --         --         --            --          --           --
  Issued................         --   500,000    475,967         --         --            --          --           --
  Accrued dividends.....    105,970    40,671     10,070         --         --            --          --           --
                          ---------   -------    -------     ------     ------    ----------   ---------   ----------
Balance, December 31,
  1998..................  1,126,749   540,671    486,037         --         --            --          --           --
  Issued................         --        --         --     81,242     57,748     1,106,188   5,131,521   18,485,167
  Accrued dividends.....    116,971    56,128     50,456      5,210      3,779        64,276     250,550      261,951
  Conversion of Series G
    to Series H.........         --        --         --         --         --    (1,170,464)  1,560,619           --
                          ---------   -------    -------     ------     ------    ----------   ---------   ----------
Balance, December 31,
  1999..................  1,243,720   596,799    536,493     86,452     61,527            --   6,942,690   18,747,118
  Issued................         --        --         --         --         --            --          --      250,000
  Accretion--
    Accrued dividends...     31,007    14,879     13,375      1,939      1,380            --     179,355      470,441
                          ---------   -------    -------     ------     ------    ----------   ---------   ----------
Balance, March 31,
  2000..................  1,274,727   611,678    549,868     88,391     62,907            --   7,122,045   19,467,559
                          =========   =======    =======     ======     ======    ==========   =========   ==========

9. STOCKHOLDERS' DEFICIT

     Upon incorporation in October 1997, the Company exchanged an aggregate of 10,554,539 shares of its common stock to the members of J.P.L. Associates, LLC ("JPL") for their respective interest in JPL. On this date, JPL ceased operations and donated its cash and inventory to the Company. These assets were recorded on the books of the Company at their respective carryover basis. As a result, the Company absorbed the retained deficit of JPL as a decrease to additional paid-in capital in the accompanying consolidated balance sheets.

     During January 1999, the Company retained its legal counsel in exchange for 200,000 shares of its common stock. This transaction was recorded as an increase in equity and

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

professional fees at the fair value of the common stock on the date of issuance. Professional fees are included in general and administrative expenses in the accompanying consolidated statements of operations.

     During January 1999, the Company purchased two URL addresses from third parties in exchange for an aggregate of 1,453,600 shares of its common stock and $17,500 in cash. The equity portion of this transaction was recorded as an increase in capitalized software and equity at the fair value of the common stock on the date of issuance. Both purchase agreements include antidilutive preemptive rights granted to the sellers, allowing them to participate in common stock or common stock equivalent issuances by the Company pursuant to a private placement.

WARRANTS

     In conjunction with the issuance of Series F, the Company issued warrants to purchase an aggregate of 1,500,000 shares of common stock at $0.001 per share to Gotham. The Company recorded the fair value of these warrants as Series F issuance costs on the date of grant.

     In conjunction with the issuance of Series G, the Company issued warrants to purchase an aggregate of 43,600 shares of Series G at $1.00 per share to its placement agents. These shares are convertible into approximately 314,000 shares of common stock. The Company recorded the fair value of these warrants as Series G issuance costs on the date of grant.

     During November and December 1999, the holders of Series G exchanged each share for approximately 1.33 shares of Series H. In conjunction with this exchange, the holders of the warrants to purchase 43,600 shares of Series G exchanged their warrants for warrants to purchase 58,133 shares of Series H. These shares are convertible into approximately 314,000 shares of common stock.

     In conjunction with the bridge financing from Gotham and TGI (Note 6) and the issuance of Series I, the Company issued warrants to purchase an aggregate of 2,594,286 shares of common stock at approximately $0.39 per share to Gotham and TGI. The fair value of these warrants was deemed to be $693,894 on the date of grant, of which $309,129 was recorded as debt issuance costs and the remaining $384,765 was recorded as Series I issuance costs, based on the relative debt and equity investments made by Gotham and TGI.

     During the year ended December 31, 1999, the Company issued warrants to purchase 110,000 shares of common stock at a purchase price of $0.41 per share to consultants in lieu of payment for services. As such, the Company recorded a charge of $37,668 in the accompanying consolidated statements of operations for the year ended December 31, 1999, based upon a valuation of the fair market of the warrants on the date of grant.

     The following is a summary of all warrants granted during the years ended December 31, 1998 and 1999 and the three months ended March 31, 2000, including the

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

effective conversion of the warrant to purchase Series H mandatorily redeemable convertible preferred stock:

                                                            WEIGHTED AVERAGE
                                        WARRANTS GRANTED     EXERCISE PRICE
                                        ----------------    ----------------
Outstanding, December 31, 1998........            --             $  --
  Granted.............................     4,518,049              0.24
  Exercised...........................            --                --
  Forfeited...........................            --                --
                                           ---------             -----
Outstanding, December 31, 1999........     4,518,049              0.24
  Granted.............................       246,697              0.41
  Exercised
  Forfeited...........................            --                --
                                           ---------             -----
Outstanding, March 31, 2000...........     4,764,746             $ .25
                                           =========             =====

     Of those granted during the year ended December 31, 1999 and the three months ended March 31, 1999, warrants to purchase 4,444,716 and 246,697 shares of common stock, respectively, were vested upon issuance, assuming the effective conversion of the warrants to purchase Series H. All warrants have expiration dates ranging from five to ten years from the date of grant.

10. STOCK OPTION PLANS

     In 1999, the Company adopted the Equity Incentive Plan ("1999 Plan") pursuant to which, as amended, an aggregate of 20,000,000 shares of common stock was reserved for issuance to directors, officers, employees and consultants of the Company. The 1999 Plan provides for awards of incentive stock options and nonqualified stock options. Options issued prior to approval of the 1999 Plan were considered granted under the 1999 Plan.

     The 1999 Plan is administered by the Board of Directors, which has the sole discretion to select the employees, officers and consultants to whom awards are made, to determine the nature and amounts of such awards and to interpret, construe and implement the 1999 Plan. All of these options are nonqualified stock options.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

     Stock option activity through March 31, 2000, is as follows:

                                                            WEIGHTED AVERAGE
                                         OPTIONS GRANTED     EXERCISE PRICE
                                         ---------------    ----------------
Options outstanding, Inceptions
  (October 16, 1997)...................            --            $   --
  Granted..............................       616,182              0.17
                                           ----------            ------
Options outstanding, December 31,
  1997.................................       616,182              0.17
  Granted..............................     1,313,000              0.10
                                           ----------            ------
Outstanding, December 31, 1998.........     1,929,182              0.12
  Granted..............................    13,323,650              0.14
  Exercised............................       (60,000)            (0.13)
  Cancelled............................      (625,000)            (0.10)
                                           ----------            ------
Outstanding, December 31, 1999.........    14,567,832              0.14
  Granted..............................     2,356,256              0.77
  Exercised............................    (3,224,502)            (0.16)
  Cancelled............................       (15,000)            (0.41)
                                           ----------            ------
Outstanding, March 31, 2000............    13,684,586            $ 0.24
                                           ==========            ======
Exercisable, March 31, 2000............     2,604,813            $ 0.18
                                           ==========            ======

     The weighted average fair value of options granted during the period from Inception (October 16, 1997) through December 31,1997, and the years ended December 31, 1998 and 1999, were $0.02, $0.03 and $0.20, respectively.

     Had compensation for the Stock Option Plan been determined consistent with the provisions of SFAS No.123, the effect on the Company's net loss and basic and diluted loss per share would have been changed to the following pro forma amounts recorded for the period from Inception (October 16, 1997) through December 31, 1997 and for the years ended December 31, 1998 and 1999:

                           FOR THE PERIOD OF
                           INCEPTION (OCTOBER
                           16, 1997) THROUGH
                              DECEMBER 31,
                                  1997              1998            1999
                           ------------------    -----------    ------------
Net loss, as reported....      $(705,406)        $(1,411,449)   $(19,169,488)
Net loss, pro forma......       (706,582)         (1,415,610)    (19,237,993)
Basic and diluted loss
  per share, as
  reported...............          (0.07)              (0.15)          (1.68)
Basic and diluted loss
  per share, pro forma...          (0.07)              (0.15)          (1.69)

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

     The fair market value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model based upon expected option lives of five years; risk-free interest rate of between 4.70% and 6.11%; expected volatility of 0% and a dividend yield of 0%.

     The weighted average remaining life of the options outstanding at December 31, 1999 is 9.22 years.

DEFERRED COMPENSATION

     During 1999, the Company granted stock options with exercise prices which were less than the fair market value of the underlying shares of common stock at the date of grant. As a result, the Company recorded deferred compensation of $642,600. This amount will be recognized as noncash compensation expense over the vesting period of the options. For the year ended December 31, 1999, $63,890 of the deferred compensation was amortized to expense and has been reflected as noncash compensation expense in the accompanying statements of operations.

     No compensation expense was recorded during the period from Inception (October 16, 1997) through December 31, 1997 and the year ended December 31, 1998.

11. SUBSEQUENT EVENTS

BRIDGE FINANCING

     During April 2000, the Company entered into promissory notes totaling $16 million with SCP, certain entities of Gotham, Hilal Capital, L.P., Hilal Capital QP, L.P., Hilal Capital Associates LLC, Hilal Capital International, Ltd., and Philip Hilal (collectively, "Hilal") and Transatlantic Investments, Ltd. Interest accrues at 12% per annum. The promissory notes, with accrued and unpaid interest, are payable upon closing of the Series J private placement in shares of Series J, or upon demand subsequent to August 2000 if the Series J private placement has not closed.

SERIES J

     On May 4, 2000 the Company entered into a Securities Purchase Agreement with Mellon Ventures, L.P. ("Mellon") and other investors, including Gotham, SCP, Trump and Hilal whereby it authorized the sale of up to 85,000,000 shares of $0.01 par value Series J Redeemable Preferred Stock ("Series J"). The holders of Series J shall be entitled to receive preferential cumulative dividends payable in additional shares of Series J at the rate of 10% per year at the stated value of $1.00 per share. Dividends accrue quarterly in the same manner as Series A, Series C, Series D, Series E, Series F, Series G, Series H and Series I, except that they do not begin to accrue until the eighteen-month anniversary of the closing. Each share of Series J converts to 0.93252 shares of common stock and is subject to further adjustment based upon certain conditions as defined in the Series J Securities Purchase Agreement. Series J has preference over all previously issued Redeemable Stock.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

           DECEMBER 31, 1997, 1998 AND 1999 AND FOR THE THREE MONTHS
                   ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)

     In connection with the issuance of Series J, the Company adopted the Seventh Amended and Restated Certificate of Incorporation which, among other things, requires the automatic conversion of all mandatorily redeemable convertible preferred stock, upon the effective date of an Initial Public Offering of the Company's common stock, whereby net proceeds are not less than $30 million.

                              GIFTPOINT.COM, INC.

                              FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1998 AND 1999
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Giftpoint.com, Inc.:

We have audited the accompanying balance sheets of Giftpoint.com, Inc. (a Delaware corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the period from Inception (August 27, 1998) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Giftpoint.com, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from Inception (August 27, 1998) to December 31, 1998, and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

New York, New York
April 17, 2000

                              GIFTPOINT.COM, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                1998          1999
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 593,794    $ 3,159,728
  Accounts receivable, net..................................     35,233        629,931
  Inventory.................................................     30,105        760,732
  Prepaid expenses..........................................     11,422        124,604
                                                              ---------    -----------
          Total current assets..............................    670,554      4,674,995
Property and equipment, net of accumulated depreciation of
  $1,169 and $44,904, respectively..........................     39,373        536,523
Capitalized software, net of accumulated amortization of $0
  and $31,207, respectively.................................         --        154,955
                                                              ---------    -----------
          Total assets......................................  $ 709,927    $ 5,366,473
                                                              =========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 187,472    $ 1,268,435
  Accrued expenses and other liabilities....................      3,065        327,243
  Deferred revenue..........................................     46,864      2,276,684
                                                              ---------    -----------
          Total current liabilities.........................    237,401      3,872,362
Commitments and contingencies (Note 4)
Stockholders' equity:
  Preferred stock: 5,000,000 shares authorized of $.01 par
     value; 0 and 2,724,068 shares issued and outstanding,
     respectively...........................................         --         27,241
  Common stock: 15,000,000 shares authorized of $.01 par
     value; 5,460,125 and 6,089,475 shares issued and
     outstanding, respectively..............................     54,602         60,895
  Additional paid-in capital................................    654,983      6,460,194
  Accumulated deficit.......................................   (237,059)    (5,054,219)
                                                              ---------    -----------
          Total stockholders' equity........................    472,526      1,494,111
                                                              ---------    -----------
          Total liabilities and stockholders' equity........  $ 709,927    $ 5,366,473
                                                              =========    ===========

The accompanying notes to financial statements are an integral part of these balance sheets.

                              GIFTPOINT.COM, INC.

                            STATEMENTS OF OPERATIONS
                FOR THE PERIOD FROM INCEPTION (AUGUST 27, 1998)
                         THROUGH DECEMBER 31, 1998 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                      PERIOD FROM
                                                       INCEPTION
                                                      (AUGUST 27,
                                                         1998)
                                                        THROUGH        YEAR ENDED
                                                      DECEMBER 31,    DECEMBER 31,
                                                          1998            1999
Revenues, net.......................................   $ 146,067      $ 4,035,306
Cost of revenues....................................     133,366        3,402,594
                                                       ---------      -----------
          Gross profit..............................      12,701          632,712
Costs and expenses:
  Marketing and sales expenses......................      98,161        4,524,326
  Technology and system development expenses........      69,901          327,025
  General and administrative expenses...............      85,103          646,900
                                                       ---------      -----------
          Total costs and expenses..................     253,165        5,498,251
                                                       ---------      -----------
  Loss from operations..............................    (240,464)      (4,865,539)
Other income........................................       3,405           48,379
                                                       ---------      -----------
          Net loss..................................   $(237,059)     $(4,817,160)
                                                       =========      ===========
Per share information:
  Net loss per share--
     Basic and diluted..............................   $   (0.05)     $     (0.84)
                                                       =========      ===========
  Weighted average common shares outstanding--
     Basic and diluted..............................   4,956,100        5,706,692

The accompanying notes to financial statements are an integral part of these statements.

                              GIFTPOINT.COM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE PERIOD FROM INCEPTION (AUGUST 27, 1998)
                         THROUGH DECEMBER 31, 1998 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                              COMMON STOCK       ADDITIONAL
                               PREFERRED   -------------------    PAID-IN     ACCUMULATED
                                 STOCK      SHARES     AMOUNT     CAPITAL       DEFICIT        TOTAL
Balance, August 27, 1998.....   $    --           --   $    --   $       --   $        --   $        --
  Issuance of common stock...        --        3,125        31       52,052            --        52,083
  Issuance of common stock in
    connection with stock
    dividend.................        --    4,831,250    48,313      (48,313)           --            --
  Issuance of common stock in
    connection with private
    placement................        --      625,750     6,258      651,244            --       657,502
  Net loss...................        --           --        --           --      (237,059)     (237,059)
                                -------    ---------   -------   ----------   -----------   -----------
Balance, December 31, 1998...        --    5,460,125    54,602      654,983      (237,059)      472,526
  Contributed capital........        --           --        --      100,000            --       100,000
  Issuance of common stock...        --      629,350     6,293      666,331            --       672,624
  Issuance of Series A
    preferred stock..........    27,241           --        --    5,038,880            --     5,066,121
  Net loss...................        --           --        --           --    (4,817,160)   (4,817,160)
                                -------    ---------   -------   ----------   -----------   -----------
Balance, December 31, 1999...   $27,241    6,089,475   $60,895   $6,460,194   $(5,054,219)  $ 1,494,111
                                =======    =========   =======   ==========   ===========   ===========

The accompanying notes to financial statements are an integral part of these statements.

                              GIFTPOINT.COM, INC.

                            STATEMENTS OF CASH FLOWS
                FOR THE PERIOD FROM INCEPTION (AUGUST 27, 1998)
                         THROUGH DECEMBER 31, 1998 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                      PERIOD FROM
                                                       INCEPTION
                                                      (AUGUST 27,
                                                         1998)
                                                        THROUGH        YEAR ENDED
                                                      DECEMBER 31,    DECEMBER 31,
                                                          1998            1999
Cash flows from operating activities:
  Net loss..........................................   $(237,059)     $(4,817,160)
  Adjustments to reconcile net loss to net cash used
     in operating activities--
     Depreciation and amortization..................       1,169           74,942
     Allowance for doubtful accounts................          --           20,000
  (Increase) decrease in operating assets--
     Accounts receivable............................     (35,233)        (614,698)
     Inventory......................................     (30,105)        (730,627)
     Prepaid expenses...............................     (11,422)        (113,182)
  Decrease (increase) in operating liabilities--
     Accounts payable...............................     187,472        1,080,963
     Accrued expenses and other liabilities.........       3,065          324,178
     Deferred revenue...............................      46,864        2,229,820
                                                       ---------      -----------
          Net cash used in operating activities.....     (75,249)      (2,545,764)
Cash flows from investing activities:
  Purchase of property and equipment................     (40,542)        (540,885)
  Purchase of other assets..........................          --         (186,162)
                                                       ---------      -----------
          Net cash used by investing activities.....     (40,542)        (727,047)
Cash flows from financing activities:
  Capital contributed by stockholders...............          --          100,000
  Proceeds from issuance of common stock............     709,585          672,624
  Proceeds from issuance of preferred stock.........          --        5,066,121
                                                       ---------      -----------
          Net cash flows provided by financing
             activities.............................     709,585        5,838,745
                                                       ---------      -----------
          Net increase in cash and cash
             equivalents............................     593,794        2,565,934
Cash and cash equivalents, beginning of period......          --          593,794
                                                       ---------      -----------
Cash and cash equivalents, end of period............   $ 593,794      $ 3,159,728
                                                       =========      ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for--
     Interest.......................................   $     193      $        --
     Income taxes...................................          --               --

The accompanying notes are an integral part of these statements.

                              GIFTPOINT.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     On August 27, 1998, Giftpoint.com, Inc. ("GPoint" or the "Company") was incorporated in the state of Delaware. The Company engages in the business of sourcing, marketing and distributing branded gift certificates to the public, primarily through its Internet website. The GiftPoint website provides consumers and corporate buyers with a one-stop shop for both physical and online gift certificates from a variety of merchants throughout the United States.

     Activities from the date of Inception (August 27, 1998) through December 31, 1999 have been directed primarily to developing the corporate sales business. The Company operates in the online retail industry, which is new, rapidly evolving and intensely competitive. The Company competes primarily with traditional retail and service merchants and other entities that maintain similar commercial web sites.

     Effective March 6, 2000, the Company merged with a wholly owned subsidiary of GiftCertificates.com, Inc., in a business combination treated as a purchase (Note 7).

     Management has determined that it does not have any separately reportable business segments.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of temporary cash investments in various interest-earning accounts, commercial paper and certificates of deposit with maturities of 90 days or less. Included in the cash and cash equivalent balance is $25,000 of restricted cash for potential future chargebacks on the credit card depository account.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company's primary sources of revenue are from the sale of gift certificates from various retail and service merchants and the sale of Giftpoint Certificates over the Internet website. Giftpoint Certificates are the Company's own branded gift certificates and are exchangeable only at the Company's Internet website. Revenue from the sale of gift certificates includes the lower of face value of the gift certificates sold or cash received upon sale of gift certificates subject to coupons and promotional programs offered by the Company, plus earned fees and commissions. The Company recognizes revenue when these gift certificates are shipped to customers. Revenue from Giftpoint Certificates

                              GIFTPOINT.COM, INC.

                           DECEMBER 31, 1998 AND 1999

includes the lower of face value of the Giftpoint Certificates sold or cash received upon sale of Giftpoint Certificates purchased subject to coupons and promotional programs offered by the Company. The Company recognizes revenues when the customer redeems the Giftpoint Certificate with the Company over its' Internet website in exchange for a gift certificate issued by a retail or service merchant.

     Deferred revenue is recorded for unredeemed Giftpoint Certificates sold, net of accrued shipping and handling costs and credit card fees. At December 31, 1999, unredeemed Giftpoint Certificates are presented net of $72,687 of accrued shipping and handling costs and credit card fees.

     Revenue also includes the sales of specialty greeting cards, customer boxes, and other ancillary products. Revenue for these items is also recognized when these products are shipped to customers.

COST OF REVENUES

     Cost of revenues includes the cost of the gift certificates, specialty greeting cards, upgrading packaging, and other ancillary products to the Company, as well as shipping and handling costs and credit card fees.

ACCOUNTS RECEIVABLE

     Accounts receivable are shown net of allowance for doubtful accounts of $20,000 at December 31, 1999.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided for by the straight-line method for financial statement reporting and accelerated methods for income tax return purposes, over the estimated useful lives of three to seven years.

     At December 31, 1998 and 1999, property and equipment consist of the following:

                                             1998        1999
Computers and equipment...................  $36,968    $527,006
Furniture and fixtures....................    3,574      54,421
                                            -------    --------
          Total property and equipment....   40,542     581,427
Less--Accumulated depreciation............   (1,169)    (44,904)
                                            -------    --------
       Property and equipment, net........  $39,373    $536,523
                                            =======    ========

CAPITALIZED SOFTWARE

     Capitalized software consists of web site development costs.

                              GIFTPOINT.COM, INC.

                           DECEMBER 31, 1998 AND 1999

     Web site development costs consist of amounts paid to consultants and employees to develop the web site and systems infrastructure for tracking gift certificates, customer orders and business and merchant promotional programs and for fraud prevention. For the period from Inception (August 27, 1998) to December 31, 1998, all web site and software development costs have been expensed as incurred. In January 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the costs of computer software originally developed or obtained for internal-use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use.

     In accordance with this policy, the Company expensed all costs incurred in the preliminary project stage for software developed for internal use. In addition, the Company capitalizes all external direct costs of materials and services consumed in developing or obtaining internal-use computer software; payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project to the extent of the time spent directly on the project; and interest costs incurred when developing computer software once the development has reached the application development stage. All costs incurred for upgrades, maintenance and enhancements that do not result in additional functionality are expensed.

     Capitalized software is amortized using the straight-line method over the estimated useful life of the software of three years. Total amortization expense was $0 and $31,207 for the period from Inception (August 27, 1998) to December 31, 1998 and the year ended December 31, 1999, respectively. Amortization expense is included in technology and system development expenses in the accompanying statements of operations.

ACCOUNTING FOR LONG-LIVED ASSETS

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of their carrying values has occurred as of December 31, 1998 and 1999.

INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The

                              GIFTPOINT.COM, INC.

                           DECEMBER 31, 1998 AND 1999

effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

ADVERTISING AND PROMOTIONAL EXPENSE

     Advertising costs are expensed as incurred and consist of the costs to develop web site, print, billboard and radio advertisements. Advertising expenses are included in marketing and sales expense in the accompanying statements of operations. No advertising expenses were incurred during the period from Inception (August 27,1998) to December 31, 1998. Advertising expense for the year ended December 31, 1999 was $2,796,290.

     Promotional costs are related to coupons and other promotional programs. These promotional programs consist primarily of discounts offered to the customer, which reduce the purchase price of gift certificates and Giftpoint Certificates below their face value. The Company records promotional expenses upon use by the customer. The portion of the cost of the gift certificate sold through a promotional program that exceeds the cash received from the customer is classified as marketing and sales expense. No promotional expenses were incurred during the period from Inception (August 27, 1998) to December 31, 1998. Total promotional expense for the year ended December 31, 1999 was $607,346, of which $534,233 is included in cost of revenues.

STOCK-BASED COMPENSATION

     The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued Employees," and related interpretations. Compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure-only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock options as if the fair value based method accounting in SFAS No. 123 had been applied to these transactions.

STOCK SPLIT

     On October 1, 1999, the Company's Board of Directors declared a five-for-one stock split of the Company's Common stock. All references in the financial statements to number of shares, price per share, per share amounts and common stock equivalent data have been restated to reflect the split.

BASIC AND DILUTED NET LOSS PER COMMON SHARE

     The Company accounts for net loss per common share in accordance with the provisions of SFAS No. 128, "Earnings per Share." In accordance with SFAS No. 128, basic loss per share is calculated by dividing income available to common shareholders by

                              GIFTPOINT.COM, INC.

                           DECEMBER 31, 1998 AND 1999

the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing income available to common shareholders by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the Treasury Stock method). All options and warrants are excluded from the calculation of diluted loss per share, as the effect of their inclusion would be antidilutive.

     The following is the reconciliation of net loss per share:

                                                      PERIOD FROM
                                                       INCEPTION
                                                      (AUGUST 27,
                                                         1998)
                                                        THROUGH         YEAR ENDED
                                                     DECEMBER 31,      DECEMBER 31,
                                                         1998              1999
Numerator:
  Loss available to common shareholders...........     $(237,059)      $(4,817,160)
                                                       =========       ===========
Denominator:
  Weighted average shares outstanding--basic......     4,956,100         5,706,692
  Effective exercise of dilutive options..........            --                --
                                                       ---------       -----------
          Weighted average shares
             outstanding--diluted.................     4,956,100         5,706,692
                                                       =========       ===========

CONCENTRATIONS OF RISK

     Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash, accounts receivable, accounts payable and accrued liabilities. The carrying amounts of these instruments approximate fair value.

     The Company maintains cash with certain domestic financial institutions. From time to time, the Company's cash balances with these financial institutions may exceed Federal Deposit Insurance Corporation insurance limits.

     The Company's customers are primarily concentrated in the United States. The Company performs ongoing credit card authorizations before product is shipped to reduce the risk of fraudulent credit card use.

     During fiscal 1999, one customer accounted for approximately 36% of total gross sales.

COMPREHENSIVE INCOME

     During 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial

                              GIFTPOINT.COM, INC.

                           DECEMBER 31, 1998 AND 1999

statements. The adoption of this standard has had no impact on the Company's financial statements. Accordingly, the Company's comprehensive net loss is equal to its net loss for the period from Inception (August 27, 1998) to December 31, 1998 and the year ended December 31, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 (as amended by SFAS No. 137) is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not enter into derivative instruments or engage in hedging activities as defined in SFAS No. 133. As such, management has determined that the adoption of this standard will have no impact on the Company's financial statements.

     During December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principals to certain revenue recognition issues. The Company has concluded that the implementation of this SAB will not have a material impact on its financial position or its results of operations.

     During March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which clarifies the application of APB Opinion No. 25 regarding (a) the definition of an employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 is effective on July 1, 2000. Certain events, as defined by Interpretation No. 44, may require earlier consideration if they occurred after December 15, 1998, or January 12, 2000, depending on the event, although no financial statement effect would be recognized until July 1, 2000. The effects of applying Interpretation No. 44 are recognized prospectively. Management has reviewed its stock compensation events and determined none qualify as those covered by Interpretation No. 44 that would require early consideration.

3. INCOME TAXES

     Deferred taxes primarily relate to timing differences associated with depreciation, the allowance for doubtful accounts and the Company's net operating loss carryforwards. The net deferred tax assets are offset by a full valuation allowance.

     The Company has available at December 31, 1999, unused operating loss carryforwards of approximately $5,250,000 which may be applied against future taxable income expiring between 2018 and 2019.

                              GIFTPOINT.COM, INC.

                           DECEMBER 31, 1998 AND 1999

4. COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company, in its normal course of business, may be subject to certain litigation. In the opinion of the Company's management, settlements of litigation will not have a material adverse effect on the Company's results of operations, financial position or cash flows.

OPERATING LEASE

     The Company has entered into noncancelable operating leases for certain office space and equipment which expire on various dates through 2004. Future minimum lease payments under these operating leases expiring subsequent to December 31, 1999 are:

Fiscal year ending:
  2000.......................................   129,329
  2001.......................................   106,821
  2002.......................................    81,692
  2003.......................................    77,175
  2004.......................................    47,700
                                               --------
                                               $442,717
                                               ========

     Rental expense under these leases totaled $92,390 in 1999.

5. STOCKHOLDERS' EQUITY

PRIVATE PLACEMENT

     The Company issued 625,750 shares of the Company's common stock, par value $.01 per share (the "Stock"), at a price of $1.20 per share in a Private Placement Memorandum during 1998 for net proceeds of $657,502.

     During 1999, the Company issued 629,350 shares of the Company's common stock, par value $.01 per share (the "Stock"), at a price of $1.20 per share in a Private Placement Memorandum for net proceeds of $672,624.

PREFERRED STOCK

     The Company's Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series, from time to time, with such distinction, designations, or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares; (ii) the dividend rate, whether dividends shall be cumulative;
(iii) whether shares are to be redeemable and, if so, the terms and amount of

                              GIFTPOINT.COM, INC.

                           DECEMBER 31, 1998 AND 1999

any sinking fund providing for the purchase or redemption of such shares; (iv) whether shares shall be convertible and, if so, the terms and provisions thereof; (v) the amount per share received in case of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding of the Corporation; and (vi) whether shares have voting rights. The preferred stock may be issued with a preference over the common stock as to the payment of dividends.

     During 1999, the Company issued 2,724,068 shares of Series A convertible preferred stock ("Series A") for net proceeds of $5,066,121. The issued Series A preferred stock has the following features: (i) dividends equal to the dividends such holders would receive as though they were the holders of the number of shares of common stock of the Corporation into which their shares are convertible as of the record date; (ii) $1.872 per share in case of liquidation for each Series A preferred stock then held by them, plus declared but unpaid dividends, and of the remaining assets a pro rata share based on the number of converted Series A preferred stock and common stock up to $3.744 per share,
(iii) the right to one vote for each share of common stock into which such preferred stock could then be converted; and (iv) the right to convert to common stock as it is determined by dividing $1.872 by the conversion price applicable to such shares. At December 31, 1999, no dividends had been declared.

6. STOCK OPTIONS

     In 1999, the Company adopted the Incentive Stock Option Plan, as amended ("1999 Plan") pursuant to which an aggregate of 1,723,900 shares of common stock are reserved for issuance by the Board of Directors as incentive stock options. In September 1998, the Company granted, outside of the 1999 plan, a nonqualified stock option to an officer of the Company for the right to purchase 139,230 shares at an exercise price of $.20 per share.

     Under the 1999 Plan and the nonqualified grant, the exercise price of each option equals the market price at the time of the grant. For the 1999 Plan, vesting begins at the end of the first year of the grant at 25% increments for the first four years. For the nonqualified grant, 50% vests immediately and 25% at the end of the first and second years. Expiration of grants is 10 years from the date of grant.

                              GIFTPOINT.COM, INC.

                           DECEMBER 31, 1998 AND 1999

     Stock option activity through December 31, 1999, is as follows:

                                                        WEIGHTED
                                                        AVERAGE
                                           NUMBER OF    EXERCISE
                                            SHARES       PRICE
Balance, Inception (August 27, 1998).....         --         --
  Granted................................    139,230       0.20
                                           ---------     ------
Balance, December 31, 1998...............    139,230       0.20
  Granted................................    990,250       1.28
  Exercised..............................         --         --
  Forfeited..............................     (7,500)     (1.20)
                                           ---------     ------
Balance, December 31, 1999...............  1,121,980     $ 1.15
                                           =========     ======
Exercisable at December 31, 1999.........    104,490     $ 0.20
                                           =========     ======

     Had compensation for the 1999 Plan been determined consistent with the provisions of SFAS No.123, the effect on the Company's net loss and basic and diluted loss per share would have been changed to the following pro forma amounts recorded for the years ended December 31, 1998 and 1999:

                                          1998          1999
Net loss, as reported.................  $(237,059)   $(4,817,160)
Net loss, pro forma...................   (238,007)    (4,834,354)
Basic and diluted loss per share, as
  reported............................      (0.05)         (0.84)
Basic and diluted loss per share, pro
  forma...............................      (0.05)         (0.85)

     The fair market value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model based upon expected option lives of five years; risk-free interest rate of between 4.70% and 6.30%; expected volatility of 0% and a dividend yield of 0%.

     The weighted average remaining life of the options outstanding at December 31, 1999, is 8.88 years.

7. SUBSEQUENT EVENT

     Effective March 6, 2000, the Company merged with a wholly owned subsidiary of Giftcertificates.com, Inc., with the Company surviving as a new wholly owned subsidiary of Giftcertificates.com, Inc. This transaction was accounted for by GiftCertificates under the purchase method of accounting and resulted in GiftCertificates recording approximately $32.5 million of cost in excess of net assets acquired. In conjunction with this stock-for-

                              GIFTPOINT.COM, INC.

                           DECEMBER 31, 1998 AND 1999

stock transaction, GiftCertificates acquired all issued and outstanding preferred and common stock of the Company from the GPoint shareholders in exchange for an aggregate of 32,273,163 shares of common stock of GiftCertificates. Outstanding warrants, incentive stock options and nonqualified options were converted to warrants and options to purchase an aggregate of 7,128,621 shares of common stock of GiftCertificates. In addition, certain former GPoint shareholders are entitled to receive additional shares of common stock of GiftCertificates, pursuant to certain anti-dilutive provision.

                               GIFTSPOT.COM, INC.

                              FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND FOR
                     THE THREE MONTHS ENDED MARCH 31, 2000
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To GiftSpot.com, Inc.:

We have audited the accompanying balance sheet of GiftSpot.com, Inc. (a Delaware corporation) as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from Inception (April 21, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GiftSpot.com, Inc. for the period from Inception (April 21, 1999) to December 31, 1999, and the results of its operations and its cash flows in conformity with accounting principles generally accepted in the United States.

New York, New York
April 17, 2000

                               GIFTSPOT.COM, INC.

                                 BALANCE SHEETS
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

                                                              DECEMBER 31,     MARCH 31,
                                                                  1999            2000
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................  $   612,254     $    54,948
  Marketable securities.....................................      335,753         259,301
  Inventory.................................................       18,964          19,298
  Prepaid expenses and other current assets.................       27,530          27,292
                                                              -----------     -----------
          Total current assets..............................      994,501         360,839
Property and equipment, net of accumulated depreciation of
  $95,000 and $143,000 respectively.........................      499,085         456,406
Other assets................................................       47,557          48,328
                                                              -----------     -----------
          Total assets......................................  $ 1,541,143     $   865,573
                                                              ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,402,787     $ 1,601,987
  Accrued expenses and other liabilities....................      114,403          69,698
  Deferred revenue..........................................       47,335          52,450
  Note payable..............................................       87,440         362,655
                                                              -----------     -----------
          Total current liabilities.........................    1,651,965       2,086,790
Long term debt..............................................    2,839,743       2,817,883
Commitments and contingencies (Note 4)
Stockholders' equity:
  Convertible preferred stock; 10,000,000 shares authorized
     of $0.001 par value, 786,713 shares issued and
     outstanding............................................    1,075,708       1,075,708
  Common stock; 20,000,000 shares authorized of $0.001 par
     value, 6,300,750 and 6,402,912 shares issued and
     outstanding, respectively..............................        6,301           6,402
  Additional paid-in capital................................           74          69,060
  Treasury stock............................................      (72,907)        (74,757)
  Stock subscription receivable.............................           --          (4,083)
  Accumulated other comprehensive income....................       85,753           9,301
  Accumulated deficit.......................................   (4,045,494)     (5,120,731)
                                                              -----------     -----------
          Total stockholders' equity........................   (2,950,565)     (4,039,100)
                                                              -----------     -----------
          Total liabilities and stockholders' equity........  $ 1,541,143     $   865,573
                                                              ===========     ===========

The accompanying notes to the financial statements are an integral part of these balance sheets.

                               GIFTSPOT.COM, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE PERIOD FROM INCEPTION (APRIL 21, 1999)
                         THROUGH DECEMBER 31, 1998 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

                                                      PERIOD FROM
                                                       INCEPTION        THREE MONTHS
                                                    (APRIL 21, 1999)       ENDED
                                                      DECEMBER 31,       MARCH 31,
                                                          1999              2000
                                                                        (UNAUDITED)
Revenues, net.....................................    $     1,027       $     1,711
Cost of revenues..................................          8,297             8,524
                                                      -----------       -----------
          Gross profit............................         (7,270)           (6,813)
Costs and expenses:
  Marketing and sales expenses....................      1,871,082           219,877
  Technology and system development expenses......      1,477,990           580,005
  General and administrative expenses.............        537,375           183,802
                                                      -----------       -----------
          Total costs and expenses................      3,886,447           983,684
                                                      -----------       -----------
          Loss from operations....................     (3,893,717)         (990,497)
Other expense.....................................       (151,777)          (84,740)
                                                      -----------       -----------
          Net loss................................    $(4,045,494)      $(1,075,237)
                                                      ===========       ===========
Per share information:
  Net loss per share--
     Basic and diluted............................    $      (.64)      $      (.17)
                                                      ===========       ===========
  Weighted average common shares outstanding--
     Basic and diluted............................      6,300,750         6,305,077
                                                      ===========       ===========

The accompanying notes to financial statements are an integral part of these statements.

                               GIFTSPOT.COM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE PERIOD FROM INCEPTION (APRIL 21, 1999)
                         THROUGH DECEMBER 31, 1999 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

                                                                                                         ACCUMULATED
                                               COMMON STOCK      ADDITIONAL                 STOCK           OTHER
                               PREFERRED    ------------------    PAID-IN     TREASURY   SUBSCRIPTION   COMPREHENSIVE   ACCUMULATED
                                 STOCK       SHARES    AMOUNT     CAPITAL      STOCK      RECEIVABLE       INCOME         DEFICIT
Balance, April 21, 1999......  $       --          --   $  --     $    --     $     --     $    --        $     --      $        --
  Issuance of common stock...          --   6,300,750   6,301          74           --          --              --               --
  Issuance of Series A
    preferred stock..........   1,075,708          --      --          --           --          --              --               --
  Common stock repurchase to
    treasury, 819,000
    shares...................                                                  (72,907)
  Change in unrealized gain
    on marketable
    securities...............          --          --      --          --           --          --          85,753               --
  Net Loss...................          --          --      --          --           --          --              --       (4,045,494)
                               ----------   ---------  ------     -------     --------     -------        --------      -----------
Balance, December 31, 1999...   1,075,708   6,300,750   6,301          74      (72,907)         --          85,753       (4,045,494)
  Issuance of Common Stock...          --      12,122      12      19,988           --          --              --               --
  Issuance of stock subject
    to subscription
    receivable...............          --      20,416      20       4,063           --      (4,083)             --               --
  Exercise of options........          --      34,624      34       9,928           --          --              --               --
  Issue of common stock for
    services rendered........          --      35,000      35      35,007           --          --              --               --
  Change in unrealized gain
    on marketable
    securities...............                                                                              (76,452)
  Common stock repurchase to
    treasury, 1,850,000
    shares...................          --                                       (1,850)
  Net Loss...................          --          --      --          --           --          --              --       (1,075,237)
                               ----------   ---------  ------     -------     --------     -------        --------      -----------
Balance, March 31, 2000
  (unaudited)................  $1,075,708   6,402,912   $6,402    $69,060     $(74,757)    $(4,083)       $  9,301      $(5,120,731)
                               ==========   =========   ======    =======     ========     =======        ========      ===========


                                   TOTAL
                               STOCKHOLDERS'
                                  EQUITY
Balance, April 21, 1999......   $        --
  Issuance of common stock...         6,375
  Issuance of Series A
    preferred stock..........     1,075,708
  Common stock repurchase to
    treasury, 819,000
    shares...................       (72,907)
  Change in unrealized gain
    on marketable
    securities...............        85,753
  Net Loss...................    (4,045,494)
                                -----------
Balance, December 31, 1999...    (2,950,565)
  Issuance of Common Stock...        20,000
  Issuance of stock subject
    to subscription
    receivable...............            --
  Exercise of options........         9,962
  Issue of common stock for
    services rendered........        35,042
  Change in unrealized gain
    on marketable
    securities...............       (76,452)
  Common stock repurchase to
    treasury, 1,850,000
    shares...................        (1,850)
  Net Loss...................    (1,075,237)
                                -----------
Balance, March 31, 2000
  (unaudited)................   $(4,039,100)
                                ===========

The accompanying notes to financial statements are an integral part of these statements.

                               GIFTSPOT.COM, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE PERIOD FROM INCEPTION (APRIL 21, 1999)
                         THROUGH DECEMBER 31, 1999 AND
             FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

                                                         PERIOD FROM
                                                          INCEPTION
                                                      (APRIL 21, 1999)    THREE MONTHS
                                                           THROUGH           ENDED
                                                        DECEMBER 31,       MARCH 31,
                                                            1999              1999
                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net loss..........................................     $(4,045,494)     $(1,075,237)
  Adjustments to reconcile net loss to net cash used
     in operating activities--
     Depreciation...................................          95,000           48,000
  (Increase) decrease in operating assets--
     Inventory......................................         (18,964)            (334)
     Other Assets...................................         (47,557)            (771)
     Prepaid expenses and other current assets......         (27,530)             238
  Increase (decrease) in operating liabilities--
     Accounts payable...............................       1,402,787          199,200
     Accrued expenses and other liabilities.........         114,403          (44,705)
     Deferred Revenue...............................          47,335            5,115
                                                         -----------      -----------
          Net cash used in operating activities.....      (2,480,020)        (868,494)
Cash flows from investing activities:
  Purchase of property and equipment................        (594,085)          (5,321)
                                                         -----------      -----------
          Net cash used in investing activities.....        (594,085)          (5,321)
Cash flows from financing activities:
  Capital contributed by stockholders...............           6,301              101
  Proceeds from equipment loan......................         218,600               --
  Proceeds from convertible notes...................       2,708,583               --
  Proceeds from issuance of common stock............              74           68,986
  Repurchase of treasury stock......................         (72,907)          (1,850)
  Stock subscription receivable.....................              --           (4,083)
  Proceeds from related parties.....................              --          253,355
  Proceeds from issuance of preferred stock.........         825,708               --
                                                         -----------      -----------
          Net cash flows provided by financing
            activities..............................       3,686,359          316,509
                                                         -----------      -----------
          Net increase in cash and cash
            equivalents.............................         612,254         (557,306)
Cash and cash equivalents, beginning of period......              --          612,254
                                                         -----------      -----------
Cash and cash equivalents, end of period............     $   612,254      $    54,948
                                                         ===========      ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for--
          Interest..................................     $       193      $        --
                                                         ===========      ===========
          Income taxes..............................     $        --      $        --
                                                         ===========      ===========
Supplemental disclosure of noncash activities:
  Marketable securities received as payment for
     issuance of preferred stock....................     $   250,000      $        --
                                                         ===========      ===========

The accompanying notes to financial statements are an integral part of these statements.

                               GIFTSPOT.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     On April 21, 1999, GiftSpot.com, Inc. ("GiftSpot" or the "Company") was incorporated in the state of Delaware. The Company engaged in the business of sourcing, marketing and distributing branded gift certificates to the public, primarily through its Internet website. The GiftSpot website provides consumers and corporate buyers with a one-stop shop for both physical and on-line gift certificates from a variety of retail and service merchants throughout the United States.

     Activities from the date of Inception (April 21, 1999) through December 31, 1999 have been directed primarily to developing the enablement technology. The Company operates in the online retail industry, which is new, rapidly evolving and intensely competitive. The Company competes primarily with traditional retail and service merchants and other entities that maintain similar commercial web sites.

     Effective April 17, 2000, the Company merged with a wholly owned subsidiary of GiftCertificates.com, Inc., in a business combination treated as a purchase (Note 7).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company's source of revenues are from the sale of digital and physical gift certificates from various retail and service merchants over the Internet website. Revenue from the sales of physical gift certificates includes the face value of the gift certificates sold, earned fees and commissions. The Company recognizes revenue when these gift certificates are shipped to customers. Revenue from the sales of online gift certificates includes only the earned fees and commissions, as the Company never takes title to the online gift certificate inventory. The Company recognizes revenues on the online gift certificates when the merchant notifies the Company of customer use. Deferred revenue is recorded for unused online gift certificates.

COST OF REVENUES

     Cost of revenues includes the cost of the physical gift certificates, as well as related shipping and handling costs and credit card fees.

                               GIFTSPOT.COM, INC.

                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided for by the straight-line method for financial statement reporting and accelerated methods for income tax return purposes, over the estimated useful lives of 3 to 5 years.

     At December 31, 1999 and March 31, 2000, property and equipment consist of the following:

                                                         DECEMBER 31,    MARCH 31,
                                                             1999          2000
Computers and equipment................................    $524,150      $516,136
Furniture and fixtures.................................      69,935        83,270
                                                           --------      --------
          Total property and equipment.................     594,085       599,406
Less--Accumulated depreciation and amortization........     (95,000)     (143,000)
                                                           --------      --------
                                                           $499,085      $456,406
                                                           ========      ========

WEBSITE DEVELOPMENT COSTS

     Website development costs consist of amounts paid to consultants to develop the website and systems infrastructure for tracking gift certificates, customer orders and business and merchant promotional programs and for fraud prevention. For the period from Inception (April 21, 1999) to December 31, 1999, all web site and software development costs have been expensed as incurred, in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the costs of computer software originally developed or obtained for internal-use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use.

     In accordance with this policy, the Company expensed all costs incurred in the preliminary project stage for software developed for internal use. All external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project to the extent of the time spent directly on the project and interest costs incurred when developing computer software once the development has reached the application development stage would be capitalized, however, such costs were not material and were expensed. All costs for upgrades, maintenance and enhancements that do not result in additional functionality are expensed as incurred.

     The Company has expensed all costs for the quarter ended March 31, 2000, as only maintenance and operational costs relating to its website and previously developed internal software have been incurred.

                               GIFTSPOT.COM, INC.

                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

MARKETABLE SECURITIES

     The Company's marketable securities consist of publicly traded equity instruments, which are classified as available-for-sale and are reported at fair value. Unrealized gains and losses are reported, net of taxes, as a component of stockholders' equity within accumulated other comprehensive income. No realized gains or losses were incurred during the period from Inception (April 21, 1999) to December 31, 1999 and the three months ended March 31, 2000.

ACCOUNTING FOR LONG-LIVED ASSETS

     The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of their carrying values has occurred as of December 31, 1999 and the three months ended March 31, 2000.

INCOME TAXES

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

ADVERTISING AND PROMOTIONAL EXPENSE

     Advertising costs are expensed as incurred and consist of the costs to develop website and print advertisements. Advertising expenses are included in marketing and sales expense in the accompanying statements of operations. Advertising expense for the period from Inception (April 21, 1999) to December 31, 1999 was $689,460. No advertising expenses were incurred during the three months ended March 31, 2000.

STOCK-BASED COMPENSATION

     The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued Employees," and related interpretations. Compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. The Company adopted the disclosure-only

                               GIFTSPOT.COM, INC.

                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee stock options as if the fair value based method accounting in SFAS No. 123 had been applied to these transactions.

     The Company accounts for nonemployee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more readily determinable.

BASIC AND DILUTED NET LOSS PER COMMON SHARE

     The Company accounts for net loss per common share in accordance with the provisions of SFAS No. 128, "Earnings per Share." In accordance with SFAS No. 128, basic loss per share is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing income available to common shareholders by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares, which consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the Treasury Stock method). All common equivalent shares are excluded from the calculation of diluted loss per share, as the effect of their inclusion would be antidilutive.

     The following is the reconciliation of net loss per share:

                                                     FOR THE PERIOD
                                                     FROM INCEPTION
                                                    (APRIL 21, 1999)    THREE MONTHS
                                                        THROUGH            ENDED
                                                      DECEMBER 31,       MARCH 31,
                                                          1999              2000
                                                                        (UNAUDITED)
Numerator:
  Loss available to common shareholders...........    $(4,045,494)      $(1,075,237)
                                                      ===========       ===========
Denominator:
  Weighted average shares outstanding--basic......
  Effective exercise of dilutive options and
     warrants.....................................             --                --
                                                      -----------       -----------
          Weighted average shares
             outstanding--diluted.................      6,300,750         6,305,077
                                                      ===========       ===========

CONCENTRATIONS OF RISK

     Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash, accounts payable and accrued liabilities. The carrying amounts of these instruments approximate fair value.

                               GIFTSPOT.COM, INC.

                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

     The Company maintains cash with a domestic financial institution. From time to time, the Company's cash balances with this financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

     The Company's customers are primarily concentrated in the United States. The Company performs ongoing credit card authorizations before product is shipped to reduce the risk of fraudulent credit card use.

COMPREHENSIVE INCOME

     During 1999, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The adoption of this standard has had no impact on the Company's financial statements. Accordingly, the Company's comprehensive net loss is equal to its net loss for the period from Inception (April 21, 1999) to December 31, 1999 and the three months ended March 31, 1999 and 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 (as amended by SFAS No. 137) is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not enter into derivative instruments or engage in hedging activities as defined in SFAS No. 133. As such, management has determined that the adoption of this standard will have no impact on the Company's financial statements.

     During December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principals to certain revenue recognition issues. The Company has concluded that the implementation of this SAB will not have a material impact on its financial position or its results of operations.

     During March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which clarifies the application of APB Opinion No. 25 regarding (a) the definition of an employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 is effective on July 1, 2000. Certain events, as defined by Interpretation No. 44, may require earlier consideration if they occurred after December 15, 1998, or January 12, 2000, depending on the event, although no financial statement effect would be recognized until July 1, 2000. The effects of applying Interpretation No. 44 are recognized prospectively. Management

                               GIFTSPOT.COM, INC.

                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

has reviewed its stock compensation events and determined that none qualify as those covered by Interpretation No. 44 that would require early consideration.

3. INCOME TAXES

     Deferred taxes are primarily related to timing differences associated with the Company's net operating loss carryforwards. The net deferred tax assets are offset by a full valuation allowance. At December 31, 1999, the Company has available at December 31, 1999, unused operating loss carryforward of approximately $5 million, which is available to reduce its future taxable income and expires in 2019.

4. COMMITMENTS

     The Company has entered into an operating lease for certain office space and parking which expires in 2004. Rental expense under these leases totaled $131,418 in 1999. Future minimum lease payments under these operating leases expiring subsequent to December 31, 1999, are:

Fiscal year ending:
  2000.......................................   202,744
  2001.......................................   208,340
  2002.......................................   214,100
  2003.......................................   220,052
  2004.......................................    74,020
                                               --------
                                               $919,256
                                               ========

5. LONG-TERM DEBT

     Long-term debt as of December 31, 1999, is comprised of the following:

Convertible notes(a)...............................  $2,708,583
Loan and security agreement(b).....................     218,600
                                                     ----------
                                                      2,927,183
Less--current portion..............................     (87,440)
                                                     ----------
Long-term debt--non-current portion................  $2,839,743
                                                     ==========

-------------------------
(a) During 1999, the Company entered into Convertible Note and Warrant Purchase Agreements with various third parties (the "Convertible Notes"). The Convertible Notes accrue interest at 5% per year, compounded annually, and is due, including accrued and unpaid interest, on December 31, 2000.

                               GIFTSPOT.COM, INC.

                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

    On December 31, 2000, the principal and interest of the Convertible Notes may be converted, at the option of the holders, into shares of common stock of the Company. At the option of the Company, the Convertible Notes may be converted into shares of an alternate equity instrument issued subject to a private equity funding of at least $5 million (including conversion of the principal and accrued interest of the Convertible Notes).

    In conjunction with the Convertible Notes, the Company is obligated, under circumstances defined in the Convertible Note and Warrant Purchase Agreements, to issue warrants to the holders of the Convertible Notes to purchase shares of an alternate equity instrument issued subject to a private equity funding, as described above. As of March 31, 2000, no warrants had been issued pursuant to this obligation.

(b) On September 22, 1999, the Company entered into a Loan and Security Agreement with Imperial Bank (the "Imperial Loan"). The Imperial Loan provides for up to $350,000 committed revolving loan to cover certain equipment advances, up to $150,000 in letters of credit and other advances. Interest accrues at prime plus 1% (9.5% and 10.0% at December 31,1999 and March 31, 2000, respectively) and is payable, with interest in 30 equal monthly installments commencing in the month subsequent to each advance. No payments had been made on the outstanding principal balance of $218,600 as of March 31, 2000.

    In conjunction with the Imperial Loan, the Company issued to Imperial Bank a warrant to purchase 7,000 shares of common stock of the Company at an exercise price of $0.25 per share. The warrant could also be exercised for shares of an alternate equity instrument issued subject to a venture capital group funding of at least $1 million. The warrant is fully vested as of March 1, 2000 and has an immaterial fair value.

6. STOCKHOLDERS' EQUITY

     The Company's Board of Directors is authorized to issue up to 20,000,000 shares of common stock and 10,000,000 shares of preferred stock, in one or more series, with such distinction, designations, or title as may be fixed by the Board of Directors.

COMMON STOCK

     On April 21,1999 the Company issued 4,095,000 of common stock to the founders. During fiscal year 1999, the Company purchased 819,000 of its treasury stock. In the first quarter of 2000, the Company issued 27,122 of common stock for services rendered. In addition, the Company purchased 1,850,000 of treasury stock on March 24, 2000.

CONVERTIBLE PREFERRED STOCK

     On December 14, 1999, the Company entered into the Series A Preferred Stock Purchase Agreement (the "Series A Agreement") with ShopNow.com, Inc. ("ShopNow"), and the holders of the Convertible Notes, whereby it authorized the

                               GIFTSPOT.COM, INC.

                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

issuance of up to 3,531,942 shares of Series A Preferred Stock ("Series A"). Pursuant to the Series A Agreement, ShopNow agreed to purchase up to 1,573,426 shares of Series A at a purchase price of $1.43 per share and the Company reserved 1,958,516 shares of Series A for issuance to the holders of the Convertible Notes upon conversion of the Convertible Notes at a conversion price of $1.43 per share. During 1999, the Company issued 786,713 shares of Series A to ShopNow, of which payment of $250,000 of the purchase price was made in shares of ShopNow common stock, with a fair market value of $14.10 per share on the date of issuance. These shares are included in marketable securities in the accompanying balance sheets. No other shares of Series A have been issued to ShopNow and none of the Convertible Notes have been converted to shares of Series A.

     The Series A accrues dividends at $0.14 per share per year, payable quarterly, when, as and if declared by the Board of Directors. The Series A has liquidation preference of at least $1.43 per share and up to $3.575 over the common stock. The liquidation preference is activated by a change in control, as defined in the Series A Agreement. The Series A is also convertible at any time, at the option of the holder, at $1.43 per share of Series A, as adjusted for certain dilutive issuances, splits and combinations, as defined in the Series A Agreement, for shares of common stock of the Company. The Series A is automatically converted into shares of common stock of the Company upon an initial public offering of the common stock of the Company with net proceeds of at least $15 million and a valuation of at least $4.29 per share.

STOCK OPTION PLAN

     In 1999, the Company adopted the 1999 Stock Option Plan ("1999 Plan") pursuant to which, an aggregate of 700,000 shares of common stock was reserved for issuance to directors, officers, employees and consultants of the Company. The 1999 Plan provides for awards of incentive stock options and nonqualified stock options.

     The 1999 Plan is administered by the Board of Directors, which has the sole discretion to select employees, officers and consultants to whom awards are made, to determine the nature and amounts of such awards and to interpret, construe and implement the 1999 Plan.

                               GIFTSPOT.COM, INC.

                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

     Stock option activity through March 31, 2000, is as follows:

                                                                    NON-QUALIFIED
                                      INCENTIVE STOCK OPTIONS       STOCK OPTIONS
                                      -----------------------    -------------------
                                                    WEIGHTED                WEIGHTED
                                                     AVERAGE                AVERAGE
                                       OPTIONS      EXERCISE     OPTIONS    EXERCISE
                                       GRANTED        PRICE      GRANTED     PRICE
Outstanding, Inception
  (April 21, 1999)..................         --      $   --           --     $   --
  Granted...........................  1,058,250        0.17       80,000       0.20
  Exercised.........................         --
  Forfeited.........................                             (10,000)     (0.20)
                                      ---------      ------      -------     ------
Outstanding, December 31, 1999......  1,058,250        0.17       70,000       0.20
  Granted...........................    259,500        0.35           --         --
  Exercised.........................    (26,040)      (0.18)     (29,000)     (0.32)
  Forfeited.........................    (94,595)      (0.18)          --         --
                                      ---------      ------      -------     ------
Outstanding, March 31, 2000.........  1,197,115      $ 0.21       41,000     $ 0.15
                                      =========      ------      =======     ------
Exercisable, March 31, 2000.........    187,627      $ 0.17       24,166     $ 0.12
                                      =========      ------      =======     ------

     The weighted average fair value of options granted during the period from Inception (April 21, 1999) through December 31, 1999, was $0.17.

     Had compensation for the 1999 Plan been determined consistent with the provisions of SFAS No. 123, the effect on the Company's net loss and basic and diluted loss per share would have been changed to the following pro forma amounts recorded for the period from Inception (April 21, 1999) through December 31, 1999:

Net loss, as reported.............................  $(4,045,494)
Net loss, pro forma...............................   (4,048,190)
Basic and diluted loss per share, as reported.....        (0.64)
Basic and diluted loss per share, pro forma.......        (0.64)

     The fair market value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model based upon expected option lives of 4 years; risk-free interest rates of 6.0%; expected volatility of 0% and a dividend yield of 0%.

7. SUBSEQUENT EVENT

     Effective April 17, 2000, the Company merged with a wholly owned subsidiary of GiftCertificates.com, Inc., with the Company surviving as a new wholly owned subsidiary of GiftCertificates.com, Inc.

                               GIFTSPOT.COM, INC.

                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

     This transaction was accounted for by GiftCertificates under the purchase method of accounting and resulted in GiftCertificates recording approximately $8.0 million of cost in excess of net assets acquired. In conjunction with this stock-for-stock transaction, GiftCertificates acquired all issued and outstanding preferred and common stock of the Company from the GiftSpot shareholders in exchange for an aggregate 4,810,698 shares of common stock of GiftCertificates. Outstanding warrants, incentive stock options and nonqualified options were converted to warrants and options to purchase an aggregate of 1,589,299 shares of common stock of GiftCertificates.

                  GIFTCERTIFICATES.COM, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF AND FOR THE THREE MONTHS ENDED
            MARCH 31, 2000 AND FOR THE YEAR ENDED DECEMBER 31, 1999

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                         OF GIFTCERTIFICATES.COM, INC.
                              AS OF MARCH 31, 2000

                                                                            ACQUISITION   PRO FORMA FOR    OFFERING
                                      GIFTCERTIFICATES.COM   GIFTSPOT.COM   ADJUSTMENTS    ACQUISITION    ADJUSTMENTS   PRO FORMA
                                                                        (DOLLARS IN THOUSANDS)
ASSETS
  Cash and cash equivalents.........        $    101           $    55        $             $    156
  Marketable securities.............              --               259                           259
  Accounts receivable...............           2,048                --                         2,048
  Inventory.........................           2,765                19                         2,784
  Prepaid expenses..................             753                27                           780
  Other current assets..............             155                 0                           155
                                            --------           -------        -------       --------       --------     --------
         Total current assets.......           5,822               360                         6,182
  Fixed assets, net.................           3,040               456                         3,496
  Capitalized software, net.........             975                --                           975
  Goodwill, net.....................          32,234                --          8,224(d)      40,458
  Other assets......................             851                48                           899
                                            --------           -------        -------       --------       --------     --------
         Total assets...............        $ 42,922           $   864        $ 8,224       $ 52,010
                                            ========           =======        =======       ========       ========     ========
LIABILITIES AND STOCKHOLDERS'
  DEFICIT EQUITY
  Accounts payable..................        $  2,847           $ 1,602        $   250(g)    $  4,699
  Accrued expenses..................           1,423                70                         1,493
  Note payable......................              --               363                           363
  Deferred revenue..................           4,957                52                         5,009
                                            --------           -------        -------       --------       --------     --------
         Total current
           liabilities..............           9,227             2,087            250         11,564
  Long term liabilities.............           3,810             2,817         (2,817)(f)      3,810
  Redeemable preferred stock........          27,984                --                        27,984
  Common stock......................              49                 6             (1)(e)         54
  Preferred stock...................              --             1,076         (1,076)(e)         --
  Additional paid-in capital........          35,384                69          7,471(e)      42,924
  Other comprehensive income........              --                 9             (9)(e)          0
  Deferred compensation.............            (914)               --                          (914)
  Treasury stock....................              --               (75)            75(e)          --
  Stock subscription receivable.....              --                (4)             4(e)          --
  Accumulated deficit...............         (32,618)           (5,121)         4,327(e)     (33,412)
                                            --------           -------        -------       --------       --------     --------
         Total stockholders'
           (deficit) equity.........           1,901            (4,040)        10,791          8,652
                                            --------           -------        -------       --------       --------     --------
         Total liabilities and
           stockholders' (deficit)
           equity...................        $ 42,922           $   864        $ 8,224       $ 52,010
                                            ========           =======        =======       ========       ========     ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         OF GIFTCERTIFICATES.COM, INC.
                      FOR THE QUARTER ENDED MARCH 31, 2000

                                                    GIFTPOINT.COM
                                                   TWO MONTHS ENDED
                          GIFTCERTIFICATES.COM   FEBRUARY 29, 2000(A)   GIFTSPOT.COM
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues, net(b)........        $ 4,804                $ 1,969            $     2
Cost of revenues........          4,691                  1,970                  9
                                -------                -------            -------
    Gross profit........            113                     (1)                (7)
Marketing and sales
  expenses..............          5,697                    679                220
Technology and systems
  development
  expenses..............            407                    115                580
General and
  administrative
  expenses..............          2,603                    436                184
Non-cash consulting and
  compensation
  expense...............             38                     --                 --
Amortization of
  goodwill..............            544                     --                 --
                                -------                -------            -------
    Loss from
      operations........         (9,176)                (1,231)              (991)
Other income
  (expense).............              2                     16                (85)
                                -------                -------            -------
    Net loss............        $(9,174)               $(1,215)           $(1,076)
                                =======                =======            =======
Net loss available to
  common stockholders...        $(9,924)               $(1,215)           $(1,076)
                                =======                =======            =======
Basic and diluted net
  loss per share(h).....        $ (0.44)
                                =======
Weighted average common
  shares outstanding
  basic and
  diluted(h)............         22,375
                                =======


                          ACQUISITION    PRO FORMA FOR    OFFERING
                          ADJUSTMENTS    ACQUISITIONS    ADJUSTMENTS   PRO FORMA
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues, net(b)........                   $  6,775
Cost of revenues........                      6,670
                            -------        --------
    Gross profit........                        105
Marketing and sales
  expenses..............                      6,596
Technology and systems
  development
  expenses..............                      1,102
General and
  administrative
  expenses..............                      3,223
Non-cash consulting and
  compensation
  expense...............                         38
Amortization of
  goodwill..............      1,455(c)        1,999
                            -------        --------
    Loss from
      operations........     (1,455)        (12,853)
Other income
  (expense).............       (794)(e)        (861)
                            -------        --------
    Net loss............    $(2,249)       $(13,714)
                            =======        ========
Net loss available to
  common stockholders...    $(2,249)       $(14,464)
                            =======        ========
Basic and diluted net
  loss per share(h).....                   $  (0.28)
                                           ========
Weighted average common
  shares outstanding
  basic and
  diluted(h)............                     52,494
                                           ========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         OF GIFTCERTIFICATES.COM, INC.
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                         GIFTSPOT.COM
                                                                         PERIOD FROM
                                                                          INCEPTION
                                                                       (APRIL 21, 1999)
                                                                           THROUGH
                                                                         DECEMBER 31,
                                GIFTCERTIFICATES.COM   GIFTPOINT.COM         1999
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES, net(b)..............        $  9,905            $ 4,035          $     1
COST OF REVENUES..............           9,568              3,403                8
                                      --------            -------          -------
        Gross profit..........             337                632               (7)
  Marketing and sales
    expenses..................          12,927              4,524            1,871
  Technology and systems
    development expenses......           1,039                327            1,478
  General and administrative
    expenses..................           4,924                647              537
  Non-cash consulting and
    compensation expense......             276                 --               --
  Amortization of goodwill....              --                 --               --
                                      --------            -------          -------
        Loss from
          operations..........         (18,829)            (4,866)          (3,893)
OTHER INCOME (EXPENSE)........            (340)                48             (152)
                                      --------            -------          -------
        Net loss..............        $(19,169)           $(4,818)         $(4,045)
                                      ========            =======          =======
  Net loss available to common
    stockholders..............        $(20,398)           $(4,818)         $(4,045)
                                      ========            =======          =======
  Basic and diluted net loss
    per share(h)..............        $  (1.68)
                                      ========
  Weighted average common
    shares outstanding basic
    and diluted(h)............          12,110
                                      ========


                                               PRO FORMA
                                ACQUISITION       FOR         OFFERING
                                ADJUSTMENTS   ACQUISITIONS   ADJUSTMENTS   PRO FORMA
                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES, net(b)..............    $             $ 13,941
COST OF REVENUES..............                    12,979
                                  -------       --------
        Gross profit..........                       962
  Marketing and sales
    expenses..................                    19,322
  Technology and systems
    development expenses......                     2,844
  General and administrative
    expenses..................                     6,108
  Non-cash consulting and
    compensation expense......                       276
  Amortization of goodwill....      7,713(c)       7,713
                                  -------       --------
        Loss from
          operations..........     (7,713)       (35,301)
OTHER INCOME (EXPENSE)........       (794)(e)     (1,238)
                                  -------       --------
        Net loss..............    $(8,507)      $(36,539)
                                  =======       ========
  Net loss available to common
    stockholders..............    $(8,507)      $(37,768)
                                  =======       ========
  Basic and diluted net loss
    per share(h)..............                  $  (0.74)
                                                ========                   ========
  Weighted average common
    shares outstanding basic
    and diluted(h)............                    51,379
                                                ========                   ========

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

(a) Giftpoint.com, Inc. was acquired on March 6, 2000. The period from March 1 through March 6, 2000 would not have a material effect on the Unaudited Pro Forma Consolidated Statement of Operations presented above.

(b) We do not recognize revenue on SuperCertificates sales until redemption. Similarly, Giftpoint.com, Inc. did not recognize revenue on Giftpoint Certificates sales until redemption. As a result, our pro forma cash receipts would be greater than our pro forma revenues. The following table recognizes cash receipts to net revenues on a pro forma basis:

                                                       THREE MONTHS
                                        YEAR ENDED        ENDED
                                       DECEMBER 31,     MARCH 31,
                                           1999            2000
Cash receipts........................     $18,372        $ 7,420
SuperCertificates issued.............      (3,002)        (2,974)
Giftpoint Certificates issued........      (4,769)        (1,222)
SuperCertificates redeemed...........         872          2,141
Giftpoint Certificates redeemed......       2,468          1,410
                                          -------        -------
Revenues, net........................     $13,941        $ 6,775
                                          =======        =======

(c) With respect to the Unaudited Pro Forma Consolidated Statement of Operations of GiftCertificates.com, Inc. for the three months ended March 31, 2000, the adjustments represent the amortization of the excess of the purchase price over the net assets of Giftpoint.com, Inc. acquired for the period from January 1 to February 29, 2000 which was $1,093 and the amortization of the excess of the purchase price over the net assets of GiftSpot.com, Inc. acquired for the three month period ended March 31, 2000, which was $362. With respect to the Unaudited Pro Forma Consolidated Statement of Operations of GiftCertificates.com, Inc. for the year ended December 31, 1999, the adjustments represent the amortization of the excess of the purchase price over the net assets of Giftpoint.com, Inc. acquired for the year ended December 31, 1999 which was $6,313 and the amortization of the excess of the purchase price over the net assets of GiftSpot.com, Inc. acquired for the year ended December 31, 1999, which was $1,400.

(d) Represents the preliminary estimates of the excess purchase price over the net assets acquired for the GiftSpot.com acquisition as follows:

Purchase price (including professional fees).........  $ 7,001
Net tangible assets acquired.........................   (1,223)
                                                       -------
Excess of purchase price over net tangible assets
  acquired...........................................  $ 8,224
                                                       =======

     We believe that all significant assets and liabilities have been identified and, accordingly, that the final determination of the allocation of GiftSpot.com, Inc. purchase price should not vary materially from the preliminary estimate. We anticipate finalizing the purchase price allocation upon completing the preparation and review of the April 17, 2000 (acquisition date) financial statements of GiftSpot.com, Inc.

                                 (IN THOUSANDS)

     The identifiable assets are being amortized over their estimated useful lives. Intangible assets resulting from the excess of the purchase price over the fair value of the net assets acquired are being amortized over a period of 5 years.

     We are reviewing the carrying values assigned to the intangible assets to determine whether later events or circumstances have occurred that indicate that the balance of the intangible assets may be impaired. Our principal considerations in determining the impairment of the intangible assets will include the strategic benefit to us of the particular business as measured by expected undiscounted future cash flows.

(e) Reflects the adjustments to stockholders' equity attributable to the acquisition of GiftSpot.com as follows:

Common Stock:
  Elimination of GiftSpot.com, Inc. common stock......  $    (6)
  Issuance of common stock............................  $     5
Preferred Stock:
  Elimination of GiftSpot.com, Inc. preferred stock...  $(1,076)
Additional paid-in capital:
  Elimination of GiftSpot.com, Inc. additional paid-in
     capital..........................................  $   (69)
  Additional paid-in capital in connection with
     issuance of common stock.........................  $ 6,746
  Amortization of debt discount created by fair value
     of warrants issued immediately prior to
     acquisition......................................  $   794
Elimination of other comprehensive income of
  GiftSpot.com, Inc...................................  $    (9)
Elimination of GiftSpot.com, Inc. treasury stock......  $    75
Elimination of stock-subscription receivable..........  $     4
Retained earnings:
  Elimination of GiftSpot.com, Inc. accumulated
     deficit..........................................  $ 5,121
  Amortization of debt discount created by fair value
     of warrants issued immediately prior to
     acquisition......................................  $  (794)
(f) Conversion of long-term debt to equity upon
    acquisition.......................................  $ 2,817

(g) Reflects estimated professional fees incurred to complete the transaction
    $250

(h) The basic and diluted share and per share information does not reflect the reverse stock split anticipated to occur immediately prior to this offering.

                           GIFTCERTIFICATES.COM, INC.
                       "MEET THE MANAGEMENT" PRESENTATION

         Prospective investors will be able to log on to a website maintained by E*OFFERING Corp. at www.eoffering.com, where a prospectus is available for review. Within designated sections of the prospectus, including the table of contents and the Underwriting Section of the prospectus, an embedded hyperlink {click here for "Meet the Management" Presentation} will provide exclusive access to the "Meet the Management" Presentation. This presentation highlights selected information contained elsewhere in the prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

         Visual 1:         Disclaimer

         Imagery: Company logo.  Ribbon with Company logo at top of page.

         Visual Text: The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

         Script: (Jonas Lee) The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

         Visual 2:         Introduction

         Imagery: See Description of the inside cover of the Registration Statement for a description of the image located on the inside front cover of the prospectus.

         Script: (Jonas Lee) Welcome to the "Meet the Management" Presentation for GiftCertificates.com. I'm Jonas Lee, President and CEO. I would like to introduce Michael Stephenson, our Chief Financial Officer. We would like to talk to you about GiftCertificates.com, a leading Internet marketplace for physical and emailable gift certificates used for employee incentives, customer loyalty programs, marketing promotions and consumer gifts.

         Visual 3:         Market Opportunity

         Imagery: Company logo at the bottom of the page. Three bullets and one footnote.

         Visual Text:      Title: Market Opportunity. Bullets: "According to
industry sources, the global market for corporate incentives, customer loyalty programs and some elements of marketing promotions, was estimated to be $26 billion in 1999", "Over $18 billion in gift certificates and prepaid gift cards were sold in the United States in 1998", "We estimate that consumer gift spending in the U.S. in 1999 was approximately $125 billion and in 2000 will be approximately $134 billion*". Footnote at bottom of page reads: "*Based on statistics from the U.S. Department of Labor and the U.S. Census Bureau."

         Script: (Jonas Lee) (see "Business -- Industry Background -- Market Opportunity") Gift certificates are well-suited for sale through the Internet since they do not require in-person physical inspection, experience low return rates, do not spoil, do not go out of fashion and can be delivered via email. Gift certificates are ideal products for corporate gift, incentive, loyalty and promotions programs, because they provide the recipient with much of the choice and flexibility of cash, while allowing the corporation to personalize and tailor their programs. The effectiveness of many internally administered corporate programs may be impaired by either the high cost of establishing an appealing variety of vendor relationships or, alternatively, the limited ability to provide diverse product offerings. As more businesses offer loyalty programs, other businesses may be required to adopt similar programs to remain competitive. We believe that, other than cash, gift certificates are the gift most highly valued by many recipients. Gift certificate programs are perceived by many marketers as preferable to cash-based incentive and other reward programs because recipients tend to associate gift certificate incentives with the emotional and tangible qualities of the gift item ultimately purchased. Individuals purchase gift certificates for a variety of reasons, but primarily because they are a convenient gift to give and because they allow the recipient to get exactly what they want. Over $18 billion in gift certificates and prepaid gift cards were sold in the United States in 1998. We estimate that consumer gift spending in the U.S. in 1999 was approximately $125 billion and in 2000 will be approximately $134 billion, based on statistics from the U.S. Department of Labor and the U.S. Census Bureau. Gift certificates are valuable products for merchants since their use drives traffic, may result in incremental sales and creates cash float.

         Visual 4:         The GiftCertificates.com Solution

         Imagery: Company logo at the bottom of the page. Three bullets in middle of page.

         Visual Text:      Title: The GiftCertificates.com Solution.  Bullets:
"Corporate clients", "Individuals", and "Merchants".

         Script: (Jonas Lee) (see "Business -- The GiftCertificates.com Solution"): We supply an array of products and services for corporate incentives, loyalty and promotions programs and enable merchants to offer their own gift certificates online without significant fixed costs. Our leading Internet marketplace and technology and service offerings provide the following benefits to our merchants, corporate clients, and individual consumers.

         Visual 5:         The GiftCertificates.com Solution (2)

         Imagery: Company logo at the bottom of the page. Heading with three bullets.

         Visual Text:      Title: The GiftCertificates.com Solution.  Heading:
"Benefits to Corporate Clients:". Bullets: "Appealing choice and variety of products for corporate programs", "More effective customer loyalty and promotional programs", "Outsourced program tools and fulfillment".

         Script: (Jonas Lee) (see "Business -- The GiftCertificates.com Solution -- Benefits to Corporate Clients"): Benefits to corporate clients:

         With over 600 brands and our SuperCertificate products, we provide corporations with a broad selection of gifts that cross geographic and demographic ranges. The SuperCertificate allows a corporation to avoid the difficulty of selecting specific gifts that meet the needs of each recipient. The SuperCertificate also saves the corporation the expense and difficulty of developing relationships with large numbers of vendors.

         Our products and services enable corporations to offer customer loyalty programs and marketing promotions that facilitate customer retention and new customer acquisition, without having to discount the corporation's own products and services and potentially dilute the value of its brand. Our extensive merchant network increases our appeal to individual consumers, and, as a result, makes our products and services more valuable to corporate clients seeking to reach large numbers of current and potential customers.

         We provide ready to use tools to corporations for their program management and fulfillment. Our choice of products, technological capabilities and commitment to customer service allow corporations to administer their programs through us at a lower cost and with greater convenience, efficiency and quality than if they were to undertake these functions themselves.

         Visual 6:         The GiftCertificates.com Solution (4)

         Imagery: Company logo at the bottom of the page. Heading with three bullets.

         Visual Text:      Title: The GiftCertificates.com Solution.  Heading:
"Benefits to Individuals:". Bullets: "One-stop shopping with quality leading brands", "Convenience and timely fulfillment services", "Superior shopping experience and customer service".

         Script: (Jonas Lee) (see "Business -- The GiftCertificates.com Solution -- Benefits to Individuals"): Benefits to individuals:

         Consumers can purchase physical and emailable gift certificates for a broad range of products and services to be redeemed at many of the nation's leading retailers, hotels, Internet companies, spas, theaters and restaurants. We also offer our own SuperCertificates which recipients can redeem for the gift certificates of nearly all of the merchants on our website.

         Purchasers of our products can easily buy and send gift certificates online without any need for in-person physical inspection. If a purchaser opts for electronic delivery of a gift certificate, fulfillment is made by e-mail. We also provide a choice of physical delivery channels, including overnight or regular mail delivery.

         We provide toll-free telephone and e-mail support 24 hours a day seven days a week from well-trained customer service representatives. In addition, our primary website provides our customers with a number of additional services designed to enhance their overall shopping experience, including gift recommendations, geographical search capability, merchant partner location, delivery information and a range of packaging and shipping options. We also maintain our own frequent buyer reward program.

         Visual 7:         The GiftCertificates.com Solution (3)

         Imagery: Company logo at the bottom of the page. Heading with three bullets.

         Visual Text:      Title: The GiftCertificates.com Solution.  Heading:
"Benefits to Merchants:". Bullets: "New marketing and distribution channel for gift certificate sales", "Turnkey solutions for private label gift certificates"

         Script: (Jonas Lee) (see "Business -- The GiftCertificates.com Solution -- Benefits to Merchants"): Benefits to merchants:

         Participation in our marketplace provides our merchant partners with a new marketing and distribution channel for the sale of physical and emailable gift certificates to large numbers of corporate clients and individual consumers. Gift certificates are particularly attractive products for merchants to sell given the significant float and incremental sales they may generate.

         We provide enabling technology and fulfillment services to merchants that allow them to outsource their physical and emailable gift certificate fulfillment requirements.

         Visual 8:         Business Strategy

         Imagery: Company logo at the bottom of page. Pyramid of blocks with text inside and logo at top.

         Visual Text:      Title: Business Strategy.  Inside blocks: "Pursue
higher margin and float opportunities", "Build our network and drive sales", "Enhance brand recognition", "Invest in technology", "Expand globally".

         Script: (Jonas Lee) (see "Business -- Business Strategy"): In order to strengthen our position as a leading Internet marketplace for gift certificates and provider of related technologies and services, we intend to pursue the following strategies:

         We continue to add new products and services for our corporate clients, merchant clients and consumers with a particular focus on those that earn higher margins and create additional float for us. Our merchant enablement business offers a significant opportunity to expand higher margin products and services. In addition, we are developing variants of our SuperCertificate product such as The Dining SuperCertificate, The Wedding SuperCertificate, The Entertainment SuperCertificate and The Fashion SuperCertificate, that will promote higher margin products and provide us with additional cash float.

         By increasing our merchant network we enhance our appeal to individual customers, which in turn makes our products and services more valuable to corporate clients offering employee incentives, customer loyalty programs or marketing promotions. Larger numbers of customers and increased sales will help us attract new merchant partners. This virtuous cycle provides a lower cost method of new customer acquisition. In addition, an increasing number of merchants enhances the range of redemption opportunities for our own branded certificates and, as a result, makes them more desirable products.

         We believe strong brand equity, recognition and visibility is important in building our business. We continue to build our brand through a broad-based marketing and advertising campaign utilizing both online and offline channels.

         We continue to invest in technology in order to enhance our product and service offerings, enablement capabilities for our merchants, program management tools for our corporate clients, the overall experience for our customers and our economies of scale. We recently acquired GiftSpot.com, Inc. primarily to expand our merchant enablement technology offerings.

         We are planning a focused international effort by targeting countries with high Internet, credit card and gift certificate usage. We believe there may be significant first mover advantages in these countries and have already obtained domain names for this purpose.

         Visual 9:         Acquisitions

         Imagery: Company logo at the bottom of page. Three puzzle pieces with text inside.


         Visual Text:      Title: Acquisitions.  Inside puzzle pieces:
"GiftCertificates.com", "GiftSpot.com", "Giftpoint.com".

         Script: (Jonas Lee) (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions"). On March 6, 2000, we acquired Giftpoint.com, Inc., an Internet marketer and seller of gift certificates and other related services that focused on corporate sales.

         On April 17, 2000, we acquired GiftSpot.com, Inc., an online gift-giving company and provider of private label electronic gift certificate and promotional technology services for merchants. By completing this acquisition we have accelerated the timeframe in which we can provide electronic gift certificate enabling services to merchants.

         Visual 10:        Products and Services

         Imagery: Company logo at the bottom of page. Three columns and five rows of boxes with text.

         Visual Text:      Title:  Products and Services.  Inside boxes:
"Apparel & Accessories", "Beauty and Spa", "Books, CD's & Videos", "Children", "Digital (email delivery)", "Dining", "Entertainment", "Home", "Hotels & Travel", "Jewelry & China", "Luxury", "Specialty", "Sports Plus", "Teen".

         Script: (Jonas Lee) (see "Business -- Products and Services") Our site at www.GiftCertificates.com organizes our merchant brands into 14 main categories. We also provide our own gift certificate product, the SuperCertificate, in both emailable and physical form. SuperCertificates may be redeemed on our website for the recipient's choice of gift certificates from nearly all of our merchant partners.

         Visual 11:        Products and Services (2)

         Imagery: Company logo at the bottom of page.  Four bullets with text.

         Visual Text:      Title: Products and Services.  Bullets:
"SuperCertificates", "Corporate Incentive, Loyalty and Promotional Gift Certificate Programs", "Enabling Technologies and Related Services", "Other Products and Services".

         Script: (Jonas Lee) (see "Business -- Products and Services") The SuperCertificate enables corporations to provide a wide range of choices in their promotions, rewards and incentives programs, thereby appealing to a significantly diverse audience. In addition, many individual consumers purchase SuperCertificates when they are looking for a highly flexible gift. New SuperCertificate products currently in development include The Dining SuperCertificate, The Wedding SuperCertificate and The Entertainment SuperCertificate. These products will promote tailored subsets of our merchant brands.

         For over 1,000 corporate clients, we provide a variety of gift certificate related services in connection with their incentive, customer loyalty and marketing programs, including custom design, reporting, advisory, fulfillment and other services. We are developing several tools that will greatly assist corporate award and incentive program managers with program administration. For example, we are developing a reporting tool that program managers can use to track what gifts were given, when they were given, and to whom they were given, via a simple Web interface. Other more sophisticated tools for tracking and controlling discretionary business gift accounts are under development. We seek to expand our corporate relationships through the provision of additional products and services.

         While gift certificates are an economically attractive product for merchants, they are difficult to administer and fulfill. We provide enabling technology and related services so that merchants can establish gift certificate programs without the expense and difficulty of developing these capabilities independently. By making a relatively simple connection to our systems, our merchant clients can quickly acquire the capability to offer emailable gift certificates to their customers without significant up-front costs. To offer physical gift certificates, merchants need to have the operational capability of accepting orders over a website, screening for internet fraud, managing a customer service center, and billing and fulfilling individual orders. Many merchants do not have this capability, but can acquire the functionality by outsourcing their gift certificate operations to us via a link from their website. Through our acquisition of GiftSpot.com, Inc. in April 2000, we acquired the technology and related administrative tools to enable merchants to sell and redeem private label emailable gift certificates through their own websites, powered by our servers.

         We provide various ancillary products, such as specialty greeting cards, priority shipping, custom boxes and other seasonal and holiday promotions. We also promote our merchant brands with featured and suggested merchant listings on our primary website.

         Visual 12:        Competition

         Imagery: Company logo at the bottom of page.  Four bullets with text.

         Visual Text:      Title: Competition.  Bullets: "Traditional sellers
and online gift certificate and technology providers", "Corporate program providers and alternatives", "Providers of alternative products", "Other vendors".

         Script: (Jonas Lee) (see "Business -- Competition") The market for selling gift certificates is highly competitive. Since gift certificates are currently all sold at face value, competition in the industry has been primarily based on convenience, service and brand recognition. Our current competitors include the following kinds of businesses: traditional sellers and online gift certificate and technology providers, corporate program providers and alternatives, providers of alternative products and other vendors.

         And with that, I will turn it over to Michael Stephenson for an overview of our financial results. Michael . . .

         Visual 13:        Financial Summary

         Imagery: (See "Selected Financial Data") Statement of Operations and Balance Sheet Data.

         Visual Text:      (See "Selected Financial Data") Statement of
Operations and Balance Sheet Data.

         Script: (Michael Stephenson) (See "Management's Discussion and Analysis of Financial Condition and Results of Operations"): We primarily generate revenues from the sale of two distinct types of gift certificate products:
Merchant-issued gift certificates, gift cards and similar products issued by our merchant partners that are redeemable for their goods and/or services, and SuperCertificates, a gift certificate to our website that can be exchanged for the recipient's choice of a range of merchant issued gift certificates. We also generate revenue from transaction and service fees and the sale of specialty greeting cards, custom boxes and other ancillary products. The transaction and service fees relating to our corporate programs consist of program management fees and technical and creative fees. In addition, we generate revenues from co-marketing promotional arrangements and distribution partnerships. Our enablement fees are generated from the oversight and management of merchants' gift certificate programs. The revenues generated as a result of enablement services consist of transaction, installation, licensing and monthly processing fees.

         The time differential between the sale and redemption of SuperCertificates generates cash float that we can use in our business, subject to liquidity needs. In addition, we anticipate that some of our SuperCertificates may never be redeemed. Although nonredemption provides substantial float to support working capital, we may not be able to recognize revenue on a substantial portion of nonredeemed SuperCertificates.

         We have historically derived gross margin by purchasing branded gift certificates and related products from our merchant partners at a discount and then selling them to our customers at face value.

         Revenues increased in 1999 to $9.9 million from $2.6 million in 1998. In January 1999, we established our primary website that enables consumers to easily select and purchase gift certificates, gift cards and gift checks over the Internet, transitioning our company from a telemarketer of gift certificates to an e-commerce provider of branded gift certificates and related products and services. We also expanded the number of merchants represented on our website thereby increasing consumer selection. We increased brand awareness through an increase in marketing and advertising expenditure during the fourth quarter of 1999.

         Cost of revenues increased to $9.6 million, or 96.6% of net revenues, in 1999 from $2.4 million, or 92.3% of net revenues, in 1998. This increase was due to the development of promotional programs that were implemented in the second half of 1999.

         Marketing and sales expenses increased to $12.9 million, or 130.5% of net revenues, in 1999 compared with $0.7 million, or 28.1% of net revenues, in 1998.

         General and administrative expenses increased to $4.9 million, or 49.7% of net revenues, in 1999 as compared to $0.9 million, or 32.9% of net revenues, in 1998. The increase in general and administrative expenses was primarily due to increased salaries and related expenses associated with the hiring of additional personnel as well as increases in recruiting, professional fees and travel expenditures.

         JONAS . . .

         VISUAL 14:        END OF PRESENTATION

         Imagery: See Description of the inside front cover in the Registration Statement for a description of the image located on the inside front cover of the prospectus.

         Script: (Jonas Lee): We hope that this presentation was helpful in understanding the business model of GiftCertificates.com and the strategy that our management team intends to execute. We encourage you to refer back to the prospectus for additional support and disclosure as well as to take a look at the "Risk Factors" in detail. Again, thank you for your interest in GiftCertificates.com.

================================================================================
--------------------------------------------------------------------------------

            , 2000

                        [GiftCertificates.com, Inc. Logo]



                             SHARES OF COMMON STOCK

                         ------------------------------
                                   PROSPECTUS

                         ------------------------------



                          DONALDSON, LUFKIN & JENRETTE

                                    CHASE H&Q

                               ROBERTSON STEPHENS

                                   E*OFFERING

--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in the prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of GiftCertificates.com, Inc. have not changed since the date of this prospectus.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Until            , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth expenses and costs payable by GiftCertificates.com, Inc. (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee, the Nasdaq National Market fees and the National Association of Securities Dealers' filing fee.

                                                                                                Amount

     Registration fee under Securities Act.............................................       $13,200.00
     NASD filing fee...................................................................         5,500.00
     The Nasdaq National Market fees...................................................             *
     Legal fees and expenses...........................................................             *
     Blue sky fees and expenses........................................................             *
     Accounting fees and expenses......................................................             *
     Printing expenses.................................................................             *
     Registrar and transfer agent fees.................................................             *
     Miscellaneous expenses............................................................             *
                                                                                            -----------------
     Total.............................................................................       $     *
                                                                                            =================

     ------------------

     * To be filed by amendment.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director, officer, employee or agent of the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (meaning, one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director, officer, employee or agent in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Pursuant to Section 102(b)(7) of the DGCL, our certificate of incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) from any transaction from which the director derived an improper personal benefit.

         We have entered into indemnification agreements with our directors and officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and officers against certain liabilities that may arise because of their status or service as directors or officers.

         We have obtained insurance policies insuring our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on behalf of GiftCertificates.com, Inc., may also pay amounts for which GiftCertificates.com, Inc. has granted indemnification to the directors or officers.

         Additionally, reference is made to the underwriting agreement filed as
Exhibit 1.1 to this registration statement, which provides for indemnification by the underwriters of GiftCertificates.com, Inc., its directors and officers who sign the registration statement and persons who control
GiftCertificates.com, Inc., under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         During the three years preceding the filing of this registration statement, the Registrant has not sold securities without registration under the Securities Act of 1933, except as described below.

         In connection with our reorganization as a corporation on October 16, 1997, we issued an aggregate of 10,544,539 shares of our common stock to members of J.P.L. Associates, L.L.C. for their respective interests in J.P.L. Associates, L.L.C. These shares were offered and sold in reliance on Section 4(2) under the Securities Act.

         On October 16, 1997, we issued 1,000,000 shares of Series A Preferred Stock for aggregate consideration of $1,000,000. These shares were offered and sold to Gotham Partners, L.P. and Gotham Partners III, L.P. which are each accredited investors. These shares were offered and sold in reliance on Section 4(2) under the Securities Act.

         On March 17, 1998, we issued 500,000 shares of Series C Preferred Stock for aggregate consideration of $500,000. These shares were offered and sold to an executive officer of our company and Gotham Partners, L.P. and Gotham Partners III, L.P. These shares were offered and sold in reliance on Section 4(2) under the Securities Act.

         On August 31, 1998, we issued 300,000 shares of Series D Preferred Stock for aggregate consideration of $300,000. These shares were offered and sold to Gotham Partners, L.P. and Gotham Partners III, L.P. which are each accredited investors. These shares were offered and sold in reliance on Section 4(2) under the Securities Act.

         On December 31, 1998, we issued 175,967 shares of our Series D Preferred Stock for aggregate consideration of $175,967. These shares were offered and sold to Jonas P. Lee, our Chief Executive Officer of our company. These shares were offered and sold in reliance on Section 4(2) under the Securities Act.

         On January 15, 1999, in exchange for performance of services, we issued 200,000 shares of our common stock to our former legal counsel. These shares were offered and sold in reliance on Section 4(2) under the Securities Act.

         On January 22, 1999 we purchased a URL address from a corporation controlled by one of our current executive officers for consideration including 953,600 shares of our common stock. The purchaser was an accredited investor. These shares were offered and sold in reliance on Section 4(2) under the Securities Act.

         On January 28, 1999, we purchased a URL address from two corporations for consideration including 500,000 shares of our common stock and $17,500 in cash. These shares were offered and sold in reliance on Section 4(2) under the Securities Act.

         On April 13, 1999, we issued 73,760 shares of Series E Preferred Stock for aggregate consideration of $73,760. These shares were offered and sold to Jonas P. Lee, our Chief Executive Officer. These shares were offered and sold in reliance on Rule 506 of Regulation D under the Securities Act.

         On April 13, 1999, we issued 56,250 shares of Series F Preferred Stock for aggregate consideration of $56,250. These shares were offered and sold to Gotham Partners, L.P. and Gotham Partners III, L.P., each of which are accredited investors. In conjunction with the issuance of the Series F Preferred Stock, we issued warrants to purchase an aggregate of 1,500,000 shares of our common stock at $0.001 per share to Gotham Partners, L.P. and Gotham Partners III, L.P. These shares and warrants were offered and sold in reliance on Rule 506 of Regulation D under the Securities Act.

         On April 14, 1999, we issued 777,500 shares of Series G Preferred Stock for aggregate consideration of $777,500. These shares were offered and sold to Gotham Partners, International, Ltd., and other third party investors all but one of whom was an accredited investor. In conjunction with the issuance of the Series G Preferred Stock, we issued warrants to purchase an aggregate of 43,600 shares of Series G Preferred Stock at $1.00 per share to our placement agents. These shares were offered and sold in reliance on Rule 506 of Regulation D under the Securities Act.

         On May 12, 1999, we issued 300,000 shares of Series G Preferred Stock for an aggregate consideration of $300,000 to accredited investors. These shares were offered and sold in reliance on Regulation D under the Securities Act.

         On June 4, 1999, we purchased consulting services from Rosetta Technology Group in exchange for $1,250,000 and options to purchase 415,000 shares of our common stock at $0.10 per share. These options were offered and sold in reliance on Section 4(2) under the Securities Act.

         On July 13, 1999, we issued 6,664,569 shares of Series H Preferred Stock for aggregate consideration of $6,664,569 (including the value of Series G Preferred Stock exchanged for the Series H Preferred Stock. These shares were offered and sold to Gotham Partners, L.P., Gotham Partners III, L.P., Gotham International, Limited, Gotham Ventures I, L.L.C. and other third party investors. All but one of these investors was an accredited investor. These shares were offered and sold in reliance on Rule 506 of Regulation D under the Securities Act.

         On July 14, 1999, we issued 7,482 shares of Series E Preferred Stock, 1,498 shares of Series F Preferred Stock and 28,688 shares of Series G Preferred Stock to a corporation owned by one of our current executive officers for an aggregate consideration of $37,668 to satisfy a preemptive right. The purchaser was an accredited investor. These shares were offered and sold in reliance on
Section 4(2) under the Securities Act.

         On October 19, 1999, we entered into a demand promissory note with Gotham, Gotham Partners III, L.P., Gotham Partners, L.P., Gotham Partners International Limited, and Gotham Ventures I, L.L.C., in the amount of $2,050,000. Each of these entities were accredited investors. The Gotham note accrued interest at 12% per annum and is payable with accrued interest upon demand subsequent to November 18, 1999. Pursuant to the demand note, on October 25, 1999 we issued warrants to the Gotham entities to purchase 1,063,657 shares of our common stock at $0.385463 per share. These shares were offered and sold in reliance on Section 4(2) under the Securities Act.

         On October 19, 1999, we entered into a demand promissory note with TG Investments, Ltd. in the amount of $2,950,000. The demand note accrues interest at 12% per annum and is payable with accrued interest upon demand subsequent on November 18, 1999. Pursuant to the demand note, on October 25, 1999 we issued warrants to TG Investments, Ltd. to purchase 1,530,629 shares of our common stock at $0.385463 per share. TG Investments, Ltd. is an accredited investor. These shares were offered and sold in reliance on Section 4(2) under the Securities Act.

         On November 9, 1999, we issued 18,485,167 shares of Series I Preferred Stock for aggregate consideration of $18,485,167. These shares were offered and sold to Gotham Partners, L.P., Gotham Partners III, L.P., Gotham Partners International, Limited, Gotham Ventures II, L.L.C. and other third party accredited investors. These shares were offered and sold in reliance on Rule 506 of Regulation D under the Securities Act.

         On January 18, 2000, we issued warrants to purchase 110,000 shares of common stock with an exercise price of $0.4100 per share as part of a business relationship. Of the total warrants, 100,000 were offered and sold in reliance on Rule 903 under the Securities Act to persons who represented that they were non-U.S. persons and 10,000 were offered and sold to the William Morris Agency in reliance of Section 4(2) under the Securities Act.

         On January 31, 2000, we issued warrants to purchase an aggregate of 246,697 shares of our common stock at $0.41 per share to Pentech Financial Services, Inc. in connection with an equipment lease agreement. These warrants were offered and sold in reliance on Section 4(2) under the Securities Act.

         On February 15, 2000, we issued 250,000 shares of Series I Preferred Stock for $250,000 to a corporation controlled by one of our current executive officers. The purchaser was an accredited investor. These shares were issued in reliance on Section 4(2) under the Securities Act.

     On March 6, 2000, we issued 32,273,163 shares of common stock, options to acquire 6,787,891 shares of common stock and warrants to acquire 340,738 shares of common stock in connection with our acquisition of Giftpoint.com, Inc. to the then current securityholders of Giftpoint.com, Inc. These shares and warrants were offered and sold in reliance on Rule 506 of Regulation D under the Securities Act. The options were issued in reliance on Section 701 under the Securities Act.

         On April 7, 2000, we entered into a bridge financing in which we issued $16 million principal amount of debt to a group of lenders which included Gotham Partners, L.P. and related entities, SCP Private Equity Partners, L.P., Transatlantic and other third party accredited investors. In connection with the bridge financing, we issued warrants exercisable into a number of shares expected to equal $3,200,000 worth of Series J Preferred Stock or our common stock in the alternative that another equity securities offering precedes the Series J Preferred Stock offering or neither the Series J Preferred Stock nor any other equity security offering occurs before October 7, 2000. These warrants were offered and sold in reliance on Rule 506 of Regulation D under the Securities Act.

         On April 17, 2000, we issued 4,810,698 shares of common stock options to acquire 1,007,640 shares of common stock and warrants to acquire 581,662 shares of common stock in connection with our acquisition of GiftSpot.com, Inc. to the then current stockholders of GiftSpot.com, Inc. These shares were offered and sold in reliance on Rule 506 of Regulation D under the Securities Act.

         In May and June 2000, we issued 43,757,844 shares of Series J Preferred Stock for an aggregate consideration of $43,757,844 including the proceeds of the bridge financing described above which was converted into Series J Preferred Stock. These shares were offered and sold in reliance on Rule 506 of Regulation D under the Securities Act.

         As of June 1, 2000, there were 16,786,470 options outstanding under the Company's option plan, other than the options issued in the acquisitions described above. These shares were offered and sold in reliance on Section 4(2) and Rule 701 under the Securities Act and were sold pursuant to a written compensatory benefit plan to employees of the Registrant and its subsidiaries.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following documents are filed as exhibits to this registration statement:

     EXHIBIT           DESCRIPTION
     -------           -----------
      1.1*             Form of Underwriting Agreement

      2.1*             Agreement and Plan of Merger, dated February 24, 2000, by and among, GiftCertificates.com,
                         Inc., Merger Sub, GiftPoint.com, Inc. and certain stockholders thereof.

      2.2*             Agreement and Plan of Merger, dated April 4, 2000, by and among, GiftSpot.com, Inc., Spot
                         Acquisition Corp., GiftCertificates.com, Inc. and certain stockholders thereof.

      3.1*             Seventh Amended and Restated Certificate of Incorporation of the Registrant

      3.2*             Form of amended and restated certificate of incorporation of the Registrant to be effective upon the closing of the offering

      3.3*             Bylaws of the Registrant


      3.4*             Form of amended and restated bylaws of the Registrant to be effective upon the closing of the offering

     EXHIBIT           DESCRIPTION
     -------           -----------
      4.1*             Form of common stock certificate

      5.1*             Opinion of Fried, Frank, Harris, Shriver & Jacobson

     10.1*             J.P.L. Associates, Inc. Equity Incentive Plan

     10.2*             Giftpoint.com, Inc. Incentive Stock Option Plan

     10.3*             GiftSpot.com, Inc. Amended and Restated 1999 Stock Option Plan

     10.4*             Form of J.P.L. Associates, Inc. Equity Incentive Plan Non-Qualified Stock Option Agreement
                         (restricted shares)

     10.5*             Form of J.P.L. Associates, Inc. Equity Incentive Plan Non-Qualified Stock Option Agreement
                         (unvested option)

     10.6*             Form of Giftpoint.com, Inc. Stock Option Agreement

     10.7*             Amended and Restated Registration Rights Agreement, dated as of May 4, 2000, among the
                         Registrant and investors party thereto.

     10.8*             Employment letter, dated January 11, 1999, between Max Bardon and the Registrant

     21.               List of Subsidiaries

     23.1*             Consent of Fried, Frank, Harris, Shriver & Jacobson

     23.2              Consent of Arthur Andersen LLP

     27.*              Financial Data Schedule

     * To be filed in an amendment to this registration statement.

ITEM 17.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

(1) It will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 13, 2000.

                                       GIFTCERTIFICATES.COM, INC.



                                       By:         /s/ Jonas P. Lee
                                          --------------------------------------
                                           Chief Executive Officer and President



                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonas P. Lee and Michael D. Stephenson, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, each acting alone, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 SIGNATURE                              TITLE                                                 DATE
 ---------                              -----                                                 ----

        /s/ Jonas P. Lee                Chief Executive Officer, President, Secretary        June 13, 2000
---------------------------------       and Director (principal executive officer)
            Jonas P. Lee


        /s/ Michael D Stephenson        Chief Financial Officer (principal financial         June 13, 2000
---------------------------------       and accounting officer)
            Michael D. Stephenson

        /s/ William A. Ackman              Director                                          June 13, 2000
--------------------------------------
            William A. Ackman

        /s/ Howard Berk                    Director                                          June 13, 2000
-----------------------------------
            Howard Berk

        /s/ David P. Berkowitz             Director                                          June 13, 2000
---------------------------------------
            David P. Berkowitz

        /s/ Richard C. Marcus              Director                                          June 13, 2000
--------------------------------------
            Richard C. Marcus

        /s/ Paul T. Morrison               Director                                          June 13, 2000
--------------------------------------
            Paul T. Morrison

        /s/ Douglas S. Nielsen             Director                                          June 13, 2000
-------------------------------------
            Douglas S. Nielsen

        /s/ Gary D. Offner                 Director                                          June 13, 2000
-------------------------------------
            Gary D. Offner
